UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Seattle Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

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April 4, 2018

Dear Seattle Genetics Stockholders:

On behalf of Seattle Genetics, Inc., I cordially invite you to attend our 2018 Annual Meeting of Stockholders to be held on Friday, May 18, 2018, at 11:00 a.m., local time, at our principal offices located in Building 3 at 21823 – 30th Drive SE, Bothell, Washington 98021.

Details of the business to be conducted at the Annual Meeting are given in the Notice of Annual Meeting of Stockholders and the proxy statement.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares are represented. Please read the proxy statement and vote via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating, signing and returning the proxy card or voting instruction form, as promptly as possible. Of course, if you attend the Annual Meeting, you will have the right to vote your shares in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Seattle Genetics. We look forward to seeing you at the Annual Meeting.

Sincerely,

Clay B. Siegall, Ph.D.

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

You may vote your shares via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

21823 – 30TH DRIVE SE

BOTHELL, WA 98021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2018

The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Seattle Genetics, Inc., a Delaware corporation (“Seattle Genetics” or the “Company”), will be held on Friday, May 18, 2018 at 11:00 a.m. local time at the principal offices of Seattle Genetics located in Building 3 at 21823 – 30th Drive SE, Bothell, Washington 98021, for the following purposes:

1.	To elect the three nominees for Class II director named in the accompanying proxy statement to hold office until the Company’s 2021 Annual Meeting of Stockholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.	To approve the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan to, among other changes, increase the aggregate number of shares of common stock authorized for issuance thereunder by 6,000,000 shares.

4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

You can find more information about each of these items, including the nominees for directors, in the accompanying proxy statement.

The Board of Directors has fixed the close of business on March 22, 2018 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please ensure your representation and the presence of a quorum at the Annual Meeting by voting via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating, signing and returning the proxy card or voting instruction form as promptly as possible in the return envelope provided. If you vote via the Internet, over the telephone or by sending in your proxy card or voting instruction form, but then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the accompanying proxy statement. Please note that if your shares are held in an account by your broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation.

By Order of the Board of Directors,

Jean I. Liu

Corporate Secretary

Bothell, Washington

April 4, 2018

YOUR VOTE IS IMPORTANT

You may vote your shares via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2018 in Building 3 at 21823 – 30th Drive SE, Bothell, Washington 98021.

The proxy statement and annual report to stockholders are available at

http://www.edocumentview.com/SGEN

SEATTLE GENETICS, INC.

PROXY STATEMENT FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2018

Our Board of Directors is soliciting proxies for the 2018 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board has set the close of business on March 22, 2018 as the record date for the Annual Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Annual Meeting. Each share of common stock is entitled to one vote. There were 158,159,874 shares of common stock outstanding on the record date. Our proxy materials, which include this proxy statement and our 2017 annual report, are first being mailed or made available to stockholders on or about April 4, 2018. This proxy statement and our 2017 annual report are available on the Internet at http://www.edocumentview.com/SGEN.

In this proxy statement:

•	“We,” “us,” “our” and “Seattle Genetics” refer to Seattle Genetics, Inc.;

•	“Annual Meeting” means our 2018 Annual Meeting of Stockholders;

•	“Board of Directors” or “Board” means our Board of Directors; and

•	“SEC” means the Securities and Exchange Commission.

We summarize below important information with respect to the Annual Meeting.

TIME AND PLACE OF THE ANNUAL MEETING

The Annual Meeting is being held on Friday, May 18, 2018, at 11:00 a.m. local time at our principal offices located in Building 3 at 21823 – 30th Drive SE, Bothell, Washington 98021. Directions to our principal offices may be found at www.seattlegenetics.com.

All stockholders who owned shares of our stock as of March 22, 2018, the record date, may attend and vote on the proposals considered at the Annual Meeting.

PURPOSE OF THE PROXY MATERIALS

Our Board of Directors is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. This proxy statement describes the proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision, information you may find useful in determining how to vote and information regarding voting procedures.

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with the rules of the SEC, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for accessing the proxy materials, including our proxy statement and 2017 annual report, and voting via the Internet. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

PROPOSALS TO BE VOTED ON AT THIS YEAR’S ANNUAL MEETING AND BOARD RECOMMENDATIONS

At the Annual Meeting, there are four matters scheduled for a vote:

•	the election of the three nominees for Class II director named in this proxy statement to hold office until our 2021 Annual Meeting of Stockholders;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	the approval of the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, to, among other changes, increase the aggregate number of shares of common stock authorized for issuance thereunder by 6,000,000 shares; and

•	the approval of, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The Board of Directors recommends a vote “FOR” all of the nominees named herein for director and a vote “FOR” each of the other proposals.

VOTING VIA THE INTERNET, BY TELEPHONE OR BY MAIL

Stockholders whose shares are registered with our transfer agent, Computershare Inc., in their own name are record holders also known as stockholders of record. As an alternative to voting in person at the Annual Meeting, a record holder may vote via the Internet, over telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, over the telephone or by mail are set forth on the proxy card. If you are a stockholder who elects to vote by mail, you should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.

Stockholders whose shares are not registered in their own name with Computershare Inc. are beneficial holders of shares held in street name. Such shares may be held in an account at a bank or at a brokerage firm (your record holder). As the beneficial holder, you have the right to direct your record holder on how to vote your shares, and you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or by telephone. If Internet or telephone voting is unavailable from your record holder, please complete and return the voting instruction form in the addressed, postage paid envelope provided. If your shares are held beneficially in street name and you have not given your record holder voting instructions, your record holder will not be able to vote your shares with respect to any matter other than ratification of the appointment of Seattle Genetics’ independent registered public accounting firm as explained in more detail below.

For those stockholders who receive a Notice, the Notice provides information on how to access your proxy materials on the Internet, which contains instructions on how to vote via the Internet or by telephone. If you received a Notice, you can request a printed copy of your proxy materials by following the instructions contained in the Notice.

VOTING IN PERSON AT THE ANNUAL MEETING

If you are a stockholder of record, you may vote in person at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy. If your shares are held in street name, your shares may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from your record holder giving you the right to vote such shares in person at the Annual Meeting.

REVOCATION OF PROXIES

You may revoke or change a previously delivered proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy over the telephone or via the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 21823 – 30th Drive SE, Bothell, Washington 98021.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most recent proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker, bank or other agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

MULTIPLE SETS OF PROXY MATERIALS

If you receive more than one set of proxy materials, or more than one Notice or a combination thereof, your shares may be registered in more than one name or are registered in different accounts. Please follow the voting instructions on each set of proxy materials or Notices to ensure that all of your shares are voted.

QUORUM REQUIREMENT

Shares are counted as present at the Annual Meeting if a stockholder of record either:

•	is present and votes in person at the Annual Meeting; or

•	has properly voted by proxy.

The holders of a majority of our issued and outstanding shares of common stock entitled to vote as of the record date must be present at the Annual Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

VOTING INSTRUCTIONS; ABSTENTIONS AND BROKER NON-VOTES

If you are the record holder of your shares, you must vote by proxy or attend the Annual Meeting in person in order to vote on the proposals. If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting via the Internet or over the telephone, instructions for which would be provided by your brokerage firm on your voting instruction form. Under the current rules that govern brokers, if you do not give instructions to your brokerage firm, it will still be able to vote your shares, but only with respect to proposals for which it has discretionary voting authority. A “broker non-vote” occurs when a broker or other holder of record holding shares for a beneficial owner submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

The election of directors (Proposal No. 1), the amendment and restatement of the 2007 Plan (Proposal No. 3) and the advisory vote on the compensation of our named executive officers (Proposal No. 4) are proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote with respect to these proposals and those non-votes will be counted as “broker non-votes.” The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be discretionary and your brokerage firm will be able to vote on Proposal No. 2 even if it does not receive instructions from you, so long as it holds your shares in its name.

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are not counted for the purpose of determining the number of votes cast and will therefore not have any effect with respect to any of the proposals.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Annual Meeting.

REQUIRED VOTES

Assuming that a quorum is present at the Annual Meeting, the following votes will be required:

•	With respect to the election of Class II directors (Proposal No. 1), the three nominees receiving the highest number of FOR votes (from the holders of shares present in person or represented by proxy) will be elected as directors.

•	With respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2), approval will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

•	With respect to the vote on the amendment and restatement of the 2007 Plan to, among other changes, increase the aggregate number of shares of common stock authorized for issuance thereunder by 6,000,000 shares (Proposal No. 3), approval will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

•	With respect to the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement (Proposal No. 4), approval will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

We believe that the procedures to be used by the Inspector of Election to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

VOTE SOLICITATIONS

The Board of Directors of Seattle Genetics is soliciting your proxy to vote your shares at the Annual Meeting. We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice, this proxy statement, the proxy card and any additional solicitation material that we may provide to our stockholders. In addition to these proxy materials, Alliance Advisors and our directors, officers and other employees may contact you by telephone, via the Internet, in person or otherwise to obtain your proxy. We have retained Alliance Advisors as a proxy solicitor in connection with the Annual Meeting. We have agreed to pay to Alliance Advisors a fee of $14,000 plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. Our directors, officers and other employees will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials.

VOTING PROCEDURES

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare Inc., our transfer agent, who will act as the Inspector of Election. The Inspector of Election will also determine whether a quorum is present at the Annual Meeting.

Shares properly voted by proxy will be voted at the Annual Meeting. If you specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. If you are the record holder of your shares and you do not specify your vote on each proposal individually when voting via the Internet or over telephone, or if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted as follows:

•	FOR all of the director nominees named herein (Proposal No. 1);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal No. 2);

•	FOR the approval of the amendment and restatement of the 2007 Plan to, among other changes, increase the aggregate number of shares of common stock authorized for issuance thereunder by 6,000,000 shares (Proposal No. 3); and

•	FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement (Proposal No. 4).

If any other matter is properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy, referred to in this proxy statement as the “proxy holders,” to vote on those matters in accordance with their best judgment.

PUBLICATION OF VOTING RESULTS

We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a current report on Form 8-K, which we expect to file with the SEC within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results. You can obtain a copy of any of these filings on our website at www.seattlegenetics.com, by contacting our Investor Relations Department at (425) 527-4000, by calling the SEC at (800) 732-0330 for information regarding its public reference room or through the EDGAR system at www.sec.gov.

OTHER BUSINESS

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting, the proxy holders have the authority to vote on such matters at their discretion.

PROPOSALS FOR 2019 ANNUAL MEETING

To have your proposal included in our proxy statement for the 2019 Annual Meeting, you must submit your proposal in writing by December 5, 2018 to Jean I. Liu, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive SE, Bothell, Washington 98021, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, if the 2019 Annual Meeting is not held between April 18, 2019 and June 17, 2019, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials.

Stockholders wishing to submit proposals or director nominations for our 2019 Annual Meeting that are not to be included in our proxy statement must give timely written notice to our Corporate Secretary in accordance with our bylaws. To be “timely,” written notice must be received by our Corporate Secretary at the above address no earlier than January 18, 2019 and no later than February 17, 2019; provided, however, that in the event the date of the 2019 Annual Meeting is not scheduled to be held between April 18, 2019 and June 17, 2019, then such notice must be received by the later of the 90th day prior to the date of the 2019 Annual Meeting or the 10th day following the date on which public announcement or disclosure of the date of the 2019 Annual Meeting is first made. However, in the event that the number of directors to be elected to the Board of Directors is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by Seattle Genetics on or prior to February 7, 2019, a stockholder’s notice to our Corporate Secretary will also be considered timely, but only with respect to nominees for any new positions created by such increase, if the stockholder’s notice is delivered to our Corporate Secretary at the above address not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board of Directors has been publicly announced or disclosed by Seattle Genetics. We also advise you to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including attendance requirements. A stockholder’s notice to our Corporate Secretary must set forth the information required by our bylaws with respect to each nominee or matter the stockholder proposes to bring before the 2019 Annual Meeting, and must be updated not later than ten days after the record date for the determination of stockholders entitled to vote at 2019 Annual Meeting to provide any material changes in the foregoing information. The person presiding at the 2019 Annual Meeting may determine, if the facts warrant, that a nominee or matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2019 Annual Meeting will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Seattle Genetics has not been provided with timely notice and (ii) any proposal made in accordance with our bylaws, if the 2019 proxy statement briefly describes the matter and how management proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Fourth Amended and Restated Certificate of Incorporation provides that the Board of Directors is divided into three approximately equal classes with staggered three-year terms. As a result, approximately one-third of the total number of directors will be elected every year.

Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors or by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of our voting stock, provided that newly created directorships resulting from any increase in the number of directors will, unless the Board determines by resolution that any such directorships shall be filled by stockholders, be filled only by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred.

The total number of directors constituting the whole Board of Directors is presently set at nine members. The Class II directors, whose terms expire at the Annual Meeting, are Clay B. Siegall, Felix Baker and Nancy Simonian. The Class III directors, whose terms expire at the 2019 Annual Meeting, are Srinivas Akkaraju, Marc E. Lippman and Daniel G. Welch. The Class I directors, whose terms of office expire at the 2020 Annual Meeting, are Dave W. Gryska, John A. Orwin and Alpna Seth. Dr. Seth was elected as a Class I director by the Board effective March 15, 2018, filling the previously-existing vacancy in Class I and giving effect to the equal apportionment of the members of the Board among the three classes in accordance with our Fourth Amended and Restated Certificate of Incorporation. Our stockholders only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms.

Clay B. Siegall, Felix Baker and Nancy A. Simonian have been recommended by the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting and have been nominated by the Board for election at the Annual Meeting as Class II directors for three-year terms expiring at the 2021 Annual Meeting. Clay B. Siegall, Felix Baker and Nancy A. Simonian were previously elected by the stockholders as Class II directors. Clay B. Siegall, Felix Baker and Nancy A. Simonian are elected by receiving the greatest number of votes cast for their election by holders of common stock that are present in person or represented by proxy at the meeting. Although the election of directors at the Annual Meeting is uncontested and directors are elected by a plurality of votes cast, and we therefore expect that each of the named nominees for director will be elected at the Annual Meeting, under our Corporate Governance Guidelines, any nominee for director is required to submit an offer of resignation for consideration by the Nominating and Corporate Governance Committee if such nominee for director (in an uncontested election) receives a greater number of votes “withheld” from his or her election than votes “for” such election. In such case, the Nominating and Corporate Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to such offer of resignation. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named herein. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence such shares will be voted for the election of such substitute nominees as the Nominating and Corporate Governance Committee may propose. Proxies may not be voted for a greater number of persons than the number of nominees named. Each person nominated for election has consented to being named as a nominee in this proxy statement and has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR THE BOARD OF DIRECTORS AND CONTINUING DIRECTORS

The names of the nominees and of the directors whose terms of office will continue after the Annual Meeting, their ages as of April 4, 2018, and certain other information about them are set forth below. The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, provides a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting and retaining members who complement and strengthen the skills of the other members of the Board and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee and continuing director that led the Nominating and Corporate Governance Committee and the Board to believe that such nominee or continuing director should continue to serve on the Board as of the date of this proxy statement.

Director Nominee	Age	Company Positions/Offices	Director Since	Term Expires
Felix Baker, Ph.D. (1)(2)	49	Lead Independent Director	July 2003	2018
Clay B. Siegall, Ph.D.	57	President, Chief Executive Officer and Chairman of the Board	December 1997	2018
Nancy A. Simonian, M.D. (2)	57	Director	March 2012	2018

Continuing Directors	Age	Company Positions/Offices	Director Since	Term Expires
Srinivas Akkaraju, M.D., Ph.D.	50	Director	July 2003	2019
David W. Gryska (3)	62	Director	March 2005	2020
Marc E. Lippman, M.D. (2)	73	Director	June 2000	2019
John A. Orwin (1) (3)	53	Director	January 2014	2020
Alpna Seth, Ph.D.	54	Director	March 2018	2020
Daniel G. Welch (1)(3)	60	Director	June 2007	2019

(1)	Current member of the Compensation Committee.
(2)	Current member of the Nominating and Corporate Governance Committee.
(3)	Current member of the Audit Committee.

There are no family relationships among any of the directors or executive officers of Seattle Genetics.

DIRECTOR NOMINEE PROFILES

Felix Baker, Ph.D. Dr. Baker has served as one of our directors since July 2003 and as our lead independent director since February 2005. Dr. Baker is Co-Managing Member of Baker Bros. Advisors LP. Dr. Baker and his brother, Julian Baker, started their fund management careers in 1994 when they co-founded a biotechnology investing partnership with the Tisch Family. In 2000, they founded Baker Bros. Advisors LP. Dr. Baker holds a B.S. and a Ph.D. in Immunology from Stanford University, where he also completed two years of medical school. In addition to Seattle Genetics, Dr. Baker currently serves as a director of Alexion Pharmaceuticals, Inc. and Genomic Health, Inc., both of which are publicly-traded biotechnology companies. In addition, Dr. Baker previously served as a director of Ardea BioScience, Inc., AnorMED Inc., Conjuchem, Inc., Neurogen Corporation, Synageva BioPharma Corp. and Trimeris, Inc., all of which were publicly-traded companies during Dr. Baker’s service as a director. As a board member and investor in many successful biotechnology companies, Dr. Baker is able to draw on his experience and vision in investing in and building companies to add significant value to Board of Directors discussions and company strategy.

Clay B. Siegall, Ph.D. Dr. Siegall co-founded Seattle Genetics in 1997. He has served as our Chief Executive Officer since November 2002, as our President since June 2000, as one of our directors since

December 1997 and as our Board chairman since March 2004. Dr. Siegall also served as our Chief Scientific Officer from December 1997 until November 2002. Prior to co-founding Seattle Genetics, Dr. Siegall was with the Bristol-Myers Squibb Pharmaceutical Research Institute from 1991 to 1997, most recently as a Principal Scientist. From 1988 to 1991, Dr. Siegall was a Staff Fellow/Biotechnology Fellow at the National Cancer Institute, National Institutes of Health. Dr. Siegall received a Ph.D. in Genetics from George Washington University and a B.S. in Zoology from the University of Maryland. In addition to Seattle Genetics, Dr. Siegall serves as a director of Ultragenyx Pharmaceutical Inc. and Alder BioPharmaceuticals, Inc., both publicly-traded biotechnology companies. He served as a director of Mirna Therapeutics, Inc., also a publicly-traded biotechnology company from 2013 to 2016. Dr. Siegall’s experience in founding and building Seattle Genetics is integral to our success and our mission. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to our management team and the Board of Directors.

Nancy A. Simonian, M.D. Dr. Simonian has served as one of our directors since March 2012. Since July 2012, Dr. Simonian has served as the Chief Executive Officer of Syros Pharmaceuticals, Inc., a publicly-traded life science company focused on gene control therapeutics. From 2001 to October 2011, Dr. Simonian was with Millennium Pharmaceuticals, Inc.: The Takeda Oncology Company (“Takeda”) most recently serving as Chief Medical Officer and Senior Vice President of Clinical, Medical and Regulatory Affairs. From 1995 to 2001, Dr. Simonian was at Biogen (now Biogen Idec) and most recently served as Vice President of Clinical Research where she was responsible for clinical development and medical affairs of the neurology and oncology pipeline, including Avonex® and Tysabri®. Dr. Simonian currently serves as on the board of the Biotechnology Innovation Organization (BIO) and the Damon Runyan Foundation and previously served as a director of ArQule, Inc., a publicly traded biotechnology company, and the Personalized Medicine Coalition. Prior to joining the pharmaceutical industry, Dr. Simonian was on the faculty of Massachusetts General Hospital and Harvard Medical School as an assistant professor of neurology. She received a B.A. in Biology from Princeton University and an M.D. from the University of Pennsylvania Medical School. As a current and former senior executive of several other biotechnology companies, Dr. Simonian possesses a strong understanding of the biotechnology industry and the challenges that we must meet in order to develop and commercialize our product candidates.

THE BOARD RECOMMENDS A VOTE FOR ALL THREE OF

THE NOMINEES FOR DIRECTOR NAMED ABOVE.

CONTINUING DIRECTOR PROFILES

Srinivas Akkaraju, M.D., Ph.D. Dr. Akkaraju has served as one of our directors since July 2003. Dr. Akkaraju is a founder and Managing General Partner of Samsara BioCapital. Previously, from April 2013 to February 2016, Dr. Akkaraju served as a General Partner of Sofinnova Ventures. From January 2009 to April 2013, Dr. Akkaraju served as Managing Director of New Leaf Venture Partners. From August 2006 to December 2008, Dr. Akkaraju served as a Managing Director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Panorama Capital advised J.P. Morgan Partners as to its investment in Seattle Genetics. Prior to co-founding Panorama Capital, he was with J.P. Morgan Partners, which he joined in April 2001 and of which he became a Partner in January 2005. From October 1998 to April 2001, he was in Business and Corporate Development at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, most recently as Senior Manager. Prior to joining Genentech, Dr. Akkaraju was a graduate student at Stanford University, where he received an M.D. and a Ph.D. in Immunology. He received his undergraduate degrees in Biochemistry and Computer Science from Rice University. In addition to Seattle Genetics, Dr. Akkaraju serves as a director of Intercept Pharmaceuticals, Inc., Syros Pharmaceuticals, Inc., Versartis, Inc. and aTyr Pharma, Inc., publicly traded biotechnology companies. Previously, Dr. Akkaraju served as a director on the boards of Barrier Therapeutics, Inc., Eyetech Pharmaceuticals, Inc., ZS Pharma Inc. and Synageva Biopharma Corp., all publicly traded biotechnology companies, and Amarin Corporation plc, a foreign publicly traded biotechnology company. Dr. Akkaraju has a strong scientific background coupled with extensive experience in private equity and venture capital investing from his work at J.P. Morgan, Panorama Capital, New Leaf and Sofinnova. This combination allows for Dr. Akkaraju to thoroughly understand our technology and provide strong business and strategic expertise.

David W. Gryska Mr. Gryska has served as one of our directors since March 2005. Since October 2014, Mr. Gryska has served as Executive Vice President and Chief Financial Officer of Incyte Corporation, a publicly-traded biopharmaceutical company. From May 2012 to December 2012, Mr. Gryska served as Chief Operating Officer and from August 2012 to December 2012, interim Chief Executive Officer of Myrexis Inc., a publicly-traded biotechnology company. From December 2006 to October 2010, he served as Senior Vice President and Chief Financial Officer of Celgene Corporation. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Mr. Gryska served at Scios, Inc., a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from November 2000 to October 2004, and as Vice President of Finance and Chief Financial Officer from December 1998 to November 2000. Scios was acquired by Johnson & Johnson in 2003. From 1993 to December 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways Corporation, a medical device company which was later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP, an accounting firm. During his eleven years at Ernst & Young LLP, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in accounting and finance from Loyola University and an M.B.A. from Golden Gate University. In addition to Seattle Genetics, Mr. Gryska serves on the board of PDL BioPharma, Inc., a publicly-traded biotechnology company. With his years of experience as Chief Financial Officer, at Incyte Corporation, Celgene, Scios, and Cardiac Pathways, Mr. Gryska brings to the Board of Directors valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies dealing with financings, mergers, acquisitions and global expansion and other strategic transactions. He also has extensive knowledge of accounting principles and financial reporting rules and regulations, tax compliance and oversight of the financial reporting processes of several large, publicly traded corporations, which assists Mr. Gryska in fulfilling his duties as chair of our Audit Committee.

Marc E. Lippman, M.D. Dr. Lippman has served as one of our directors since June 2000. Since May 2007, Dr. Lippman has served as the Kathleen and Stanley Glaser Professor of Medicine and Chairman of the Department of Medicine at the University of Miami Leonard M. Miller School of Medicine. From January 2008 to October 2017, Dr. Lippman served as the Deputy Director of the Sylvester Comprehensive Cancer Center of University of Miami Leonard M. Miller School of Medicine. Previously, from February 2001 to May 2007 he served as the John G. Searle Professor and Chairman of the Department of Internal Medicine at the University of Michigan School of Medicine. Previously, Dr. Lippman was the Director of the Lombardi Cancer Research Center from July 1988 to February 2001, Professor and Chairman of the Department of Oncology from July 1999 to February 2001 and Professor of Medicine at Georgetown University Medical School in Washington, D.C. from July 1988 to February 2001. He also served as Chief of the Division of Hematology-Oncology at Georgetown University Medical School from July 1995 to February 2001. He was Head of the Medical Breast Cancer Section of the Medicine Branch of the National Cancer Institute from July 1976 to July 1988. Dr. Lippman has authored over 500 peer-reviewed publications and one of the standard texts on breast cancer. He received a B.A., magna cum laude, from Cornell and an M.D. from Yale where he was elected to Alpha Omega Alpha. Dr. Lippman’s extensive experience in treating patients and conducting oncology research at the National Cancer Institute and at the medical schools of the University of Miami, the University of Michigan and Georgetown University provides an important patient perspective and focus on innovation in our development of antibody-based therapies.

John A. Orwin Mr. Orwin has served as one of our directors since January 2014. From June 2013 to June 2017, he served as Chief Executive Officer and member of the board of Relypsa, Inc now an affiliate of Galencia A.G, a Swiss-listed public company. Prior to Relypsa, Mr. Orwin served as President and Chief Operating Officer of Affymax, Inc., a biotechnology company, from April 2010 to January 2011, as their Chief Executive Officer from February 2011 through May 2013 and a member of their board of directors from February 2011 to

November 2014. From 2005 to April 2010, Mr. Orwin served as Vice President and then Senior Vice President of the BioOncology Business Unit at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, where he was responsible for all marketing, sales, business unit operations and pipeline brand management for Genentech’s oncology portfolio in the United States. From 2001 to 2005, Mr. Orwin served in various executive-level positions at Johnson & Johnson, a life sciences company, overseeing oncology therapeutic commercial and portfolio expansion efforts in the U.S. Prior to such roles, Mr. Orwin held senior marketing and sales positions at various life sciences and pharmaceutical companies, including Alza Corporation (acquired by Johnson & Johnson), Sangstat Medical Corporation (acquired by Genzyme), Rhone-Poulenc Rorer Pharmaceuticals, Inc. (merged with Sanofi-Aventis) and Schering-Plough Corporation (merged with Merck). Mr. Orwin serves as a member of the boards of directors of Array BioPharma Inc. and of Retrophin, Inc., both publicly-traded biopharmaceutical companies. Mr. Orwin also s served on the board of directors of NeurogesX, Inc., a biopharmaceutical company, until July 2013. Mr. Orwin received an M.B.A. from New York University and a B.A. from Rutgers University. Mr. Orwin’s many years of experience as a senior executive gives him a strong understanding of the biotechnology industry and the challenges we must meet in order to continue developing and commercializing ADCETRIS and our product candidates.

Alpna Seth, Ph.D. Dr. Seth has served as one of our directors since March 2018. Dr. Seth currently serves as the Chief Operating Officer of Vir Biotechnology, Inc. Prior to joining Vir in July 2017, Dr. Seth was Senior Vice President and Global Head of the Biosimilars Global Business Unit for Biogen, Inc. headquartered in Zug, Switzerland since 2014. For the period from 1998 through July 2017, Dr. Seth held a range of leadership roles at Biogen in business development, drug development and commercial, including founding Managing Director of Biogen Idec India and Program Executive for several of Biogen’s major cross-functional drug development programs and product launches. Dr. Seth also serves as a director of Bio Techne, a publicly-traded biotechnology company. Dr. Seth holds a Ph.D. in Biochemistry and Molecular Biology from University of Massachusetts Medical School and conducted her post-doctoral research at Harvard University in Immunology and Structural Biology, both as a Howard Hughes Medical Institute Fellow. She is also a 2002 graduate of the Advanced Management Program at Harvard Business School. Dr. Seth brings a breadth of experience in drug development, commercial, international operations and general management.

Daniel G. Welch Mr. Welch has served as one of our directors since June 2007. From January 2015 to February 2018, Mr. Welch served as an Executive Partner of Sofinnova Ventures, a venture capital firm. Mr. Welch served as Chief Executive Officer and President of InterMune, Inc., a formerly publicly-traded biotechnology company, from September 2003 until InterMune’s acquisition by Roche Holdings in September 2014, and, from May 2007 to October 2014, he served in the additional role of Chairman of the Board of InterMune. Before joining InterMune, he was Chairman and Chief Executive Officer of Triangle Pharmaceuticals from 2002 to 2003, which was acquired by Gilead in 2003. Prior to that, he was President of Biopharmaceuticals at Elan Corporation from 2000 to 2002. During his tenure at Elan he was responsible for its U.S. commercial operations, international subsidiaries, R&D and diagnostics businesses. From 1987 to 2000, Mr. Welch served in various senior management roles at Sanofi-Synthelabo, now Sanofi-Aventis, including Vice President of Worldwide Marketing and Chief Operating Officer of the U.S. business. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North Carolina. In addition to Seattle Genetics, Mr. Welch serves as a director of Intercept Pharmaceuticals, Inc., Ultragenyx Pharmaceuticals, Inc. and AveXis, Inc., publicly-traded biotechnology companies. Mr. Welch’s global commercial background and strong senior executive experience at a wide range of biotechnology companies, including previously serving as Chairman and Chief Executive Officer of two publicly-traded biotechnology companies, gives him insight into the strategy and planning for a biopharmaceutical company that is valuable to our senior management as well as the other members of our Board of Directors.

EXECUTIVE OFFICERS

The executive officers of Seattle Genetics who are not also directors of Seattle Genetics, their ages as of April 4, 2018, and certain other information about them are set forth below:

Name of Non-Director Executive Officers	Age	Company Positions/Offices
Todd E. Simpson	57	Chief Financial Officer
Jonathan Drachman, M.D.	56	Chief Medical Officer and Executive Vice President, Research and Development
Vaughn B. Himes, Ph.D.	57	Chief Technical Officer
Darren S. Cline	53	Executive Vice President, Commercial
Jean I. Liu, J.D.	49	General Counsel, Executive Vice President, Legal Affairs, and Corporate Secretary

EXECUTIVE OFFICER PROFILES

Todd E. Simpson Mr. Simpson has served as our Chief Financial Officer since October 2005. Previously, Mr. Simpson served from October 2001 to October 2005 as Vice President, Finance & Administration and Chief Financial Officer of Targeted Genetics Corporation, a biotechnology company. From January 1996 to October 2001, Mr. Simpson served as Vice President, Finance & Administration and CFO of Aastrom Biosciences, Inc., a biotechnology company. From August 1995 to December 1995, he served as Treasurer of Integra LifeSciences Corporation, a biotechnology company, which acquired Telios Pharmaceuticals, Inc., in August 1995. From 1992 until its acquisition by Integra, he served as Vice President of Finance and CFO of Telios and in various other finance-related positions. Mr. Simpson is a certified public accountant, and from 1983 to 1992 he practiced public accounting with the firm of Ernst & Young LLP. Mr. Simpson currently serves on the board of directors of Aquinox Pharmaceuticals, Inc., a publicly-traded pharmaceutical company. Mr. Simpson received a B.S. in Accounting and Computer Science from Oregon State University.

Jonathan Drachman, M.D. Dr. Drachman has served as our Chief Medical Officer and Executive Vice President, Research and Development since October 2013. Dr. Drachman previously served as our Senior Vice President, Research and Translational Medicine and various other positions of increasing authority. Prior to joining Seattle Genetics in November 2004, Dr. Drachman was Associate Professor in the Hematology Division, Department of Medicine at the University of Washington in Seattle, where he remains a Clinical Associate Professor of Medicine. He also served as Senior Investigator in the Division of Research and Education and Medical Director of the Umbilical Cord Blood Program at the Puget Sound Blood Center. Dr. Drachman also serves as a director of Calithera Biosciences, Inc., a publicly-traded biotechnology company. Dr. Drachman received a B.A. in Biochemistry from Harvard University and an M.D. from Harvard Medical School. He completed his residency in Internal Medicine and fellowship in Medical Oncology at the University of Washington.

Vaughn B. Himes, Ph.D. Dr. Himes has served as our Chief Technical Officer since August 2016. Dr. Himes joined Seattle Genetics as Executive Vice President, Technical Operations in April 2009 and served as our Executive Vice President, Technical Operations and Process Science from July 2012 until August 2016. Previously, Dr. Himes was with ZymoGenetics, Inc. from November 2005 to March 2009, most recently as Senior Vice President, Technical Operations where his responsibilities included commercial and clinical manufacturing, supply chain and logistics, quality control and process development. From March 2003 to October 2005, he was Vice President, Manufacturing at Corixa, Inc. Prior to that, he held Vice President positions in manufacturing and development at Targeted Genetics and Genovo. Dr. Himes received a Bachelor of Arts in Chemistry from Pomona College in California and a Ph.D. in Chemical Engineering from the University of Minnesota.

Darren S. Cline Mr. Cline has served as our Executive Vice President, Commercial since February 2016. Mr. Cline served as our Senior Vice President, Commercial from February 2015 and prior to that as our Vice

President, Marketing, Managed Markets and Reimbursement. Prior to joining Seattle Genetics in December 2010, Mr. Cline served as Vice President, Market Access at InterMune, Inc. (subsequently acquired by Roche Holdings) from October 2009 to July 2010, where he was responsible for managed markets access and coverage strategy for the anticipated launch of pirfenidone. Prior to InterMune, Mr. Cline served as Executive Director of Sales at Alexion Pharmaceuticals, Inc., a publicly traded biotechnology company, from October 2006 to October 2009, where he played an integral role in the successful launch of Soliris® in the United States. Prior to Alexion, Mr. Cline served in various sales, marketing and managed markets leadership positions at Amgen Inc., a publicly traded biotechnology company. Mr. Cline received a B.S. degree in Marketing from San Diego State University and an M.B.A. from Pepperdine University.

Jean I. Liu, J.D. Ms. Liu has served as our General Counsel, Executive Vice President, Legal Affairs and Corporate Secretary since November 2014. Prior to that, she served as Vice President and General Counsel of Halozyme Therapeutics, Inc., a publicly traded biotechnology company, from November 2011 to November 2014. From 1998 to 2011, she was with Durect Corporation, a publicly traded biotechnology company, where she served in positions of increasing responsibility, including most recently Chief Legal Officer and Corporate Secretary. Prior to Durect, Ms. Liu was with the law firms of Pillsbury, Madison & Sutro (now Pillsbury Winthrop) and Venture Law Group where she focused on broad areas of legal advisory for early stage companies, including technology transfer, licensing, patents, and copyright and trademark litigation. Ms. Liu received her B.S. in Cellular and Molecular Biology with highest distinction from the University of Michigan, her M.S. in Biology from Stanford University and her J.D. from Columbia University where she was a Harlan Fiske Stone Scholar.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the listing standards of The Nasdaq Stock Market, a majority of the members of a listed company’s board of directors must qualify as “independent” as defined in Rule 5605(a)(2) of the Nasdaq listing standards, as affirmatively determined by the board of directors. Our Board of Directors consults with our internal and outside counsel to ensure that the Board of Directors’ determinations are consistent with all relevant laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards.

Management has reviewed the directors’ responses to a questionnaire asking about their transactions, relationships and arrangements with Seattle Genetics (and those of their immediate family members) and other potential conflicts of interest. Other than as described in this paragraph, these questionnaires did not disclose any transactions, relationships or arrangements that could impact the independence of our directors. After reviewing this information, our Board of Directors has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Clay B. Siegall, our President and Chief Executive Officer. The Board of Directors also considered Dr. Baker’s role as a Co-Managing Member of Baker Brothers Investments, and the relationship Seattle Genetics has with Baker Brothers Investments and affiliated entities as significant stockholders in making the determination that Dr. Baker is independent. The Board of Directors also considered Dr. Simonian’s past employment with Takeda and the relationship Seattle Genetics has with Takeda for development of ADCETRIS® (brentuximab vedotin) in making the determination that Dr. Simonian is independent.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership Structure

Our Board of Directors has chosen to combine the principal executive officer and Board chairman positions and, in addition, has appointed a separate lead independent director. Dr. Siegall has served as our principal executive officer and Board chairman since 2004. At the present time, the independent directors believe that Dr. Siegall’s in-depth knowledge of our operations and vision for our development make him the best-qualified director to serve as Board chairman. We believe that combining the positions of chief executive officer and Board chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined chief executive officer/Board chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. We also believe that it is advantageous to have a Board chairman with an extensive history with and knowledge of Seattle Genetics (as is the case with our chief executive officer) as compared to an independent Board chairman with less direct involvement.

The position of lead independent director has been structured to serve as an effective balance to a combined chief executive officer/Board chairman. In addition, we believe that having a lead independent director, who is independent of management, creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of Seattle Genetics and its stockholders. Since February 2005, Felix Baker has served as the lead independent director of the Board. His duties include, among others:

•	providing leadership to the Board complementary to the Board chairman;

•	working with the Board chairman and Corporate Secretary to set the agenda for Board meetings;

•	chairing regular meetings of independent directors without management present; and

•	chairing Board meetings if the Board chairman is not in attendance.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing Seattle Genetics. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to reviewing and discussing specific risk topics in greater detail. Strategic and operational risks are presented and discussed in the context of the Chief Executive Officer’s report on operations to the Board at regularly scheduled Board meetings and at presentations to the Board and its committees by the respective committee chairmen, our Chief Financial Officer, our General Counsel and Executive Vice President, Legal Affairs, and other officers.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•	The Audit Committee oversees Seattle Genetics’ risk policies and processes relating to our financial statements and financial reporting processes, as well as healthcare compliance risks, key credit risks, liquidity risks, market risks and the guidelines, policies and processes for monitoring and mitigating those risks. In fulfilling this role, the Audit Committee conducts a quarterly risk-assessment process and reports its finding to the full Board of Directors. The Audit Committee also reviews and oversees related party transactions on behalf of Seattle Genetics.

•	The Compensation Committee evaluates the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail below in this proxy statement under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis—Compensation and Risk,” the Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

•	The Nominating and Corporate Governance Committee oversees risks related to Seattle Genetics’ governance structure and processes. In addition, our General Counsel and Executive Vice President, Legal Affairs works with our committees and Board to develop risk identification, risk management and risk mitigation strategies and reports periodically to the Board and the committees on Seattle Genetics’ risk profile and various management and mitigation strategies.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During 2017, the Board met five times and acted by written consent one time. On at least a quarterly basis, the Board meets in executive sessions of independent directors without management present. The Board has several committees, including a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. During 2017, each of our directors attended at least 75% of the aggregate of Board and applicable committee meetings on which he or she served during 2017 for the period that he or she was a director or committee member.

Information about the Compensation Committee

The Compensation Committee consists of Felix Baker (chairman), John A. Orwin and Daniel G. Welch. The Board of Directors has determined that all of the members of the Compensation Committee currently serving are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq listing standards. In determining whether Dr. Baker, Mr. Orwin and Mr. Welch are independent within the meaning of Nasdaq listing standards pertaining to membership of the Compensation Committee, our Board of Directors determined that, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to Seattle Genetics that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, no member of the Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about our executive compensation. In particular, our Board of Directors considered, among other things, the source of each member’s compensation, including compensation paid to such member by us, and also considered Dr. Baker’s role as a Co-Managing Member of Baker Brothers Investments, and the relationship Seattle Genetics has with Baker Brothers Investments and affiliated entities as significant stockholders and determined that such compensation and affiliation, as applicable, would not impair the applicable member’s ability to make independent judgments about our executive compensation. In the case of Dr. Baker, our Board of Directors determined that, given his affiliation with our largest stockholder, his interests are aligned with other stockholders in seeking an appropriate executive compensation program for Seattle Genetics.

The Compensation Committee held two meetings and acted by written consent twice during 2017. The functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries, cash incentives and long-term equity incentives. The Compensation Committee also administers our 1998 Stock Option Plan, our 2007 Plan, and Amended and Restated 2000 Employee Stock Purchase Plan, as well as our Senior Executive Annual Bonus Plan and special long-term incentive plans. The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Compensation Committee charter can be viewed on our website at www.seattlegenetics.com. Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties. In addition, under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Compensation Committee also has the direct responsibility for the appointment, compensation and oversight of the work of any advisers retained or engaged by the Compensation Committee. Finally, the Compensation Committee has the sole authority to approve the reasonable fees and the other terms and conditions of the engagement of any such advisor, including authority to terminate the engagement. We must provide for appropriate funding, as determined by the Compensation Committee, for the payment of reasonable compensation to any such adviser retained by the Compensation Committee.

For information regarding our processes and procedures for the consideration and determination of executive and director compensation, please see “Compensation of Executive Officers—Compensation Discussion and Analysis” and “—Director Compensation,” respectively.

Information about the Audit Committee

The Audit Committee consists of David W. Gryska (chairman), John A. Orwin and Daniel G. Welch. The Board of Directors has determined that all of the members of the Audit Committee are “independent” within the meaning of Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has determined that Mr. Gryska is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee held six meetings during 2017. Among its responsibilities, the Audit Committee appoints and establishes the fees for our independent registered public accounting firm, reviews and approves the procedures we use to prepare our periodic reports, reviews our critical accounting policies, reviews the independence of the independent registered public accounting firm, monitors the effectiveness of the audit effort and oversees our financial and accounting organization and our system of internal accounting controls. The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed annually and amended as necessary by the Audit Committee and the Board of Directors to ensure compliance with all applicable laws and regulations, including the Sarbanes-Oxley Act of 2002 and corporate governance standards adopted by Nasdaq. A copy of the Audit Committee charter can be viewed on our website at www.seattlegenetics.com.

Information about the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Nancy A. Simonian (chair), Felix Baker and Marc E. Lippman. The Board of Directors has determined that all of the members of the Nominating Committee are “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq listing standards.

The Nominating and Corporate Governance Committee met twice during 2017. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board of Directors, recommending nominees to the Board for election as directors of Seattle Genetics and as members of the committees of the Board of Directors, as well as developing and making recommendations to the Board’s Corporate Governance Guidelines and providing oversight with respect to corporate governance and ethical conduct. The Nominating and Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the Nominating and Corporate Governance Committee charter can be viewed on our website at www.seattlegenetics.com.

The Nominating and Corporate Governance Committee assesses many characteristics and diversity considerations when reviewing director candidates and these characteristics are set forth in our Corporate Governance Guidelines. Among the characteristics to be considered are such person’s professional background, business experience, judgment and integrity, familiarity with the biotechnology industry, applicable expertise and the interplay of the candidate’s experience and skills with those of other Board members. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and its committees, as well as the nature and time involved in a director’s service on other boards. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds; however, the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of age, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the Board as a result of a resignation or otherwise, or if the Board decides not to nominate a member for re-election or decides to add a member to the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above and the Board’s needs. Current members of the Board are asked to submit suggestions as to individuals meeting the criteria described above. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we may in the future decide to retain a third-party search firm.

In accordance with our bylaws and applicable law, nominations for directors may be made by any stockholder of record entitled to vote for the election of directors at stockholder meetings held for such purpose. The requirements a stockholder must follow for nominating persons for election as directors are set forth in our bylaws and under the heading “Proposals for 2019 Annual Meeting.” The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. In order to recommend director candidates to the Nominating and Corporate Governance Committee, stockholders should follow the procedures in our bylaws for director nominations. If a stockholder complies with these procedures for recommending persons for election as directors, the Nominating and Corporate Governance Committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the Nominating and Corporate Governance Committee’s independent judgment in accordance with the policies and procedures adopted in the Nominating and Corporate Governance Committee’s charter, will determine whether to recommend the candidate(s) recommended by the stockholders to the Board for inclusion in the list of candidates for election as directors at the next stockholder meeting held to elect directors. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates director candidates based on whether or not the candidate was recommended by a stockholder.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meetings of Stockholders, directors are encouraged to attend. All of our directors then serving attended the 2017 Annual Meeting of Stockholders.

CERTAIN OTHER CORPORATE GOVERNANCE MATTERS

Communications with the Board of Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Seattle Genetics, Inc., Attention: Investor Relations, 21823 – 30th Drive SE, Bothell, Washington 98021, and the communication will be forwarded, as appropriate. If the communication regards a stockholder proposal to be considered at an annual meeting of stockholders, the methods and timing for submitting a stockholder proposal are covered under the heading “Proposals for 2019 Annual Meeting.”

Corporate Governance Guidelines

As a part of the Board’s commitment to building long-term stockholder value with an emphasis on corporate governance, the Board has adopted a set of Corporate Governance Guidelines, which guides the operation of the Board and its committees. Our Corporate Governance Guidelines cover, among other topics, Board composition, structure and functioning, Board membership criteria, director independence, Board self-evaluations, committees of the Board, Board access to management and independent advisers, stock ownership guidelines for members of the Board and our executive officers, and succession and leadership development. A copy of the Corporate Governance Guidelines can be viewed on our website at www.seattlegenetics.com.

Code of Ethics

The Board of Directors has adopted a Code of Conduct and Business Ethics (our “Code of Ethics”), for all directors, officers and employees of Seattle Genetics, Inc. A copy of the Code of Ethics can be viewed on our website at www.seattlegenetics.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics by posting such information on our website at the website address specified above.

Whistleblower Policy

Seattle Genetics has adopted a Whistleblower Policy applicable to its employees that provides for protection from retaliation or discrimination by Seattle Genetics due to reporting issues relating to concerns involving questionable accounting or auditing matters and compliance with applicable laws and regulations.

DIRECTOR COMPENSATION

Cash Compensation. Our non-employee directors received an annual retainer of $50,000 in 2017 for their service on the Board, plus reimbursement for out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings, and our lead independent director received an additional retainer of $25,000 in 2017. Our non-employee directors also received the following additional annual retainers for service on committees of the Board in 2017:

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$8,000
Nominating and Corporate Governance Committee	$10,000	$5,000

If a nonemployee director has not served on the Board or a Board committee for the full year, the Board and any applicable Board committee retainers may be prorated for the portion of the year served.

Equity Compensation. Our Board has established a policy of providing each person who becomes a nonemployee director of Seattle Genetics an initial nonstatutory stock option to purchase shares of our common stock and an initial restricted stock unit (“RSU”) grant. Such grants are made under our 2007 Plan. These initial awards are granted on the date on which a recipient first becomes a nonemployee director of Seattle Genetics. In 2017, nonemployee directors were eligible for an initial nonstatutory stock option to purchase 14,250 shares of common stock and an initial RSU grant covering 5,750 shares of common stock. This initial option grant vests as to 25% of the underlying shares on the first anniversary of the grant date and ratably thereafter on a monthly basis until such grant is fully vested on the fourth anniversary of the grant date, and the initial RSU award vests in full on the third anniversary of the grant date, subject in both cases to continued service. In connection with her appointment to our Board effective March 15, 2018, Dr. Seth was granted a nonstatutory stock option to purchase 14,250 shares of common stock and an RSU grant covering 5,750 shares of common stock.

In addition, effective on the date of each annual meeting of stockholders, each nonemployee director is granted an annual nonstatutory stock option to purchase shares of common stock and an annual RSU grant under the 2007 Plan if, on such date, he or she had served on the Board for at least six months. In 2017, each of our non-employee directors received an annual option to purchase 9,260 shares of common stock and an annual RSU grant covering 3,700 shares of common stock, effective on the date of our Annual Meeting. With the exception of Dr. Seth, each of our nonemployee directors is expected to receive an annual option to purchase 9,260 shares of common stock and an annual RSU grant covering 3,700 shares of common stock under the 2007 Plan effective on the date of the 2018 Annual Meeting.

The annual option award and annual RSU awards made to each of our directors in 2017 will vest on May 18, 2018. In addition, all non-employee directors would receive full acceleration of vesting of any outstanding options or RSU awards under the 2007 Plan and the Directors’ Plan, as applicable, immediately prior to a change in control of Seattle Genetics. The exercise price of options granted to our directors is equal to the fair market value of our common stock on the Nasdaq Global Select Market on the effective date of grant. Options granted to non-employee directors under the 2007 Plan and the Directors’ Plan have ten year terms and remain exercisable for up to three months following the grantee’s termination of service, unless such termination is a result of death or disability, in which case the options remain exercisable for up to a twelve-month period (or such lesser period as is determined by the Board). Although we anticipate that our Board of Directors will continue our equity compensation arrangements for non-employee directors on the same terms as described above, it is within the Board’s discretion to review our equity compensation arrangements for non-employee directors, and the Board may determine to implement new or revised equity compensation arrangements for our non-employee directors that differ from those described above.

In order to align the interests of the directors with Seattle Genetics’ stockholders, our Corporate Governance Guidelines state that all non-employee directors should, not later than December 31st of the year during which the applicable director achieves his or her fifth anniversary as a non-employee director, own, directly or indirectly, a number of shares of Seattle Genetics common stock with a value not less than three times the annual cash retainer paid by Seattle Genetics to such director for service on the Board, and thereafter such director should continue to own a number of shares with such value until he or she is no longer a director. The Nominating and Corporate Governance Committee used December 31, 2017 as the date to assess compliance with these director ownership guidelines. All of our non-employee directors serving as of such date were in compliance with these guidelines.

Processes and Procedures for Determining Director Compensation. Effective as of February 9, 2018, the responsibility for reviewing director compensation and recommending changes to the Board is vested in the Compensation Committee per its charter. During 2017 this authority was vested in the Nominating and Corporate Governance Committee. It has been the practice of the Nominating and Corporate Governance Committee to seek input from outside compensation consultants as it deems appropriate. For example, in October 2016, Compensia, Inc., our Compensation Committee’s compensation consultant, conducted a survey of director compensation to compare our director compensation to director compensation to our peer group companies. As a result of that survey, we adjusted the initial equity compensation of our nonemployee directors to approximate the 50th percentile of compensation received by members of the boards of directors of our peer companies. We review our peer group companies periodically and our peer group utilized for purposes of the October 2016 Compensia survey was as follows:

Acorda Therapeutics, Inc. Agios Pharmaceuticals, Inc. Alexion Pharmaceuticals, Inc. Alkermes plc Alnylam Pharmaceuticals, Inc. ARIAD Pharmaceuticals, Inc.	BioMarin Pharmaceutical Inc. Clovis Oncology, Inc. Genomic Health, Inc. Incyte Corporation Intercept Pharmaceuticals, Inc. Juno Therapeutics, Inc.	Kite Pharma, Inc. Medivation, Inc. Puma Biotechnology, Inc. Ultragenyx Pharmaceutical Inc. United Therapeutics, Inc. Vertex Pharmaceuticals Incorporated

Director Compensation Table. The following table sets forth all of the compensation awarded to or earned by each person who served as a nonemployee director during 2017. Dr. Siegall, our only employee director, receives no compensation for Board service but is reimbursed for reasonable and customary travel expenses. Dr. Siegall’s compensation is described under “Compensation of Executive Officers” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Srinivas Akkaraju, M.D., Ph.D. (3)	50,000	246,420	233,745	530,165
Felix Baker, Ph.D. (4)	95,000	246,420	233,745	575,165
David W. Gryska (5)	70,000	246,420	233,745	550,165
Marc E. Lippman, M.D. (6)	55,000	246,420	233,745	535,165
John A. Orwin (7)	68,000	246,420	233,745	548,165
Nancy A. Simonian, M.D. (8)	60,000	246,420	233,745	540,165
Daniel G. Welch (9)	68,000	246,420	233,745	548,165

(1)	The amounts in this column represent the aggregate full grant date fair value of RSU awards granted during 2017 in accordance with FASB ASC Topic 718 with no estimate for future forfeitures, which value is based on the closing price of our common stock on the date of grant.
(2)	The amounts in this column represent the aggregate full grant date fair value of options granted during 2017 calculated in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts, see Note 15 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	The fees earned by Dr. Akkaraju consist of a $50,000 retainer for Board service. The stock awards amount represents the grant date fair value of RSU awards granted on May 19, 2017. The option awards amount represents the grant date fair value of an option granted on May 19, 2017.
(4)	Dr. Baker was our lead independent director, chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee in 2017. The fees earned include a $50,000 retainer for Board service, a $25,000 retainer for service as the lead independent director, a $15,000 retainer for service as the chairman of our Compensation Committee, and a $5,000 retainer for service as a member of our Nominating and Corporate Governance Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 19, 2017. The option awards amount represents the grant date fair value of an option granted on May 19, 2017.
(5)	Mr. Gryska was chairman of our Audit Committee in 2017. The fees earned include a $50,000 retainer for Board service and a $20,000 retainer for service as chairman of our Audit Committee during 2017. The stock awards amount represents the grant date fair value of RSU awards granted on May 19, 2017. The option awards amount represents the grant date fair value of an option granted on May 19, 2017.
(6)	Dr. Lippman was a member of our Nominating and Corporate Governance Committee in 2017. The fees earned by Dr. Lippman consist of a $50,000 retainer for Board service and a $5,000 retainer for service as a member of our Nominating and Corporate Governance Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 19, 2017. The option awards amount represents the grant date fair value of an option granted on May 19, 2017.
(7)	Mr. Orwin was a member of our Audit Committee and our Compensation Committee in 2017. The fees earned include a $50,000 retainer for Board service, a $10,000 retainer for service on the Audit Committee and an $8,000 retainer for service on the Compensation Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 19, 2017. The option awards amount represents the grant date fair value of an option granted on May 19, 2017.
(8)	Dr. Simonian was chair of our Nominating and Corporate Governance Committee in 2017. The fees earned include a $50,000 retainer for Board service and a $10,000 retainer for service as a member and chair of our Nominating and Corporate Governance Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 19, 2017. The option awards amount represents the grant date fair value of an option granted on May 19, 2017.

(9)	Mr. Welch was a member of our Audit Committee and our Compensation Committee in 2017. The fees earned include a $50,000 retainer for Board service, a $10,000 retainer for service as a member of our Audit Committee and an $8,000 retainer for service as a member of our Compensation Committee. The stock awards amount represents the grant date fair value of RSU awards granted on May 19, 2017. The option awards amount represents the grant date fair value of an option granted on May 19, 2017.
(10)	As of December 31, 2017, our nonemployee directors listed in the table above held outstanding stock awards and options, as follows:

Name	Number of Shares Underlying Outstanding Restricted Stock Units	Number of Shares Subject to Outstanding Options
Srinivas Akkaraju, M.D., Ph.D.	3,700	85,280
Felix Baker, Ph.D.	3,700	117,780
David W. Gryska	3,700	97,780
Marc E. Lippman, M.D.	3,700	102,780
John A. Orwin	3,700	40,280
Nancy A. Simonian, M.D.	3,700	70,280
Daniel G. Welch	3,700	111,661

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 12, 2018 (except as noted) regarding the beneficial ownership of our common stock by each director (including each nominee for director), by each person or group of affiliated persons known to us to beneficially own five percent or more of our outstanding common stock, by each named executive officer and by all executive officers and directors as a group. Unless otherwise indicated, the address of the individuals and entities below is c/o Seattle Genetics, Inc., 21823 – 30th Drive SE, Bothell, WA 98021.

Name and Address	Total Common Stock Equivalents (1)	Percent of Common Stock Equivalents (2)
Felix J. Baker, Ph.D. (3)
Baker Bros. Advisors LP and Affiliates (3)	49,911,765	31.6%
667 Madison Avenue, 21st Floor New York, NY 10065

Baillie Gifford & Co. (4)	14,964,511	9.5%
Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland United Kingdom

PRIMECAP Management Company (5)	12,714,100	8.0%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

Clay B. Siegall, Ph.D. (6)	2,342,428	1.5%

Todd E. Simpson (7)	379,566	*

Jonathan Drachman, M.D. (8)	553,824	*

Vaughn B. Himes, Ph.D. (9)	420,855	*

Jean I. Liu (10)	147,653	*

Eric L. Dobmeier (11)	36,860	*

Srinivas Akkaraju, M.D., Ph.D. (12)	104,525	*

David W. Gryska (13)	129,870	*

Marc E. Lippman, M.D. (14)	225,570	*

John A Orwin (15)	49,120	*

Alpna Seth, Ph.D.	—	*

Nancy A. Simonian, M.D. (16)	79,120	*

Daniel G. Welch (17)	151,620	*

All directors and executive officers as a group (18)	54,532,776	33.8%

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing the beneficial ownership we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares of common stock beneficially owned includes common stock which the named person has the right to acquire, through option exercise or otherwise, within 60 days after March 12, 2018.
(2)

Percentage of common stock equivalents is based on a total of 158,080,155 shares of common stock outstanding as of March 12, 2018. For each named person, the percentage ownership includes common stock that the person has the right to acquire within 60 days after March 12, 2018, as described in Footnote 1. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person. In some cases, beneficial ownership calculations for five percent or greater stockholders are based solely on publicly-filed Schedules 13D or 13G, which five percent or greater stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2017 unless otherwise provided.
(3)	The indicated ownership is based on (i) a Schedule 13D/A filed with the SEC by the reporting persons on February 5, 2018 and (ii) a Form 4 filed with the SEC by the reporting persons on February 5, 2018. According to the Schedule 13D/A and the Form 4, the shares reported in the table as beneficially owned by the reporting persons includes 44,297,235 shares held by Baker Brothers Life Sciences, L.P. (“Life Sciences”), 5,220,074 shares held by 667, L.P. (“667”), 18,243 shares held by FBB2, LLC (“FBB2”), 12,678 shares held by FBB3, LLC (“FBB3”), 107,511 shares held by Felix J. Baker, 107,504 shares held by Julian C. Baker and 40,000 shares issued to Felix J. Baker as a result of the exercise of options. This number also includes 108,520 shares of common stock issuable upon exercise of options held by Felix J. Baker that are exercisable within 60 days of March 12, 2018 held by Felix J. Baker that vest within 60 days of March 12, 2018. According to the Schedule 13D/A and the Form 4, Baker Bros. Advisors LP (the “Adviser”) serves as the Investment Adviser to Life Sciences and 667 (collectively the “Baker Funds”). Baker Bros. Advisors (GP) LLC (the “Adviser GP”) is the Adviser’s sole general partner. Julian C. Baker and Felix J. Baker are principals of the Adviser GP. The Adviser has complete and unlimited discretion and authority with respect to the investment and voting power of the securities held by the Baker Funds, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. In addition, according to the Schedule 13D/A, the Adviser has voting and investment power over the options, RSU awards and common stock held by Felix J. Baker, and the Adviser GP, as well as Felix J. Baker and Julian C. Baker as principals of the Adviser GP, may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of, the options, RSU awards and common stock held by Felix J. Baker. In addition, according to the Schedule 13D/A, Julian C. Baker and Felix J. Baker are also the sole managers of FBB2 and FBB3 and as such may be deemed to be beneficial owners of shares of common stock held by FBB2 and FBB3 and may be deemed to have the power to vote or direct the vote and dispose or direct the disposition of those shares.
(4)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on January 24, 2018. According to the Schedule 13G/A, Baillie Gifford & Co. has sole voting power over 10,223,147 shares of common stock and sole dispositive power over 14,964,511 shares of common stock. According to the Schedule 13G/A, the shares are held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2017 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2017 and March 12, 2018.
(5)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 27, 2018. According to the Schedule 13G/A, PRIMECAP Management Company has sole voting power over 9,621,205 shares of common stock and sole dispositive power over 12,714,100 shares of common stock. The Schedule 13G/A filed by the reporting person provides information as of December 31, 2017 and, consequently, the beneficial ownership of the reporting person may have changed between December 31, 2017 and March 12, 2018.
(6)	Includes 1,655,282 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(7)	Includes 200,574 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(8)	Includes 382,890 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(9)	Includes 255,949 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(10)	Includes 86,789 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.

(11)	The indicated ownership is based solely on a Form 4 filed with the SEC by reporting person on December 4, 2017.
(12)	Includes 76,020 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(13)	Includes 88,520 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(14)	Includes 93,520 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(15)	Includes 31,020 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(16)	Includes 61,020 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(17)	Includes 85,520 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.
(18)	Includes 3,125,624 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 12, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than ten percent of our common stock to file initial reports of ownership and changes in ownership of our common stock. These reporting persons are required by SEC regulations to furnish us with copies of all Section 16 reports they file. To our knowledge, based primarily on our review of the copies of such reports received or written representations from certain of these reporting persons that no other reports were required, we believe that during the fiscal year ended December 31, 2017, all of these reporting persons complied with all applicable filing requirements.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other governing documents. However, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. While the Audit Committee is not bound by a vote either for or against the proposal, it will consider a vote against PricewaterhouseCoopers LLP by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Seattle Genetics and its stockholders.

Stockholder approval of this Proposal No. 2 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD RECOMMENDS A VOTE FOR

THIS PROPOSAL NO. 2

Independent Registered Public Accounting Firm Fees

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2016 and 2017 and their aggregate fees for services rendered were as follows:

Type of Fees	2017($)	2016($)
Audit Fees	1,418,000	856,640
Audit-Related Fees	70,000	—
Tax Fees	—	—
All Other Fees	2,700	1,800

Total fees	1,490,700	858,440

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In 2017, these fees also included service to support our Oracle Enterprise Resource Planning (“ERP”) software implementation, acquisition of a pharmaceutical manufacturing facility in Bothell, Washington and Immunomedics transaction.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” In 2017, these fees related to support of our Oracle ERP implementation. There were no audit-related fees billed to Seattle Genetics for services rendered during 2016.

Tax Fees. Tax fees principally included tax compliance, tax advice and tax planning fees. There were no tax fees billed to Seattle Genetics for services rendered during 2016 or 2017.

All Other Fees. All other fees include any fees billed that are not audit, audit related, or tax fees. In 2016 and 2017, these fees related to accounting research software.

Pre-Approval Policies and Procedures

In October 2006, the Audit Committee adopted an Audit and Audit-Related Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Proposed services either may be pre-approved by the Audit Committee without consideration of specific case-by-case services (i.e., general pre-approval) or require the specific pre-approval of the Audit Committee (i.e., specific pre-approval). The Audit Committee believes that the combination of these two approaches has resulted in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. As set forth in the Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In addition, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve services not prohibited by the Policy to be performed by our independent registered public accounting firm and associated fees up to $25,000, provided that the Chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee for ratification at its next regular meeting. All audit-related and non-audit related services performed by our independent registered public accounting firm in 2017 were pre-approved.

AUDIT COMMITTEE REPORT (1)

The Audit Committee of the Board of Directors is currently comprised of three independent directors and operates under a written charter originally adopted by the Board of Directors in March 2001, which charter is reviewed on an annual basis and amended as necessary by the Board of Directors upon recommendation by the Audit Committee.

The members of the Audit Committee are currently David W. Gryska (chairman), John A. Orwin and Daniel G. Welch. Each of the members of the Audit Committee is an “independent director” as currently defined in Rules 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that David W. Gryska is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.

The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB, and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held five meetings and acted by written consent once during 2017. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of Seattle Genetics, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the audited financial statements for 2017 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PricewaterhouseCoopers LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements and the audited assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Audit Committee of the Board of Directors of Seattle Genetics, Inc.:

David W. Gryska (chairman)

John A. Orwin

Daniel G. Welch

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Seattle Genetics under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE SEATTLE GENETICS, INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

The Board approved an amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) in March 2018, subject to stockholder approval. Throughout this proxy statement, we refer to the 2007 Plan, as amended and restated by the Board in March 2018, as the “Restated 2007 Plan”.

In this Proposal No. 3, we are requesting stockholder approval of the Restated 2007 Plan in order to:

•	increase the number of shares of common stock authorized for issuance under the Restated 2007 Plan beyond those remaining available for future grant under the 2007 Plan by an additional 6,000,000 shares subject to adjustment for certain changes in our capitalization;

•	increase the limit on the number of shares that may be issued in settlement of incentive stock options granted under the Restated 2007 Plan to 66,000,000 shares, subject to adjustment for certain changes in our capitalization; and

•	make certain additional changes under the Restated 2007 Plan, as described below under the section entitled “Summary of Material Changes and Terms in the Restated 2007 Plan.”

Why We Recommend That You Vote for the Restated 2007 Plan

Equity Awards Are an Important Part of Our Compensation Philosophy

The Restated 2007 Plan is critical to our ongoing effort to build stockholder value. As discussed in this proxy statement under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis”, equity awards are central to our compensation program. Equity compensation represents a significant percentage of the at-risk, or variable, portion of our executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. Additionally, equity awards represent a significant portion of the compensation we pay to non-employee members of the Board, as well as employees below the executive officer level.

The Board believes we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the extraordinarily talented employees necessary for our continued growth and success. The share reserve of the Restated 2007 Plan is structured to ensure that we have a sufficient number of shares to continue to utilize a broad array of equity incentives in order to secure and retain the services of our and our affiliates’ employees and directors, and to provide incentives for such persons to exert maximum efforts toward our success.

In the event that our stockholders do not approve this Proposal No. 3, the Restated 2007 Plan will not become effective and the 2007 Plan will continue in its current form. However, without the Restated 2007 Plan, we believe that the shares available for grant under the 2007 Plan will be insufficient to meet our anticipated employee recruiting and retention needs.

We Manage Our Equity Award Use Carefully and Dilution Is Reasonable

We manage our long-term stockholder dilution by limiting the number of equity awards granted annually. The Board carefully monitors our annual burn rate, dilution, and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity awards necessary to attract, reward, and retain employees.

The following table shows our responsible burn rate history.

	FY17	FY16	FY15
Gross Burn Rate as a % of Outstanding (1)	2.13%	2.62%	1.93%
Adjusted Burn Rate as a % of Outstanding (2)	1.57%	2.41%	1.45%

(1)	Gross Burn Rate is calculated as: (shares subject to options granted + shares subject to full value awards granted)/weighted average common shares outstanding.
(2)	Adjusted Burn Rate is calculated as: (shares subject to options granted + shares subject to full value awards granted—shares subject to options and full value awards that expired, terminated or were forfeited)/weighted average common shares outstanding.

In evaluating whether to approve the Restated 2007 Plan, the Compensation Committee reviewed certain forecasts of stock awards for issuance under the Restated 2007 Plan. Management presented the forecasts below for the periods indicated.

Restated 2007 Plan	May 2018 - December 2018 Forecast	January 2019 - December 2019 Forecast
Shares Available for Award—Beginning Balance including May 2018 Stockholder Approval Share Increase	8.9M	5.6M
Grant Allocations
Employees	3.2M	3.8M
Directors	100K	100K
Total Allocations	3.3M	3.9M

Shares Available for Award—Ending Balance	5.6M	1.7M

As of March 22, 2018 there were 158,159,874 shares of our common stock outstanding. The closing price of our common stock as reported on the Nasdaq Global Select Market as of March 22, 2018 was $53.21 per share.

The Size of Our Share Reserve Request Is Reasonable

If our request to increase the share reserve of the 2007 Plan by 6,000,000 shares is approved, we will have approximately 8,900,000 shares available for grant under the Restated 2007 Plan after our 2018 Annual Meeting, which we anticipate being a two-year pool of shares and necessary to provide a predictable amount of equity for attracting, retaining, and motivating employees and other service providers.

The Restated 2007 Plan Combines Compensation and Governance Best Practices

The Restated 2007 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•	Repricing is not allowed. The Restated 2007 Plan prohibits the repricing of outstanding stock options and stock appreciation rights and the cancellation of any outstanding stock options or stock appreciation rights that have an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the Restated 2007 Plan without prior stockholder approval.

•	Stockholder approval is required for additional shares. The Restated 2007 Plan does not contain an annual “evergreen” provision. The Restated 2007 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.

•

Responsible change in control provisions. The definition of change in control in the Restated 2007 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring. In addition, if awards are assumed or equivalent awards are substituted by the successor corporation, vesting acceleration benefits would only occur if the recipient’s service is involuntarily terminated.

•	Independent Compensation Committee. Our Compensation Committee consists entirely of independent directors. Our Board currently consists of eight independent directors and Dr. Siegall, our President and Chief Executive Officer.

Summary of Material Changes and Terms in the Restated 2007 Plan

The Restated 2007 Plan contains the following material changes from the 2007 Plan:

•	increases the maximum aggregate number of shares of common stock authorized for issuance under the Restated 2007 Plan to 33,000,000 shares, subject to adjustment for certain changes in our capitalization (the maximum aggregate number of shares of common stock authorized for issuance under the 2007 Plan is 27,000,000 shares);

•	increases the maximum aggregate number of shares that may be issued under the Restated 2007 Plan through incentive stock options to 66,000,000 shares, subject to adjustment for certain changes in our capitalization (the maximum aggregate number of shares that may be issued under the 2007 Plan through incentive stock options is 27,000,000 shares);

•	extends the term of the Restated 2007 Plan through May 17, 2028 (the term of the 2007 Plan ends on May 20, 2026);

•	eliminates the provision in the 2007 Plan pursuant to which shares tendered or withheld to satisfy tax withholding obligations in connection with an equity award become available for reissuance under the 2007 Plan;

•	provides that awards granted under the Restated 2007 Plan must have a minimum vesting period of one year from the earlier of the grant date or the vesting commencement date, if any (the 2007 Plan requires a minimum vesting period of one year from the grant date for awards other than stock options );

•	provides that in the event of an awardee’s termination due to death or an awardee’s death within 30 days following his or her termination, the awardee may exercise each outstanding stock option granted to the awardee under the Restated 2007 Plan (to the extent vested and exercisable as of the date of death) until the earlier of (i) 12 months following the date of death or (ii) the expiration of the term of the stock option, unless provided otherwise by the plan administrator (the 2007 Plan contains a similar provision, except that the specified period is 6 months instead of 12 months); and

•	provides that in the event of an awardee’s termination due to death or disability, the vesting (and exercisability, if applicable) of each outstanding time-based equity award granted to the awardee under the Restated 2007 Plan will be accelerated for an additional 12 months (the 2007 Plan does not contain such a provision).

The other material terms of the Restated 2007 Plan will remain the same as in the 2007 Plan as follows:

•	the types of awards that may be granted are stock options (including incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, stock appreciation rights and other similar types of awards;

•	shares subject to awards that are canceled, expired or are forfeited (including with respect to any shares that have been issued under an award) will be available for re-grant under the Restated 2007 Plan;

•	if an awardee pays the exercise or purchase price of an award through the tendering of shares, the number of shares tendered will become available for re-grant under the Restated 2007 Plan;

•	no awardee may be granted, in any calendar year under the Restated 2007 Plan, awards covering more than 1,000,000 shares subject to adjustment for certain changes in our capitalization;

•	in the event of any stock split, reverse stock split, stock dividend, spin-off, combination, or reclassification of our common stock, or similar change to our capital structure (effected without receipt of consideration by us), the plan administrator will make proportionate adjustments to (1) the number and kind of shares covered by each outstanding award under the Restated 2007 Plan, (2) the exercise or purchase (including repurchase) price per share subject to each outstanding award under the Restated 2007 Plan and (3) each of the share limitations under the Restated 2007 Plan; and

•	stockholder approval is required for certain types of amendments to the Restated 2007 Plan.

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal No. 3 include embedded assumptions regarding stock option exercises which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, the Board recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by the Board for purposes of evaluating the approval of the Restated 2007 Plan. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We disclaim any obligation to, and do not intend to, update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21A of the Exchange Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of stock option exercise activity, and others described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission.

Stockholder Approval

The Restated 2007 Plan will not become effective unless this Proposal No. 3 is approved by our stockholders. If this Proposal No. 3 is approved by our stockholders, the Restated 2007 Plan will become effective upon the date of the 2018 Annual Meeting. In the event that our stockholders do not approve this Proposal No. 3, the Restated 2007 Plan will not become effective and the 2007 Plan will continue in its current form.

Stockholder approval of this Proposal No. 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the 2018 Annual Meeting.

SUMMARY OF THE RESTATED 2007 PLAN

General

A copy of the Restated 2007 Plan is attached to this Proxy Statement as Appendix A. The following description of the Restated 2007 Plan is a summary and so is qualified by reference to the complete text of the Restated 2007 Plan. This summary reflects the terms set forth above.

The purpose of the Restated 2007 Plan is to enhance the long-term stockholder value of Seattle Genetics by offering opportunities to eligible individuals to participate in the growth in value of our equity. Stock options and stock awards, including restricted stock, restricted stock units, stock appreciation rights and similar types of awards, may be granted under the Restated 2007 Plan. Options granted under the Restated 2007 Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory stock options.

Administration

The Restated 2007 Plan may be administered by the Board, a committee of the Board, or one or more of our officers delegated by the Board or the Board committee in accordance with the terms of the Restated 2007 Plan. We refer to the group or person that administers the Restated 2007 Plan from time to time below as the plan administrator.

Eligibility

Awards may be granted under the Restated 2007 Plan to our employees (including officers), directors and consultants and the employees, directors and consultants of our affiliates. Incentive stock options may be granted only to our employees or the employees of our subsidiaries. As of March 12, 2018, we (including our affiliates) had approximately 1122 employees, 7 non-employee directors and 37 consultants. The plan administrator selects the employees, directors and consultants to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

Share Reserve

If this Proposal No. 3 is approved, the total number of shares of our common stock authorized for issuance under the Restated 2007 Plan will be 33,000,000 shares, subject to adjustment for certain changes in our capitalization.

Shares subject to awards that are canceled, expired or are forfeited (including with respect to any shares that have been issued under an award) will be available for re-grant under the Restated 2007 Plan. If an awardee pays the exercise or purchase price of an award through the tendering of shares, the number of shares tendered will become available for re-grant under the Restated 2007 Plan.

Share Limits

If this Proposal No. 3 is approved, the total number of shares of our common stock that may be issued under the Restated 2007 Plan pursuant to the exercise of incentive stock options will be 66,000,000 shares, subject to adjustment for certain changes in our capitalization.

Under the Restated 2007 Plan, no awardee may be granted awards covering more than 1,000,000 shares in any calendar year, subject to adjustment for certain changes in our capitalization.

Section 162(m) Transition Relief for Performance-Based Compensation

Certain provisions in the Restated 2007 Plan refer to the “performance-based compensation” exception under Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act, this exception was recently repealed with respect to taxable years beginning after December 31, 2017. However, an award may still be eligible for this exception if, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. For purposes of this Proposal No. 3, the term “Section 162(m) Transition Relief” refers to such transition relief. As of the date the Board approved the Restated 2007 Plan, the U.S. Department of the Treasury and the Internal Revenue Service had not issued any applicable guidance, rulings or regulations regarding the Section 162(m) Transition Relief. Accordingly, the provisions in the Restated 2007 Plan which refer to the “performance-based compensation” exception under Section 162(m) of the Code were not removed so as not to jeopardize the ability of certain awards to qualify for the Section 162(m) Transition Relief before any such guidance, rulings or regulations are issued. However, such provisions will only apply to any award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the Section 162(m) Transition Relief and, therefore, are not applicable to any other awards granted under the Restated 2007 Plan. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the Section 162(m) Transition Relief, we do not know the extent to which any award granted under the Restated 2007 Plan will be eligible for the Section 162(m) Transition Relief, if at all.

Terms and Conditions of Options

Each option is evidenced by a stock option agreement between us and the optionee and is subject to the following additional terms and conditions.

Exercise Price. The plan administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option or a nonstatutory stock option may not be less than 100% of the fair market value of our common stock on the date the option is granted, provided that the exercise price of an incentive stock option granted to an employee who holds more than 10% of the voting power of all classes of our stock may not be less than 110% of the fair market value of our common stock on the date the option is granted. However, we may grant options with exercise prices less than the fair market value of our common stock on the date of grant in connection with an acquisition by us of another company. The fair market value of our common stock is the closing price for the shares as reported on the Nasdaq Global Select Market as of the applicable date. As of March 22, 2018, the closing price of our common stock as reported on the Nasdaq Global Select Market was $53.21 per share.

Exercise of Option; Form of Consideration. The plan administrator determines when options vest and become exercisable and in its discretion may accelerate the vesting of any outstanding option; provided, however, that (i) each option must have a minimum vesting period of one year from the earlier of the date of grant or vesting commencement date, if any, and (ii) in the event of an optionee’s termination due to death or disability, the vesting and exercisability of each outstanding time-based option granted to the optionee under the Restated 2007 Plan will be accelerated for an additional 12 months. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Restated 2007 Plan permits payment to be made by cash, check, wire transfer, other shares of our common stock (with some restrictions), broker assisted same-day sales, cashless “net exercise” arrangements, any other form of consideration permitted by applicable law and the plan administrator, or any combination thereof.

Term of Option. The term of an option may be no more than ten years from the date of grant, provided that the term of an incentive stock option granted to an employee who holds more than 10% of the voting power of all classes of our stock may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Service. If an optionee’s service as an employee, director or consultant (referred to in this Proposal No. 3 as “service”) terminates for any reason other than cause, death or disability, then options held by the optionee under the Restated 2007 Plan generally will be exercisable to the extent they are vested and exercisable on the termination date for a period (as specified by the plan administrator) after the termination date but not after the options’ expiration date. If an optionee’s service terminates for cause, then the plan administrator has the authority to terminate all options held by the optionee under the Restated 2007 Plan immediately.

Generally, if an optionee’s service terminates as a result of the optionee’s death or in the event of an optionee’s death within 30 days following the optionee’s termination of service, all outstanding options that were vested and exercisable as of the date of the optionee’s death may be exercised for twelve months following the optionee’s death but in no event after the options’ expiration date. Generally, if an optionee’s service terminates as a result of the optionee’s disability, then all options to the extent they are vested and exercisable on the termination date may be exercised for twelve months following the termination date but in no event after the options’ expiration date. The plan administrator has the authority to extend the period of time for which an option is to remain exercisable following an optionee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the option.

Terms and Conditions of Stock Awards

Stock awards may be restricted stock grants, restricted stock units, stock appreciation rights or other similar awards. Restricted stock grants are awards of a specific number of shares of our common stock. Restricted stock units represent a promise to deliver shares of our common stock, or an amount of cash or property equal to the value of the underlying shares, at a future date. Stock appreciation rights are rights to receive cash and/or shares of our common stock based on the amount by which the exercise date fair market value of a specific number of shares exceeds the grant date fair market value of the exercised portion of the stock appreciation right.

Each stock award agreement will contain provisions regarding (i) the number of shares subject to the stock award, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria (including qualifying performance criteria), if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (iv) such terms and conditions on the grant, issuance, vesting, settlement, and forfeiture of the shares, as applicable, as may be determined from time to time by the plan administrator, (v) restrictions on the transferability of the stock award, and (vi) such further terms and conditions, in each case not inconsistent with the Restated 2007 Plan, as may be determined from time to time by the plan administrator; provided, however, that (i) each stock award must have a minimum vesting period of one year from the earlier of the date of grant or the vesting commencement date, if any, and (ii) in the event of an awardee’s termination due to death or disability, the vesting (and exercisability, if applicable) of each outstanding time-based stock award granted to the awardee under the Restated 2007 Plan will be accelerated for an additional 12 months.

Repricing; Cancellation and Re-Grant of Awards

No option or stock appreciation right may be repriced to reduce the exercise or strike price of such option or stock appreciation right without stockholder approval (except in connection with a change in our capitalization—see “Adjustments upon Changes in Capitalization, Change in Control or Dissolution” below). Additionally, the plan administrator will not have the authority to cancel any outstanding option or stock appreciation right that has an exercise or strike price greater than the then-current fair market value of our common stock in exchange for cash or other awards under the Restated 2007 Plan, unless our stockholders have approved such an action within twelve months prior to such an event.

Nontransferability

Generally, awards granted under the Restated 2007 Plan are not transferable other than by will or the laws of descent and distribution or to a designated beneficiary upon the awardee’s death. The plan administrator may in its discretion make an award transferable to an awardee’s family member or any other person or entity as it deems appropriate.

Qualifying Performance Criteria

The Restated 2007 Plan permits us to grant awards incorporating performance objectives called “qualifying performance criteria”. Qualifying performance criteria means any one or more of the performance criteria listed below, either individually, alternatively or in combination, applied to either Seattle Genetics as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the plan administrator in the award agreement: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income, in aggregate or per share; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) growth in stockholder value relative to the moving average of a peer group index; (xix) strategic plan development and implementation (including individual performance objectives that relate to achievement of Seattle Genetics or any business unit’s strategic plan); (xx) improvement in workforce diversity; (xxi) growth of revenue, operating income or net income; (xxii) approval by the U.S. Food and Drug Administration or other regulatory body of a product candidate; and (xxiii) any other similar criteria.

The Compensation Committee may appropriately adjust any evaluation of performance under a qualifying performance criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs and/or other nonrecurring charges; and (E) any gains or losses that are “unusual” in nature or occur “infrequently” under generally accepted accounting principles or discontinued operations in our financial statements.

Deferral of Award Benefits

The plan administrator may permit awardees whom it selects to defer compensation payable pursuant to the terms of an award or defer compensation arising outside the terms of the Restated 2007 Plan pursuant to a program that provides for deferred payment in satisfaction of other compensation amounts through the issuance of one or more awards under the Restated 2007 Plan and in a manner that complies with Section 409A of the Code.

Adjustments upon Changes in Capitalization, Change in Control or Dissolution

In the event of any stock split, reverse stock split, combination or reclassification of common stock, stock dividend, spin-off, or similar change to our capital structure effected without receipt of consideration by us, the plan administrator will make proportionate adjustments to (i) the number and kind of shares covered by each outstanding award under the Restated 2007 Plan, (ii) the exercise or purchase (including repurchase) price per share subject to each outstanding award under the Restated 2007 Plan and (iii) each of the share limitations under the Restated 2007 Plan.

In the event of (i) an acquisition of us by means of any transaction or series of related transactions, including any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing our domicile, (ii) any sale of all or substantially all of our assets or (iii) any other event specified by the plan administrator, so long as in either (i) or (ii), our stockholders of record immediately prior to the transaction hold less than 50% of the voting power of the surviving entity and, so long as in (iii) that no change in control will be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the change in control actually occur (each, a “change in control”), then:

•	if the successor corporation does not assume or substitute equivalent awards for an awardee’s outstanding equity awards granted pursuant to the Restated 2007 Plan and the awardee’s service has not terminated as of, or has terminated without cause immediately prior to, the effective time of the change in control, then as of immediately prior to the effective time of the change in control, the vesting of such awards will be accelerated in full; and

•	if the awardee’s outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change in control, the awardee’s service is terminated without cause or due to constructive termination, then as of the date of such termination, the vesting of such awards will be accelerated in full.

In the event of a liquidation or dissolution, any options or stock awards that have not been exercised will terminate immediately prior to the transaction.

The plan administrator has the authority to accelerate vesting of outstanding awards under the Restated 2007 Plan at any time in its sole discretion.

Amendment and Termination of the Restated 2007 Plan

The plan administrator may amend, alter or discontinue the Restated 2007 Plan or any award agreement at any time. However, we will obtain stockholder approval for any amendment to the Restated 2007 Plan if stockholder approval is necessary or desirable to comply with any applicable law or listing requirements. In addition, we will obtain stockholder approval of any of the following: (i) an increase to the shares reserved for issuance under the Restated 2007 Plan other than an increase in connection with a change in our capitalization as described in “Adjustments upon Changes in Capitalization, Change in Control or Dissolution” above; (ii) a change of the class of persons eligible to receive awards under the Restated 2007 Plan; (iii) a reduction in the minimum exercise prices at which options or stock appreciation rights may be granted; or (iv) any amendment of outstanding options or stock appreciation rights that results in a repricing of such awards. No amendment of the Restated 2007 Plan will impair the rights of an outstanding award without the consent of the awardee, except as otherwise provided in the Restated 2007 Plan. If the Restated 2007 Plan is approved by our stockholders, then unless sooner terminated, the Restated 2007 Plan will automatically terminate on May 18, 2028, which is the date ten years from the date of stockholder approval of the Restated 2007 Plan.

Restated 2007 New Plan Benefits

Restated 2007 Plan
Name and Position	Number of Shares Subject to Awards
Clay B. Siegall, Ph.D. (1)	*
President and Chief Executive Officer
Todd E. Simpson (1)	*
Chief Financial Officer
Eric L. Dobmeier (1)	*
Former Chief Operating Officer
Jonathan Drachman, M.D. (1)	*
Chief Medical Officer
Vaughn B. Himes, Ph.D. (1)	*
Chief Technical Officer
Jean Liu (1)	*
General Counsel and Executive Vice President, Legal Affairs
All current executive officers as a group (1)	*
All current directors who are not executive officers as a group (2)	90,720
All employees, including all current officers who are not executive officers, as a group (1)	*

(1)	Awards granted under the Restated 2007 Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Restated 2007 Plan, and the Compensation Committee and Board have not granted any awards under the Restated 2007 Plan subject to stockholder approval of this Proposal No. 3. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Restated 2007 Plan, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for 2017 if the Restated 2007 Plan had been in effect, are not determinable. Mr. Dobmeier resigned from his position as Chief Operating Officer of Seattle Genetics, effective as of December 14, 2017, and, therefore, is not eligible to be granted any awards under the Restated 2007 Plan.
(2)	Awards granted under the Restated 2007 Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of the Restated 2007 Plan. However, the Board’s current non-employee director compensation policy establishes the number of shares subject to initial and annual stock awards that automatically will be granted to our non-employee directors under the Restated 2007 Plan if this Proposal No. 3 is approved by our stockholders. Pursuant to such policy, if this Proposal No. 3 is approved by our stockholders, on the date of the 2018 Annual Meeting, each of our current non-employee directors will be granted annual stock awards under the Restated 2007 Plan consisting of (i) an option to purchase 9,260 shares of our common stock and (ii) a restricted stock unit award covering 3,700 shares of our common stock, such that an aggregate of 90,720 shares of our common stock will be subject to awards granted to our non-employee directors on the date of the 2018 Annual Meeting. This aggregate number of shares does not include an annual stock award to Dr. Seth as she was appointed on March 15, 2018 to the Board and is not eligible to receive an annual grant under the Restated 2007 Plan. For additional information regarding the Board’s non-employee director compensation policy, see “Director Compensation—Equity Compensation” above.

2007 Plan Benefits

The following table sets forth, for each of the individuals and the various groups indicated, the total number of shares of our common stock subject to awards that have been granted (even if not currently outstanding) under the 2007 Plan since its approval by our stockholders in 2007 through March 12, 2018.

2007 Plan
Name and Position	Number of Shares Subject to Awards
Clay B. Siegall, Ph.D.	2,623,992
President and Chief Executive Officer
Todd E. Simpson	721,313
Chief Financial Officer
Jonathan Drachman, M.D.	753,046
Chief Medical Officer
Vaughn B. Himes, Ph.D.	714,810
Chief Technical Officer
Jean I. Liu	247,733
General Counsel and Executive Vice President, Legal Affairs
Eric L. Dobmeier	1,002,413
Former Chief Operating Officer
All current executive officers as a group (1)	5,060,894
All current directors who are not executive officers as a group	636,660
Each nominee for election as a director:
Felix Baker, Ph.D.	98,380
Clay B. Siegall, Ph.D.	2,623,992
Nancy A. Simonian, M.D.	88,380
Each associate of any executive officers, current directors or director nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including all current officers who are not executive officers, as a group	12,721,349

(1)	This calculation does not include equity awards granted to Mr. Dobmeier. Mr. Dobmeier resigned from his position as Chief Operating Officer of Seattle Genetics, effective as of December 14, 2017.

EQUITY COMPENSATION PLAN INFORMATION

Please see the section of this proxy statement entitled “Equity Compensation Plan Information” for certain information with respect to compensation plans under which equity securities of Seattle Genetics are authorized for issuance.

FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS UNDER THE RESTATED 2007 PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS. THE INFORMATION SET FORTH BELOW IS A SUMMARY ONLY AND DOES NOT PURPORT TO BE COMPLETE. THE INFORMATION IS BASED UPON CURRENT FEDERAL INCOME TAX RULES AND THEREFORE IS SUBJECT TO CHANGE WHEN THOSE RULES CHANGE. THE RESTATED 2007 PLAN IS NOT QUALIFIED UNDER THE PROVISIONS OF SECTION 401(A) OF THE CODE AND IS NOT SUBJECT TO ANY OF THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974. OUR ABILITY TO REALIZE THE BENEFIT OF ANY TAX DEDUCTIONS DESCRIBED BELOW DEPENDS ON OUR GENERATION OF TAXABLE INCOME, AS WELL AS THE REQUIREMENT OF REASONABLENESS,

THE PROVISIONS OF SECTION 162(M) OF THE CODE AND THE SATISFACTION OF OUR TAX REPORTING OBLIGATIONS.

Options

The grant of an incentive stock option has no federal income tax effect on the optionee. Upon exercise the optionee does not recognize income for “regular” tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (which is often referred to as the “option spread”) is included in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax. If the optionee does not dispose of the stock acquired upon exercise of an incentive stock option until more than two years after the option grant date and more than one year after exercise of the option, any gain (or loss) upon sale of the shares will be a long-term capital gain (or loss). If shares are sold or otherwise disposed of before these periods have expired, which is referred to as a disqualifying disposition, the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). We are not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m)).

The grant of a nonstatutory stock option having an exercise price equal to the grant date fair market value of our common stock has no federal income tax effect on the optionee. Upon the exercise of a nonstatutory stock option, the optionee has taxable ordinary income (and unless limited by Section 162(m), we are entitled to a corresponding deduction) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a nonstatutory stock option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. We may allow nonstatutory stock options to be transferred subject to conditions and restrictions imposed by the plan administrator; special tax rules may apply on such a transfer. In the case of both incentive stock options and nonstatutory stock options, special federal income tax rules apply if our common stock is used to pay all or part of the option price, and different rules than those described above will apply if unvested shares are purchased on exercise of the option.

Stock Awards

Stock Awards. Stock awards will generally be taxed in the same manner as nonstatutory stock options. Shares issued under a restricted stock award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code to the extent the shares will be forfeited in the event that the participant ceases to provide services to us and are not transferable. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time the award shares are issued. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the share issuance date) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of such issuance, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by us. We are entitled to a deduction in the same amount as and at the time the employee recognizes ordinary income.

Stock Appreciation Rights. We may grant under the Restated 2007 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Restated 2007 Plan. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the participant will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant in connection with the stock appreciation right.

Restricted Stock Units. Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the participant in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the participant will owe an additional 20% federal tax and interest on any taxes owed.

The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Section 409A of the Code

The American Jobs Creation Act of 2004 added Section 409A to the Code, generally effective January 1, 2005. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides rules for elections to defer, if any, and for timing of payouts. There are significant penalties placed on the individual participant for failure to comply with Section 409A. However, it does not impact our ability to deduct deferred compensation.

Section 409A does not apply to incentive stock options, nonstatutory stock options that have an exercise price that is at least equal to the grant date fair market value and restricted stock provided there is no deferral of income beyond the vesting date. Section 409A also does not cover stock appreciation rights if the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights are settled in such stock and no features defer the recognition of income beyond the exercise date.

Section 162(m) of the Code

Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. Prior to the recent enactment of the Tax Cuts and Jobs Act, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was not subject to this deduction limitation. Pursuant to the Tax Cuts and Jobs Act, this exception for “performance-based compensation” under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. As a result, compensation paid to any of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief provided by the Tax Cuts and Jobs Act, no assurance can be given that any award granted under the Restated 2007 Plan will be eligible for such transition relief and, therefore, eligible for the “performance-based compensation” exception under Section 162(m) of the Code.

ACCOUNTING TREATMENT

We will recognize compensation cost in connection with awards granted under the Restated 2007 Plan as required under applicable accounting standards. We currently amortize compensation cost associated with equity awards over an award’s requisite service period and establish fair value of equity awards in accordance with applicable accounting standards.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 3

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the year ended December 31, 2017 (collectively, the “Named Executive Officers”) as disclosed in this proxy statement in accordance with the SEC’s rules. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders. At the 2017 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the proposal, with approximately 98% of the votes cast voting in favor of the proposal. This year we are again asking our stockholders to vote “FOR” the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis,” our executive compensation programs are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Under these programs, our Named Executive Officers are rewarded on the basis of individual and corporate performance measured against pre-established corporate and strategic goals. Please read the section of this proxy statement under the heading “Compensation of Executive Officers—Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2017 compensation of our Named Executive Officers.

The Compensation Committee of our Board of Directors continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on Seattle Genetics, the Compensation Committee or our Board of Directors. Nevertheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2019 Annual Meeting of Stockholders. In addition, our stockholders will be able to indicate by advisory vote at our 2023 Annual Meeting of Stockholders their preference as to the frequency of future advisory votes.

Stockholder approval of this Proposal No. 4 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL NO. 4

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation discussion and analysis discusses and analyzes how the Compensation Committee of our Board of Directors (the “Compensation Committee”) determined the total compensation for our Chief Executive Officer, Chief Financial Officer, our three other most highly compensated executive officers during the year ended December 31, 2017 serving as of December 31, 2017, and one former executive officer who departed from the Company during 2017 but whose total compensation for 2017 would have made him one of the three most highly compensated executive officers for 2017, who were:

•	Clay B. Siegall, Ph.D., our President and Chief Executive Officer (our “CEO”);

•	Todd E. Simpson, our Chief Financial Officer;

•	Jonathan Drachman, M.D., our Chief Medical Officer and Executive Vice President, Research and Development;

•	Vaughn B. Himes, Ph.D., our Chief Technical Officer;

•	Jean I. Liu, our General Counsel and Executive Vice President, Legal Affairs; and

•	Eric L. Dobmeier, our former Chief Operating Officer.

We refer to these executive officers as our “Named Executive Officers” or our “named executive officers”.

Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as the Compensation Committee’s decisions and determinations regarding executive compensation for 2017.

Executive Summary

2017 Business Highlights

The financial and operational highlights of our company performance for 2017 were as follows:

•	With regard to ADCETRIS® (brentuximab vedotin):

•	We continued execution of our sales strategy for ADCETRIS in the United States and Canada. Net sales of ADCETRIS were $307.6 million in 2017, representing an increase of 16 % over net sales of $265.8 million in 2016.

•	We reported topline positive results for the ECHELON-1 phase 3 clinical trial evaluating ADCETRIS in frontline advanced Hodgkin lymphoma and in September 2017, the U.S. Food and Drug Administration (the “FDA”) granted Breakthrough Therapy Designation to ADCETRIS in combination with chemotherapy for the frontline treatment of patients with advanced Hodgkin lymphoma.

•	Based on the positive results of the ECHELON-1 phase 3 clinical trial, we submitted a supplemental Biologics License Application (“sBLA”) to the FDA for the approval of a new indication for ADCETRIS as part of a frontline combination chemotherapy regimen in patients with previously untreated advanced classical Hodgkin lymphoma. In December 2017, the FDA granted Priority Review for the sBLA.

•	Based on the positive results of our ALCANZA phase 3 clinical trial, in November 2017, the FDA approved ADCETRIS for treatment of adult patients with primary cutaneous anaplastic large cell lymphoma (“pcALCL”) and CD30 expressing mycosis fungoides (“MF”) who have received prior systemic therapy.

•	We initiated the seventh registrational trial of ADCETRIS, CHECKMATE 812, evaluating the combination of the immunotherapy nivolumab (Opdivo) with ADCETRIS for the treatment of relapsed or refractory, or transplant-ineligible, advanced Hodgkin lymphoma under our clinical collaboration with Bristol-Myers Squibb Company (“BMS”).

•	With regard to enfortumab vedotin:

•	In collaboration with Astellas Pharma, Inc. (“Astellas”), in October 2017,we initiated a pivotal, single-arm phase 2 clinical trial for patients with locally advanced or metastatic urothelial cancer who have been previously treated with a checkpoint inhibitor (“CPI”).

•	We initiated a phase 1b clinical trial to evaluate enfortumab vedotin in combination with CPIs in earlier lines of therapy for metastatic urothelial cancer as well as the lung and ovarian cancer treatment setting.

•	With regard to tisotumab vedotin:

•	We exercised our option to co-develop tisotumab vedotin with Genmab, Inc. (“Genmab”).

•	We and Genmab reported data in September 2017 from a phase 1/2 trial at the European Society of Medical Oncology (ESMO) Congress.

•	With regard our product pipeline:

•	We continued to evaluate ladiratuzumab vedotin (SGN-LIV1A) for patients with LIV-1 positive metastatic breast cancer.

•	We continued to evaluate SGN-LIV1A as part of neo-adjuvant therapy in patients with breast cancer.

•	We continued to build a robust pipeline by submitting two investigational new drug applications (“INDs”) to the FDA and advanced two new programs into clinical trials, resulting in fourteen product candidates in clinical development at the end of 2017.

•	Our collaborator, Unum Therapeutics, Inc. (“Unum”) submitted an IND for its ACTR-BCMA program. We are developing ACTR products in collaboration with Unum.

•	We conducted significant additional research with regard to our earlier stage pipeline and pre-clinical technologies.

•	With regard to business and operations:

•	We continued to expand our operations internationally.

•	We expanded our internal manufacturing capabilities through the purchase of a pharmaceutical manufacturing facility in Bothell, Washington.

2017 Executive Compensation Highlights

The following key compensation actions were taken with respect to the Named Executive Officers for 2017:

•	Base Salaries – Their annual base salaries were increased, including a 4% annual base salary increase for our CEO.

•	Annual Cash Incentive Awards – Because we performed above target with respect to our corporate performance goals, their annual cash incentive awards earned under our Senior Executive Annual Bonus Plan (the “Executive Bonus Plan”) ranged from 101% to 109% of the Named Executive Officer’s target annual cash bonus opportunities, including an annual cash incentive award to our CEO equal to 105% of his target annual cash bonus opportunity, in line with achievement of 105% of our annual corporate performance goals and the fact that our CEO’s annual cash incentive award is entirely dependent on corporate performance.

•	Long-Term Incentive Compensation – They were granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock, with aggregate grant date fair values ranging from $1.6 million to $6.3 million, including an option and a RSU award with an aggregate grant date fair value of $6.3 million granted to our CEO.

•	Special Long-Term Performance-Based Compensation Awards – They are eligible to receive certain cash awards and receive certain equity awards under the Long-Term Incentive Plan for EV and TV (the “EV/TV LTIP”), a special program intended to incentivize the achievement of certain key company milestones over a multi-year period. The EV/TV LTIP performance goals are tied to the achievement of key regulatory approvals for enfortumab vedotin and tisotumab vedotin. While the equity portion of these awards is reflected as 2017 compensation in the “Summary Compensation Table,” these awards provide incentive and retention purposes over a multi-year period and therefore we do not view them as solely 2017 compensation. These awards will not be paid, granted or vest, as applicable, if the performance goals are not achieved.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2017, we maintained the following executive compensation policies and practices to drive performance and to minimize behaviors that we believe do not serve our stockholders’ long-term interests:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•	Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with making the 2017 compensation decisions.

•	Executive Compensation Review. The Compensation Committee conducted a review and approval of our compensation strategy, and reviewed and determined our compensation peer groups used for comparative purposes.

•	Additional Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, including short-term cash incentives and long-term cash and equity incentives to align the interests of our executive officers and stockholders.

•	Special Performance-Based Awards. We maintain two special long-term incentive programs offering cash and equity awards that become payable, or subject to grant or vesting, as applicable, only if we achieve designated performance goals relating to the phase 3 ECHELON-1 trial for ADCETRIS and certain regulatory approvals of enfortumab vedotin and tisotumab vedotin. The equity awards under these programs are subject to further vesting subject to continued service over a multi-year period following the achievement of such performance goals.

•	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•	Stock Ownership Policy. We maintain a policy that requires minimum ownership of shares of our common stock by our CEO and our other executive officers.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

•	Hedging and Pledging Prohibited. Pursuant to our insider trading policy, we prohibit our executive officers from engaging in short-term speculative transactions and further prohibit them from hedging or pledging our securities as collateral.

•	No Stock Option Repricings. Our equity plan does not permit repricing underwater stock options without stockholder approval.

Results of Most Recent Stockholder Advisory Vote on Executive Compensation

Approximately 99% of the votes cast in the “say-on-pay” stockholder advisory vote on the compensation of our Named Executive Officers in 2017 approved our executive compensation as described in our 2017 definitive proxy statement. The Compensation Committee considered the result of the stockholder advisory vote as an endorsement of its compensation policies, practices and philosophy for our Named Executive Officers. Accordingly, the Compensation Committee determined not to make any significant changes as a result of the vote. In addition, in part based on the support shown by the vote, the Compensation Committee has maintained a consistent approach in making compensation decisions.

The Compensation Committee considers the results of the say-on-pay vote on our executive compensation program as part of its annual executive compensation review. Our Board of Directors values the opinions of our stockholders, and the Compensation Committee will continue to consider the outcome of future say-on-pay votes, as well as any feedback received throughout the year, when making compensation decisions for the Named Executive Officers. The next say-on-pay vote on the compensation of the Named Executive Officers will take place at the Annual Meeting.

Compensation Philosophy and Objectives

Our compensation philosophy is to provide overall compensation that is competitive to attract and retain the highest caliber executive officers. In particular, we believe that, when targeted levels of performance are achieved, the resulting compensation should approximate the 50th percentile of pay practices of a peer group of companies selected by the Compensation Committee, and that additional performance should be rewarded by adjusting compensation upwards towards the 75th percentile of our peer group if an individual’s and our corporate performance exceeds expectations. The Compensation Committee believes that this approach is reasonable and appropriate to achieve the objectives of our compensation program and applies its experience and judgment when interpreting competitive market data and making compensation decisions for our executive officers. Other key objectives of our executive compensation program include aligning pay with company performance, driving the achievement of key business goals that increase stockholder value over the long-term and weighting pay deliberately toward “at risk” performance-based compensation.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee’s basic responsibility is to review the performance of our management in achieving corporate goals and objectives and to ensure that our management is compensated effectively in a manner consistent with our compensation philosophy, competitive practice and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation Committee oversees, reviews, and approves our executive compensation program.

For 2017, the Compensation Committee reviewed the base salaries, annual cash incentive compensation opportunities, and the long-term incentive compensation of our Named Executive Officers and compared them to our compensation peer group as described below in “—Competitive Positioning” primarily to ensure that our Named Executive Officer target total direct compensation opportunities as a whole were market competitive and to determine whether any adjustments were necessary. Generally, the Compensation Committee seeks to establish a mix between cash compensation and long-term equity incentives similar to the mix used by the companies in our compensation peer group. For example, generally, and for 2017, the Compensation Committee set a significant portion of compensation to be “at risk” based on our performance, in the form of both cash and equity, with heavier weight towards equity incentives that directly align the interests of our executives with our stockholders. The Compensation Committee believes that it is important to align compensation levels and the mix of compensation to that offered by our peers in order to retain and incentivize the talented executive officers whose efforts are key to our long-term success.

At the time it makes its executive compensation decisions, the Compensation Committee also reviews individual performance and the Company’s performance against pre-established company corporate and strategic goals, as well as the Company’s performance generally. In this regard, decisions with respect to the principal, ongoing elements of compensation for our executive officers are based, in combination with the competitive market analysis described above, upon the Compensation Committee’s assessment of:

•	each individual’s performance as assessed by our CEO (other than his own performance) in consultation with the Compensation Committee and our Executive Vice President, Human Resources; and

•	overall company performance measured against corporate and strategic goals as defined by our Board of Directors.

Generally, determinations of individual performance at the executive officer level are based on a holistic evaluation of the executive’s performance taking into account department and functional goals which are aligned with the broader corporate and strategic goals of the company. The Compensation Committee believes that successful execution against these goals is an essential way to enhance long-term stockholder value. The executive officer’s role and responsibilities and job criticality are also considered.

The Compensation Committee generally relies upon its judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer, particularly with respect to base salary determinations and overall levels of long-term incentive compensation. However, as set forth below, bonus awards under our Executive Bonus Plan are formulaic in that the target and maximum bonus opportunities are established, as is the extent to which bonuses are awarded based on the achievement of pre-established company goals and, in the case of our Named Executive Officers other than our CEO, on individual performance. In addition, since 2011 for reasons described further below in “—Principal Elements of Compensation—Long Term Equity Awards,” the Compensation Committee has delivered annual stock awards in a combination of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock, with options representing approximately 50% of the overall value of the equity awards granted and with RSU awards comprising the other approximately 50%. Specifically, a stock option equivalent value is determined for each executive officer role after the Compensation Committee reviews peer group data. This total value is then divided in half, and approximately 50% of the value as of the calculation date shortly preceding the applicable grant date is allocated to be granted in the form of options and approximately 50% of the value is allocated to be granted in the form of RSUs. In each case, the shares are determined based on an approximation of grant date fair value, using the Black Scholes methodology for stock options and a 0.4 multiplier for RSUs (to reflect the increased value of receiving shares at full value without the payment of an exercise price). This 50/50 mix is based on the goal of attracting and retaining top performers and reflects a balanced approach between options, a more leveraged equity instrument that helps to drive stockholder value, and RSU awards, that serve as an effective retention vehicle even in periods of volatility.

Role of Executive Officers

Our CEO makes recommendations to the Compensation Committee with respect to base salary levels, target annual cash incentive award opportunities, individual performance assessments, and the amount of long-term equity awards to be granted to our executive officers (other than with respect to his own compensation) in consultation with Compensia and our Executive Vice President, Human Resources. In addition, our Executive Vice President, Human Resources supports the Compensation Committee in its work, including preparation of historical and prospective executive compensation data, review of peer group data and biotechnology market practices, and research in response to technical Compensation Committee inquiries. Other than as described above, neither the CEO nor any other executive officers take part in the Compensation Committee’s decisions regarding executive officer compensation.

Role of Compensation Consultant

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain (or obtain the advice of) any compensation consultant, legal counsel or other adviser to assist it in the performance of its duties and responsibilities. Pursuant to this authority, the Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, for support on matters related to the compensation of our executive officers. The Compensation Committee has retained Compensia since it has found Compensia’s work to be thorough and objective.

In 2017, the Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Compensia; (ii) the amount of fees from our company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by the firm. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to our company has not created any conflict of interest.

Base salary and annual target bonus decisions made in January 2017 were made after considering the compensation provided by our peer group and Compensia’s previously provided competitive market analysis with respect to our January 2016 peer group. The base salary data considered by the Compensation Committee in making the January 2017 base salary decisions were aged by applying an annualized 3% increase to the January 2016 peer group data. Compensia was again retained by the Compensation Committee in August 2017 to provide an updated competitive market analysis of the base salary, annual cash incentive awards, and long-term incentive compensation of our executive officers compared against our compensation peer group and to review other market practices and trends. This market analysis was reviewed with the Compensation Committee and was used to guide decisions regarding the August 2017 grants of long term equity awards in the form of options and RSUs. These data were also used to determine salary and cash incentive targets in January 2018.

Competitive Positioning

The Compensation Committee reviews our peer group periodically to reflect changes in market capitalization and other factors, including acquisitions, and revises the companies included in the peer group accordingly.

The peer group used by the Compensation Committee when making salary and bonus target compensation decisions in January 2017 was our peer group that resulted from Compensia’s analysis in January 2016 that was approved by the Compensation Committee, with input provided by senior management and Compensia at that time, and consisted of:

Acorda Therapeutics, Inc. Agios Pharmaceuticals, Inc. Alexion Pharmaceuticals, Inc. Alkermes plc Alnylam Pharmaceuticals, Inc. ARIAD Pharmaceuticals, Inc.	BioMarin Pharmaceutical Inc. Clovis Oncology, Inc. Genomic Health, Inc. Incyte Corporation Intercept Pharmaceuticals, Inc. Juno Therapeutics, Inc.	Kite Pharma, Inc. Medivation, Inc. Puma Biotechnology, Inc. Ultragenyx Pharmaceutical Inc. United Therapeutics, Inc. Vertex Pharmaceuticals Incorporated

The compensation peer group used by the Compensation Committee to review compensation in August 2017 was approved by the Compensation Committee, with input provided by senior management and Compensia, and included biotechnology and pharmaceutical companies that were similar to the Company with respect to revenue, market capitalization, headcount, development and commercialization stage and product and innovation focus. In each case, as of the date this analysis was performed, these twenty peer companies had a median market capitalization of approximately $6.8 billion, as compared to our market capitalization of approximately $9 billion, median 12-month revenue through June 30, 2017 of approximately $89 million, as compared to our 12-month revenue through June 30, 2017 of approximately $429 million, and a median of 456 employees, as compared to our 890 employees. This peer group consisted of:

ACADIA Pharmaceuticals	Clovis Oncology, Inc.	Kite Pharma, Inc.
Agios Pharmaceuticals, Inc.	Exelixis	Puma Biotechnology, Inc.
Alexion Pharmaceuticals, Inc.	Incyte Corporation	Tesaro
Alkermes plc	Intercept Pharmaceuticals, Inc	Ultragenyx Pharmaceutical Inc.
Alnylam Pharmaceuticals, Inc.	Ionis Pharmaceuticals	United Therapeutics, Inc.
BioMarin Pharmaceutical Inc.	Jazz Pharmaceuticals	Vertex Pharmaceuticals Incorporated
Bluebird bio	Juno Therapeutics, Inc.

Principal Elements of Compensation

Our executive compensation program currently consists of four principal components: base salary, annual cash incentive awards (if approved by the Compensation Committee), long-term equity awards, currently in the form of stock options and RSU awards which are subject to time-based vesting, and performance-based incentive awards. The Compensation Committee seeks to ensure the aggregate level of pay across all of the pay elements (base, total cash, annual, long-term incentives and performance-based incentives) is meeting our desired compensation objectives for each executive officer.

Base Salary

We use base salaries to attract and retain talented executives. The Compensation Committee establishes the base salaries for our CEO and other executive officers based on the underlying scope of their respective responsibilities, after taking into account competitive market compensation by reviewing the base salaries paid by our peer group for similar positions. The base salary for each executive officer is initially determined on an annual basis by first referencing the 50th percentile for similarly positioned executives based on the peer group data, and then by adjusting for other factors, including individual performance, changes in job duties and responsibilities, compensation relative to our other executive officers, budget considerations, scope and criticality of role, and other factors as applicable. Typically, annual base salary adjustments are effective February 1 of each year.

Annual Cash Incentive Awards

We have adopted an Executive Bonus Plan, which provides cash incentives designed to reward each executive officer for our corporate performance and such officer’s individual contributions and performance toward achieving key corporate goals. The performance metrics against which our executive officers are measured are clearly communicated, measureable and consistently applied. The corporate goals are generally approved by the Compensation Committee near the beginning of each year, but the Compensation Committee reserves the right to modify these goals to reflect changing business circumstances.

In making its assessment regarding the extent to which the corporate performance objectives for the year have been achieved, the Compensation Committee considers both the extent to which the objectives have been achieved or exceeded as well as the difficulty of each objective that was achieved compared to any objectives that were not achieved and any significant additional achievements that were not contemplated at the beginning of the performance year. The Compensation Committee also assesses performance on an overall basis. The corporate payout factor determined by this process is then used to calculate the corporate portion of each executive officer’s annual bonus payout.

Our CEO assesses the other executive officers’ contributions to the corporate goals, and makes a recommendation to the Compensation Committee with respect to the individual performance percentage. The factors considered by the CEO in making this determination include a holistic evaluation of performance, the criticality of the executive officer’s role in achieving corporate deliverables, the executive officer’s contribution to achieving corporate goals and the achievement of individual or departmental goals. The Compensation Committee reviews the CEO’s recommendations on individual performance factors for each executive officer and then makes a final determination of the individual performance percentage for each executive officer. No individual performance factor is determined for the CEO since his annual cash incentive award is based entirely on the corporate performance factor discussed above.

The weighting between the corporate performance percentage and the individual performance percentage used for determining the annual cash incentive awards is determined for each executive officer based on his or her position is as set forth in the table below. The Compensation Committee determined that greater weighting of the corporate goals should apply to our CEO and our former Chief Operating Officer than our other Named Executive Officers because their positions and responsibilities give them more opportunity to significantly impact overall corporate performance. With respect to Dr. Siegall, the corporate performance percentage is 100% and the individual performance percentage is 0%, with respect to Mr. Dobmeier, the corporate performance percentage was 80% and the individual performance percentage was 20%, and with respect to each of Mr. Simpson, Dr. Drachman, Dr. Himes and Ms. Liu, the corporate performance percentage is 60% and the individual performance percentage is 40%.

The target annual cash incentive award opportunity (expressed as a percentage of base salary) for each executive officer is determined by the Compensation Committee after referencing the bonus targets for similarly positioned executives in our peer group.

The corporate performance percentage and individual performance percentage (weighted as described above) are then multiplied by the target annual cash incentive award opportunity (expressed as a percentage of base salary) for each executive officer to determine the actual amount of the bonus award.

Corporate and individual performance goal achievement is targeted at 100%.The achieved corporate performance percentage and/or the achieved individual performance percentage may exceed 100% in the event we and/or the executive officer exceed expected goals, provided that neither percentage may exceed 150%. Accordingly, each executive officer’s target annual cash incentive award opportunity under the Executive Bonus Plan is capped at 150% of the target bonus amount, and in addition, each executive officer must achieve at least a 50% individual performance percentage to receive a bonus award under the Executive Bonus Plan (other than our CEO whose annual cash incentive award is based solely on the achievement of our corporate goals).

Long-Term Equity Awards

We offer long-term incentive compensation in the form of equity awards to our executive officers to align their incentives with stockholder value creation. Generally, a significant equity award is granted at the time an executive officer commences employment. Thereafter, equity awards may be granted at varying times and in varying amounts in the discretion of the Compensation Committee, but are generally granted once a year unless such executive officer is promoted, provided with a retention grant, or recognized for outstanding performance or in the case of performance-based incentive awards.

The equity awards granted to our executive officers include options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. The Compensation Committee believes that, while both stock options and RSU awards enable our executive officers to benefit, like stockholders, from any increases in the value of our common stock, stock options deliver future value only if the value of our common stock increases above the exercise price and thereby provide incentives for our executive officers to increase the value of our common stock over the long term. Because stock options generally vest over four years, they also provide a long-term retention incentive. The Compensation Committee grants RSU awards because they are less dilutive to our stockholders, as fewer shares of our common stock are granted to achieve an equivalent value relative to stock options, and because, relative to options, RSUs are an effective retention tool even in a case in which our trading price is low as compared with option exercise prices. Generally, each RSU award granted vests in full on the third-anniversary of the date of grant, subject to continued service, so that the awards are designed to provide a long-term retention incentive.

Generally, the value of proposed annual equity awards for each named executive officer are determined first by referencing the 50th percentile of the compensation peer group and then adjusted based on individual performance, contributions to corporate and strategic goals, consideration of the retention value of the executive officer’s total equity holdings, and an assessment of the scale and business criticality of the executive’s role.

The options to purchase shares of our common stock granted to our Named Executive Officers generally vest as to 25% of the shares on the first anniversary of the grant date and as to 1/36th of the remaining shares each month thereafter until such grant is fully vested on the fourth anniversary of the grant date. Such options are also subject to vesting acceleration as described under “—Post-Employment Compensation” below.

Generally, upon hiring an executive officer, an equity award will be granted on the fifteenth day of the month following the month he or she commences employment (or first business day thereafter). Annual equity awards to all executive officers are granted at regularly scheduled meetings of the Compensation Committee and are generally made in August. We do not have any program, plan or practice to time stock awards to our executive officers or other employees in coordination with the release of material, non-public information.

The exercise price of our options to purchase shares of our common stock must be equal to the fair market value (our closing price on the Nasdaq Global Select Market) of our common stock on the date of grant.

Performance-Based Incentive Awards

From time to time as it determines appropriate, the Compensation Committee may grant additional long-term cash or equity incentive opportunities intended to drive attainment of key performance goals over a multi-year period. In 2017, the Compensation Committee approved a long-term incentive program designed to incentivize achievement of regulatory approvals for enfortumab vedotin and tisotumab vedotin, two key company milestones. The target values for the plan are based on the approximate full year bonus target applicable for each individual executive’s grade level. The Compensation Committee selected this approach to setting target value because the Compensation Committee previously used the same approach with respect to long-term incentive plans it previously approved in 2010 and 2016, and continues to see this approach as an effective means to reach its incentive and retention goals for this plan. This program is described further below under “—2017 Compensation Decisions for the Named Executive Officers—Performance-Based Incentive Awards.”

Until February 2018, we also maintained a third special long-term incentive program that offered cash and equity awards that would have become payable, or subject to grant, as applicable if we achieved designated performance goals relating to SGN-CD33A. No payments were made under this program, and it was terminated in February 2018, as a result of our decision to discontinue the phase 3 CASCADE clinical trial of SGN-CD33A in frontline older acute myeloid leukemia patients.

2017 Compensation Decisions for the Named Executive Officers

We believe that 2017 was a productive year for us due in part to the successful ECHELON-1 topline data release, progress on key corporate phase 3 trials of ADCETRIS and pivotal trials of enfortumab vedotin and tisotumab vedotin, and the additional progress we made advancing our clinical development pipeline projects, as described above under the heading “—Executive Summary.”

Base Salary

The following table sets forth the base salaries effective for each of our Named Executive Officers that were approved by the Compensation Committee in January 2017 and became effective as of and the percentages that their base salaries were increased from their 2016 base salary levels.

Named Executive Officer	2016 Base Salary($)	2017 Base Salary($)	Percentage Increase
Dr. Siegall	855,750	890,000	4%
Mr. Simpson	476,900	493,600	3.5%
Dr. Drachman	512,200	531,450	3.76%
Dr. Himes	460,000	478,400	4%
Ms. Liu	442,950	463,500	4.64%
Mr. Dobmeier	455,272	472,350	3.75%

In January 2017, the Compensation Committee approved a merit increase of 4% to our CEO’s base salary in recognition of his role in leading the achievement of our strong corporate performance and following its analysis of competitive market data based on the peer group salary levels. In determining base salary for Dr. Siegall and each of the executive officers below, the Compensation Committee first referenced the 50th percentile and then adjusted for other factors including the aspects of individual performance further described below.

With respect to Mr. Simpson, the Compensation Committee focused on his leadership in our finance, investor relations, and facilities/real estate functions. In January 2017, the Compensation Committee approved a merit increase of 3.5% to Mr. Simpson’s base salary.

With respect to Dr. Drachman, the Compensation Committee focused on his leadership in research and development. In January 2017, the Compensation Committee approved a merit increase of 3.76% to Dr. Drachman’s base salary.

With respect to Dr. Himes, the Compensation Committee focused on his leadership in technical operations and manufacturing. In January 2017, the Compensation Committee approved a merit increase of 4% to Dr. Himes’ base salary.

With respect to Ms. Liu, the Compensation Committee focused on her leadership in legal affairs and transactional matters. In January 2017, the Compensation Committee approved a merit increase of 4.64% to Ms. Liu’s base salary.

With respect to Mr. Dobmeier, the Compensation Committee focused on his oversight of the Company’s operations, corporate communications and investor relations initiatives and his contribution to our business development activities. In January 2017, the Compensation Committee approved a merit increase of 3.75% to Mr. Dobmeier’s base salary. Mr. Dobmeier transitioned from an 85% of full-time schedule to a full-time schedule on September 1, 2017.

Annual Cash Incentive Awards

The target annual cash incentive award opportunities for our Named Executive Officers for 2017 are set forth in the table below. These targets were set based on market data from our 2016 peer group for similar positions. There were no changes from 2016 targets (as a percentage of base salary) because the Compensation Committee determined that such target percentages continued to be appropriate.

Named Executive Officer	Target Annual Cash Incentive Award Opportunity (percentage of base salary)	Target Annual Cash Incentive Award Opportunity ($)
Dr. Siegall	100%	890,000
Mr. Simpson	50%	246,800
Dr. Drachman	50%	265,725
Dr. Himes	50%	239,200
Ms. Liu	45%	208,575
Mr. Dobmeier	50%	277,853

The corporate performance goals established under the Executive Bonus Plan in 2017 were primarily based on sales of ADCETRIS, the advancement of development and clinical activities related to ADCETRIS, SGN-CD33A, enfortumab vedotin and our additional product candidates, business development and expansion of operations, expense management and stock performance, all of which the Compensation Committee believes strongly relate to the creation of stockholder value. Our performance goals in 2017 were as set forth below. The ADCETRIS goal was weighted at 40%, the SGN-CD33A goal was weighted at 20%, the enfortumab vedotin goal was weighted at 12.5%, the pipeline goal was weighted at 10% and business and operations goals were weighted at 17.5%. An additional goal with respect to tisotumab vedotin was also considered.

The ADCETRIS goal included the following targets:

•	achieving sales goals established by the Board of Directors in the United States and Canada;

•	meeting commercial manufacturing supply chain goals;

•	submitting a cutaneous T-cell lymphoma (“CTCL”) (ALCANZA) sBLA submission to the FDA and preparing for anticipated potential launch in early 2018;

•	preparing for frontline expansion activities relating to ECHELON-1 including topline data release, presentation at major medical conferences and sBLA submission within six months of topline data;

•	preparing for frontline expansion activities relating to ECHELON-2 including submission planning and identification of opportunities for increased CD30 testing in T-cell lymphomas; and

•	developing a joint ADCETRIS + nivolumab (OPDIVO) combination strategy with BMS.

The SGN-CD33A goal included the following targets:

•	achieving enrollment goals in our phase 3 CASCADE clinical trial of SGN-CD33A;

•	achieving certain manufacturing goals;

•	resolving the clinical hold and initiating certain additional studies; and

•	achieving certain trial initiation and enrollment goals relating to study of SGN-CD33A in myelodysplastic syndrome.

The enfortumab vedotin goal included the following targets:

•	enrolling the first patient in a pivotal phase 2 clinical trial for patients with locally advanced or metastatic urothelial cancer who have been previously treated with CPI therapy;

•	achieving certain manufacturing goals in collaboration with Astellas;

•	advancing additional clinical goals in collaboration with Astellas; and

•	developing and implementing a comprehensive development strategy, including initiation of a CPI combination study.

The product pipeline included the following targets:

•	achieving goals related to clinical trials in SGN-LIV1A, SGN-CD19A, SGN-CD19B, SEA-CD40, SGN-CD123A and SGN-CD352A;

•	initiating a phase 1 trial of SGN-2FF;

•	submitting INDs for new programs; and

•	achieving specific research goals relating to technology development.

The business and operations goals included the following targets:

•	completing site selection, financial negotiations and facility plan for our own manufacturing facility;

•	achieving certain EU expansion goals including with respect to advisory boards and presence at The European Hematology Association (“EHA”) and European Society for Medical Oncology (“ESMO”);

•	completing certain business development transactions;

•	hiring key employees to plan and minimizing employee attrition;

•	managing expenses to budget; and

•	achieving stock performance relative to appropriate biotechnology indices.

In August 2017, in light of the company’s anticipated decision to exercise our option to co-develop tisotumab vedotin with Genmab, the Board added a goal with respect to this program. This goal did not replace any other goals, but rather was an additional goal, and was not given a specific weighting for purposes of the Executive Bonus Plan:

•	complete cross functional diligence and make decision on whether to opt in with respect to co-development of tisotumab vedotin under the collaboration agreement with Genmab;

•	in the event of opt in, establish governance and team structure and agree to a joint development plan with respect to the global development of tisotumab vedotin; and

•	support Genmab to initiate a phase 2 pivotal study for patients with recurrent and/or metastatic cervical cancer.

The Compensation Committee determined that we met the majority of our performance goals for 2017. Specifically, the Compensation Committee determined that we met or exceeded all of the goals with respect to ADCETRIS, enfortumab vedotin and tisotumab vedotin. The Compensation Committee determined that we also met all of our goals relating to our pipeline, except with respect to SGN-CD123A and SGN-CD352, which did not meet the timing set forth in the goals, and that we met or exceeded all goals relating to our business and operations with the exception of our business development goals that were partially achieved, and our stock performance goal, which was not achieved. However, the Compensation Committee determined that none of our goals with respect to SGN-CD33A were achieved as a result of the Company’s decision to discontinue the phase 3 CASCADE clinical trial of SGN-CD33A in frontline older acute myeloid leukemia patients and suspend the development of SGN-CD33A pending further evaluation. The Compensation Committee considered the fact that this goal was not achieved in determining the total amount of goal achievement. The 2017 performance goals were aggressive and set at challenging levels such that the attainment of executive target annual cash incentive award opportunities was not assured at the time they were set and would require a high level of effort and execution on the part of the executive officers in order to achieve the goals. In light of the strong performance with respect to our goals other than those relating to SGN-CD33A, the achievement of the tisotumab vedotin goals despite having less than a full year to do so, and the challenging nature of the goals, the Compensation Committee determined our corporate performance percentage to be 105% for 2017.

For 2017, based on the Compensation Committee’s evaluation of individual performance as well as individual executive contributions to our corporate goal achievement and our strong performance in 2017, the individual performance factors for our Named Executive Officers were determined to be 115% for Dr. Himes, 110% for Mr. Simpson and Ms. Liu and 95% for Dr. Drachman. The Compensation Committee did not establish an individual performance factor for Mr. Dobmeier, as his last day of employment was December 14, 2017 and he was therefore ineligible to receive an award under the Executive Bonus Plan. Dr. Siegall’s overall annual cash incentive award percentage was 105%, equaling a 2017 annual cash incentive award of $934,500, Mr. Simpson’s overall annual cash incentive award percentage was 107%, equaling a 2017 annual cash incentive award of $264,076, Dr. Drachman’s overall target annual cash incentive award percentage was 101%, equaling a 2017 annual cash incentive award of $268,382, Dr. Himes’ overall target annual cash incentive award percentage was 109%, equaling a 2017 annual cash incentive award of $260,728, and Ms. Liu’s overall target annual cash incentive award percentage was 107%, equaling a 2017 annual cash incentive award of $223,175.

Long-Term Equity Awards

In line with our typical practice, the equity awards granted to our executive officers in 2017 included a 50/50 combination of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock.

In August 2017, the Compensation Committee considered the grant of annual equity awards to our executive officers after reviewing a competitive market analysis prepared by Compensia and referencing the 50th percentile for each role, the recommendations of our CEO based on his evaluation of their individual performance, the executive officer’s prior grant levels and the extent to which the executive officer is currently vested in his or her stock awards, scope and criticality of role and parity among executives in roles of a given level.

The table below shows the number of shares subject to the stock options and RSU awards granted to our Named Executive Officers in August 2017 (other than pursuant to the special EV/TV LTIP described separately below), as well as the total grant date fair value of these awards on the applicable date of grant.

Named Executive Officer	Options to Purchase Shares of our Common Stock (#)	RSU Awards for Shares of our Common Stock (#)	Aggregate Grant Date Fair Value ($) (1)
Dr. Siegall	168,000	67,200	6,333,985
Mr. Simpson	57,500	23,000	2,167,884
Dr. Drachman	67,500	27,000	2,544,906
Dr. Himes	50,000	20,000	1,885,116
Ms. Liu	42,500	17,000	1,602,350
Mr. Dobmeier	87,500	35,000	3,298,953

(1)	The amounts in this column represent the aggregate full grant date fair value of stock options and RSUs granted in August 2017 in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts with respect to stock options, see Note 15 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

The options to purchase shares of our common stock granted to our Named Executive Officers in 2017 vest as to 25% of the shares subject to the option upon the first anniversary of the grant date and as to 1/36th of the remaining shares subject to the option each month thereafter until such grant is fully vested on the fourth anniversary of the grant date. Such options are also subject to vesting acceleration as described under “—Post-Employment Compensation” below.

The exercise price of the options granted to our executive officers in 2017 equaled the fair market value of our common stock, our closing price on the Nasdaq Global Select Market, on the date of grant.

RSU awards granted to our Named Executive Officers in 2017 vest in full on the third anniversary of the grant date, subject to vesting acceleration as described under “—Post-Employment Compensation” below.

Performance-Based Incentive Awards

On September 29, 2017, the Compensation Committee approved the EV/TV LTIP for the purpose of incentivizing the Company’s employees to achieve regulatory approvals of (i) enfortumab vedotin, a product candidate currently being co-developed by the Company and Astellas under the Company’s collaboration and license agreement with Astellas (the “EV Collaboration Agreement”), and (ii) tisotumab vedotin, a product candidate currently being co-developed by the Company and Genmab under the Company’s collaboration and license agreement with Genmab (the “TV Collaboration Agreement”).

Under the EV/TV LTIP, each Named Executive Officer is eligible to receive a cash award and an RSU award that may be settled for shares of our common stock.

The Compensation Committee designed the EV/TV LTIP to include an award to executive officers that is 50% cash and 50% RSUs based on the long term nature of the goal and the additional retentive value that can be provided by RSU awards.

A portion of each cash award will become payable, and a portion of each RSU award will be granted, only upon certification by the Compensation Committee that the FDA has approved enfortumab vedotin (such approval, the “EV Approval Milestone”), and the remaining portion of each cash award will become payable, and the remaining portion of each RSU award will be granted, only upon certification by the Compensation

Committee that the FDA has approved tisotumab vedotin (such achievement, the “TV Approval Milestone” and together with the EV Approval Milestone, the “Milestones”), provided in each case that the Named Executive Officer is still actively employed by the Company. The Compensation Committee selected these milestones because of their importance to our long-term business strategy and have the potential, if achieved, to drive increases in stockholder value. Any RSU awards granted due to achievement of a Milestone will vest on the second anniversary of the occurrence of such Milestone, provided that the Named Executive Officer’s continuous service with the Company or any of its subsidiaries has not terminated prior to the vesting date. The vesting of any granted RSU awards is subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to, or within twelve months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the RSU awards. If a Milestone is not achieved by a specified date, then no cash or RSU awards will be paid or granted with respect to such Milestone. In addition, in the event that the Company exercises its right to terminate its co-funding obligations with respect to enfortumab vedotin under the EV Collaboration Agreement (an “EV Opt-Out”) prior to the achievement of the EV Approval Milestone, or with respect to tisotumab vedotin under the TV Collaboration Agreement (a “TV Opt-Out”) prior to the achievement of the TV Approval Milestone, then no cash or RSU awards will be paid or granted with respect to such Milestone. If both an EV Opt-Out and a TV Opt-Out occur, then the EV/TV LTIP will automatically terminate on the later to occur of the date of the EV Opt-Out and the date of the TV Opt-Out. Likewise, the EV/TV LTIP will automatically terminate if neither Milestone is achieved by a specified date. Any RSU awards provided pursuant to the EV/TV LTIP will be granted under, and subject to the terms of, the Restated 2007 Plan.

The total target award value (expressed in dollars) for an employee with respect to the cash award and restricted stock unit award, if any (the “Target Award Value”), is set pursuant to the terms of the EV/TV LTIP based on the employee’s position level with the Company or its subsidiaries as of the earlier of the date that the EV BLA is submitted to the FDA and the date that the TV BLA is submitted to the FDA. The target values for the plan are based on the approximate full year bonus target applicable for each individual executive’s grade level. The Compensation Committee selected this approach to setting target value because the bonus target values were developed based on peer group data, and because we previously used this same approach with respect to previously established long-term incentive plans in 2010 and 2016. Actual award values, on a sliding scale from 0% to 120% of the Target Award Value, are calculated based on the dates of achievement of each Milestone.

The amount of cash paid, if any, with respect to the EV Approval Milestone for the Named Executive Officers will be equal to 50% of the participant’s Target Award Value, multiplied by a specified percentage with respect to such Milestone, multiplied by the applicable earn out percentage from the sliding scale. The amount of cash paid, if any, with respect to the TV Approval Milestone for executive officers will be equal to 50% of the participant’s Target Award Value, multiplied by a specified percentage with respect to such Milestone, multiplied by the applicable earn out percentage from the sliding scale. The number of restricted stock units granted, if any, with respect to the EV Approval Milestone for executive officers will be equal to 50% of the participant’s Target Award Value, multiplied by a specified percentage with respect to such Milestone, multiplied by the applicable earn out percentage from the sliding scale, with the product of these numbers then divided by the closing price of the Company’s common stock on the date of grant. The number of restricted stock units granted, if any, with respect to the TV Approval Milestone for executive officers will be equal to 50% of the participant’s Target Award Value, multiplied by a specified percentage with respect to such Milestone, multiplied by the applicable earn out percentage from the sliding scale, with the product of these numbers then divided by the closing price of the Company’s common stock on the date of grant. The specified percentages with respect to the Milestones together equal 100%. The Target Award Values for our Named Executive Officers were set based on consideration of the value of these programs to the Company and the overall cash incentive targets for our executive officers.

The Target Award Values for our Named Executive Officers are as follows:

Named Executive Officer	Target Award Value ($)
Dr. Siegall	$890,000
Mr. Simpson	$250,000
Dr. Drachman	$250,000
Dr. Himes	$250,000
Ms. Liu	$200,000
Mr. Dobmeier (1)	$250,000

(1)	Mr. Dobmeier is not eligible to receive any performance based awards under the EV/TV LTIP because his last day of employment with the Company was December 14, 2017 and no performance milestones under this LTIP had been achieved as of that date.

Health and Welfare Benefits

All of our Named Executive Officers are eligible to receive our standard employee benefits, such as our Section 401(k) plan, medical, dental, vision coverage, short-term disability, long-term disability, group life insurance, cafeteria plan, and the ESPP, in each case on the same basis as our other employees, including the matching contributions provided under our Section 401(k) plan. We make a matching contribution equal to 75% of each employee’s salary deferral contribution up to 6% of the employee’s compensation, subject to the applicable statutory limit. The matched contribution is subject to a vesting period of four years, with vesting occurring at a rate of 25% per year. Following four years of employment with the Company, all existing and future matching contributions to the Section 401(k) plan are fully vested.

Employment Agreements

We are a party to employment agreements with each of our Named Executive Officers. As further described below, when establishing the termination and change of control provisions in our agreements with our Named Executive Officers, the Compensation Committee considered industry practice.

Post-Employment Compensation

We provide severance benefit protection to our Named Executive Officers through our individual employment agreements with each such individual.

The Compensation Committee believes these severance payments and benefits are important from a retention perspective to provide some level of protection to our executive officers from having their employment terminated without cause or constructively terminated prior to or after a change in control of the Company, or from experiencing a life-changing disability, and that the amounts are reasonable when compared with similar arrangements adopted by other biotechnology companies. In addition, the Compensation Committee believes that these severance payments and benefits align our executive officer and stockholder interests by enabling them to consider corporate objectives and possible transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether such objectives or transactions may jeopardize their own employment.

With these arrangements, the Compensation Committee sought uniformity of terms among our executive officers based on their positions at the Company, with only our CEO receiving vesting acceleration benefits solely as a result of a change in control of the Company. In addition, the Compensation Committee believes that the payment-triggering event outside of the death or disability context, namely, being terminated without cause or constructively terminated, and then only when there is no misconduct by the executive officer, is a fair hurdle for the ensuing rewards. Further, our CEO’s full acceleration of vesting of stock awards upon a change in control of the Company is intended to reduce the concern that he may not have a comparable position in an acquiring company as a result of the change of control.

More information regarding these arrangements is provided under the heading “—Potential Payments Upon Termination or Change-in-Control—Employment Agreements.”

Tax and Accounting Considerations

Deduction Limitation

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), limited the corporate deduction of publicly traded entities for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million could be deducted if it was “performance-based compensation.” Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year, and the top three other highest compensated executive officers serving at fiscal year-end. The new rules generally apply to taxable years beginning after December 31, 2017. The TCJA also provides for transitional guidance that will allow certain payments made under written and binding agreements entered into prior to November 2, 2017 to be treated as if they were made under the provisions of Section 162(m) that were in effect prior to enactment of the TJCA.

Prior to the TCJA, the Compensation Committee had not adopted a policy requiring all executive compensation to be deductible, in order to maintain flexibility in compensating our executive officers in a manner designed to promote our objectives. Going forward, while the Compensation Committee intends to evaluate the effects of the revised compensation limits of Section 162(m) on any compensation it proposes to grant, the Compensation Committee intends to continue to provide future compensation in a manner consistent with our best interests and those of our shareholders, including compensation that is potentially not deductible.

Accounting Considerations

We follow Financial Accounting Standards Board ASC Topic 718 for our stock-based compensation awards. In accordance with ASC Topic 718, stock-based compensation cost is measured at the grant date, or with respect to performance-based awards, the service inception date, based on the estimated fair value of the awards using a variety of assumptions. This calculation is performed for accounting purposes and, as applicable, reported in the compensation tables, even though recipients may never realize any value from their awards. We expect to record this expense on an ongoing basis over the requisite employee service period. For performance-based stock options, we expect to record compensation expense over the estimated service period once the achievement of the performance based milestone is considered probable. At each reporting date, we assess whether achievement of a milestone is considered probable, and if so, record compensation expense based on the portion of the service period elapsed to date with respect to that milestone, with a cumulative catch-up, net of estimated forfeitures. We will recognize remaining compensation expense with respect to a milestone, if any, over the remaining estimated service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Stock Ownership Guidelines

Our CEO is required to own, directly or indirectly, a number of shares of our common stock with a value of not less than five times his base salary as of December 31 of each year. As of December 31, 2017, our CEO was in compliance with this stock ownership requirement. In 2017, on the recommendation of the Nominating and Corporate Governance Committee, the Board adopted stock ownership guidelines requiring our executive officers other than our CEO to own, directly or indirectly, a number of shares of our common stock with a value of not less than one and a half times such executive’s annual base salary. Our executives are required to be in compliance with the stock ownership requirement by December 31st of the fifth year following the year during which such individual becomes subject to these ownership guidelines. Our currently serving executive officers first became subject to these guidelines during 2017, and will be required to be in compliance by December 31, 2022. Any future executive officer will first become subject to these guidelines on the date such officer commences employment with us.

Prohibitions on Hedging and Pledging

Pursuant to our insider trading policy, we prohibit our executive officers and the members of our Board of Directors from engaging in short-term speculative transactions and further prohibit them from hedging or pledging our securities as collateral.

Compensation Recovery Policy

Currently, we do not have a policy to recover incentive compensation paid to our executive officers in the event of a financial restatement. We will comply with the requirements of the Dodd-Frank Act and will adopt a compensation recovery policy in accordance with such requirements once the SEC adopts final regulations on the subject.

As a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.

Compensation and Risk

We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our employees to assume excessive risks.

The Compensation Committee periodically reviews the elements of executive compensation to determine whether any portion of executive compensation encourage excessive risk taking. The Compensation Committee most recently conducted this review in January 2018 and concluded that it does not. Among the factors that the Compensation Committee considered were:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	goals are appropriately set to provide meaningful target levels that enhance stockholder value but that are quantifiable using objective criteria and include multiple performance measures; and

•	short-term incentive awards are capped by the Compensation Committee.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of our stockholders. The Compensation Committee believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by the members of the Compensation Committee:

Felix Baker, Ph.D. (chairman)

John A. Orwin

Daniel G. Welch

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Seattle Genetics under the Securities Act or the Exchange Act, other than in Seattle Genetics’ Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, the Compensation Committee consisted of Felix Baker (chairman), John A. Orwin and Daniel G. Welch, none of whom is a current or former officer or employee of Seattle Genetics. Please refer to the section of this proxy statement entitled “Certain Relationships and Related Party Transactions” for information concerning certain transactions involving entities affiliated with Dr. Baker.

During 2017, no member of the Compensation Committee or executive officer of Seattle Genetics has or had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, or earned by, our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1) (2)		Option Awards ($) (1) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Clay B. Siegall, Ph.D.	2017	887,146		—		3,561,064	(6)	3,217,921	934,500	15,713	8,616,344
President and CEO	2016	852,354		—		3,686,600		4,015,160	985,000	20,283	9,559,397
	2015	813,457		603		2,505,600		2,524,405	1,018,750	8,430	6,871,245

Todd E. Simpson	2017	492,208		—		1,191,510	(6)	1,101,374	264,076	12,630	3,061,798
Chief Financial Officer	2016	475,371		—		935,400		1,026,148	269,500	12,405	2,718,824
	2015	457,254		1,776		665,550		670,549	268,252	8,430	2,071,811

Jonathan Drachman, M.D.	2017	529,846		—		1,376,990	(6)	1,292,916	268,382	12,630	3,480,764
Chief Medical Officer	2016	510,167		—		1,433,700		1,534,003	294,600	12,405	3,784,875
	2015	486,233		220		783,000		788,879	304,875	8,430	2,371,637

Vaughn B. Himes, Ph.D.	2017	476,867		—		1,052,400	(6)	957,716	260,728	12,630	2,760,341
Chief Technical Officer	2016	441,138		—		1,292,780		939,330	246,900	12,405	2,932,553
	2015	407,337		—		587,250		591,658	226,188	8,430	1,820,863

Jean Liu.	2017	461,788		—		888,290	(6)	814,060	223,175	12,630	2,399,943
General Counsel and	2016	440,492		—		774,500		846,992	225,300	12,405	2,299,689
Executive Vice President, Legal Affairs	2015	399,829		—		548,100		552,217	217,681	163,555	1,881,382

Eric L. Dobmeier	2017	473,453	(7)	1,500	(8)	1,747,950	(6)	1,676,003	—	69,243	3,968,149
Former Chief Operating	2016	453,639	(7)	—		1,433,700		1,534,003	261,800	12,405	3,695,547
Officer	2015	419,045	(7)	276		743,850		749,435	312,656	8,430	2,233,692

(1)	The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the Named Executive Officers received or are entitled to receive. Rather, the reported amounts represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, as required to be disclosed under SEC rules. The reported amounts do not reflect the risks that potential RSUs to be granted under the EV/TV LTIP upon the satisfaction of performance conditions may not be granted because the applicable performance conditions are not met.
(2)	The amounts in this column include the aggregate grant date fair value of non-performance based RSUs granted during the relevant year in accordance with FASB ASC Topic 718 with no estimate for future forfeitures, which value, for non-performance based RSUs, is based on the closing price of our common stock on the date of grant. Please see “Compensation Discussion and Analysis” above and “Grants of Plan-Based Awards” below for more information regarding the RSUs we granted to the Named Executive Officers in 2017. For 2017, the amounts in this column also include the fair value of potential RSUs to be granted under the EV/TV LTIP—see footnote (6) below.
(3)	The amounts in this column represent the aggregate grant date fair value of stock options granted during the relevant year in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. For information regarding the assumptions used in calculating these amounts, see Note 15 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	The amounts in this column reflect the cash bonus awards to the Named Executive Officers under our Executive Bonus Plans. Contingent performance-based cash incentives under the ECHELON-1 LTIP (as defined below) and the EV/TV LTIP (as defined below) are not included in the table as they have not yet been earned. Please see “Grants of Plan Based Awards” below and “Compensation Discussion and Analysis” above for more information on these potential future cash payments.

(5)	The amounts in this column consist of life insurance premiums and company matching contributions to our 401(k) plan for all Named Executive Officers and, solely with respect to Dr. Siegall, the full cost of companion travel for a sales-award trip with the top ADCETRIS sales performers, grossed up for related payroll taxes. With respect to Mr. Dobmeier, the amount in this column also includes amounts paid in connection with Mr. Dobmeier’s resignation from the Company in December 2017, consisting of a payout of accrued vacation of $52,964 and a bonus to cover certain COBRA premiums and related tax gross up ($3,649).
(6)	For 2017, the reported amount includes the fair value of potential RSUs to be granted under the EV/TV LTIP as computed in accordance with FASB ASC Topic 718 with no estimate for future forfeitures. Under FASB ASC Topic 718, the grant date will not be determined for these potential RSUs until the settlement date for the awards after performance has been completed. As a result, the amounts reported for 2017 for these awards, which have not yet been granted, represent the fair value on the service inception date (i.e., the date the Compensation Committee approved the EV/TV LTIP), based upon the then-probable outcome of the performance conditions. For these purposes, the fair value of these potential RSUs was computed based on the Target Award Value for these awards, which was $445,000 for Dr. Siegall, $125,000 for each of Mr. Simpson, Dr. Drachman and Dr. Himes, $100,000 for Ms. Liu, $125,000 for Mr. Dobmeier. The fair value at the service inception date for these awards, assuming the maximum level of performance, would be $534,000 for Dr. Siegall, $150,000 for each of Mr. Simpson, Dr. Drachman and Dr. Himes, $120,000 for Ms. Liu, and $150,000 for Mr. Dobmeier. Please see “Compensation Discussion and Analysis—2017 Compensation Decisions for Named Executive Officers—Performance-Based Incentive Awards above and “Grants of Plan-Based Awards” below for more information about the EV/TV LTIP.
(7)	Mr. Dobmeier’s 2015, 2016 and 2017 salaries are prorated to reflect 85% of full-time through August 31, 2017, and the 2017 salary reflects a partial year of service. In addition, Mr. Dobmeier was not eligible to receive any cash bonus awards under our Executive Bonus Plans because his last day of employment with the Company was December 14, 2017.
(8)	This amount consists of a fifteen year work anniversary bonus paid to Mr. Dobmeier.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth each equity and non-equity award granted to our Named Executive Officers during 2017.

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Options and Awards ($) (2)
Name		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Clay B. Siegall, Ph.D.
Annual Bonus Plan (3)	N/A	890,000	1,335,000	—	—	—	—	—	—
EV-TV LTIP – Cash Award (4)	N/A	445,000	534,000	—	—	—	—	—	—
EV-TV LTIP – RSU Award (5)	9/29/2017	—	—	445,000	534,000	—	—	—	445,000
Discretionary Stock Option Award (6)	8/17/2017	—	—	—	—	—	168,000	46.37	3,217,921
Discretionary RSU Award (7)	8/17/2017	—	—	—	—	67,200	—	—	3,116,064
Todd E. Simpson
Annual Bonus Plan (3)	N/A	246,800	370,200	—	—	—	—	—	—
EV-TV LTIP – Cash Award (4)	N/A	125,000	150,000	—	—	—	—	—	—
EV-TV LTIP – RSU Award (5)	9/29/2017	—	—	125,000	150,000	—	—	—	125,000
Discretionary Stock Option Award (6)	8/17/2017	—	—	—	—	—	57,500	46.37	1,101,374
Discretionary RSU Award (7)	8/17/2017	—	—	—	—	23,000	—	—	1,066,510

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Options and Awards ($) (2)
Name		Target ($)	Maximum ($)	Target ($)	Maximum ($)
Jonathan Drachman, M.D.
Annual Bonus Plan (3)	N/A	265,725	398,588	—	—	—	—	—	—
EV-TV LTIP – Cash Award (4)	N/A	125,000	150,000	—	—	—	—	—	—
EV-TV LTIP – RSU Award (5)	9/29/2017	—	—	125,000	150,000	—	—	—	125,000
Discretionary Stock Option Award (6)	8/17/2017	—	—	—	—	—	67,500	46.37	1,292,916
Discretionary RSU Award (7)	8/17/2017	—	—	—	—	27,000	—	—	1,251,990
Vaughn B. Himes, Ph.D.
Annual Bonus Plan (3)	N/A	239,200	358,800	—	—	—	—	—	—
EV-TV LTIP – Cash Award (4)	N/A	125,000	150,000	—	—	—	—	—	—
EV-TV LTIP – RSU Award (5)	9/29/2017	—	—	125,000	150,000	—	—	—	125,000
Discretionary Stock Option Award (6)	8/17/2017	—	—	—	—	—	50,000	46.37	957,716
Discretionary RSU Award (7)	8/17/2017	—	—	—	—	20,000	—	—	927,400
Jean Liu
Annual Bonus Plan (3)	N/A	208,575	312,863	—	—	—	—	—	—
EV-TV LTIP – Cash Award (4)	N/A	100,000	120,000	—	—	—	—	—	—
EV-TV LTIP – RSU Award (5)	9/29/2017	—	—	100,000	120,000	—	—	—	100,000
Discretionary Stock Option Award (6)	8/17/2017	—	—	—	—	—	42,500	46.37	814,060
Discretionary RSU Award (7)	8/17/2017	—	—	—	—	17,000	—	—	788,290
Eric L. Dobmeier
Annual Bonus Plan (3)	N/A	277,853	416,780	—	—	—	—	—	—
EV-TV LTIP – Cash Award (4)	N/A	125,000	150,000	—	—	—	—	—	—
EV-TV LTIP – RSU Award (5)	9/29/2017	—	—	125,000	150,000	—	—	—	125,000
Discretionary Stock Option Award (6)	8/17/2017	—	—	—	—	—	87,500	46.37	1,676,003
Discretionary RSU Award (7)	8/17/2017	—	—	—	—	35,000	—	—	1,622,950

(1)	For purposes of this column, “grant date,” with respect to the potential RSUs to be granted under the EV/TV LTIP, is the service inception date as determined under FASB ASC Topic 718.
(2)	The amounts in this column do not represent amounts the Named Executive Officers received or are entitled to receive. Rather, the reported amounts represent the fair value of each award as computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date, as required to be disclosed under SEC rules. The reported amounts do not reflect the risks that potential RSUs to be granted under the EV/TV LTIP upon the satisfaction of performance conditions may not be granted because the applicable performance conditions are not met. See also “Summary Compensation Table” – footnote (6) for more information regarding the service inception date fair value for the potential RSUs to be granted under the EV/TV LTIP.
(3)

The dollar amounts represent the target and maximum amounts of each Named Executive Officer’s potential annual cash bonus award for the year ended December 31, 2017, pursuant to our Executive Bonus Plan. The amount shown as target reflects the target payment level under the Executive Bonus Plan if Seattle Genetics and each individual had achieved 100% of the specific performance objectives and goals previously approved by the Compensation Committee in 2017. An individual must have attained an individual performance percentage of 50% or more to receive any compensation under the Executive Bonus Plan. The amount shown as maximum reflects the payment level under the Executive Bonus Plan if Seattle Genetics and each individual had achieved 150% performance percentages based on the corporate goals approved by the Compensation Committee in 2017. A percentage of 150% is the maximum percentage allowed for both Seattle Genetics and individual performance percentages. Actual payouts made under the Executive Bonus Plan differed based on the actual performance objectives and goals achieved. The actual cash bonus award earned for the year ended December 31, 2017 under our Executive Bonus Plan for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in these columns do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2017. The Executive Bonus Plan is discussed in greater detail under the heading “Compensation Discussion and Analysis” above.
(4)	The dollar amounts represent the target and maximum amounts of each Named Executive Officer’s potential cash award under the EV/TV LTIP as of the plan’s inception date. The amounts shown as target are based on the Target Award Value established for the applicable Named Executive Officer under the EV/TV LTIP, and actual payment amounts will be based on a sliding scale from 0% to 120% of the amount shown as target, as calculated based on the dates of achievement of the applicable milestone. Accordingly, the amount shown as maximum reflects potential payment at the 120% level. The EV/TV LTIP is discussed in greater detail under the heading “Compensation Discussion and Analysis” above.
(5)	The amounts reported represent the dollar values of the target and maximum amounts of the Named Executive Officer’s potential RSUs to be granted under the EV/TV LTIP as of the service inception date, and do not represent the actual number of shares that will be subject to these awards when granted. The grant of a portion of these RSU awards is contingent upon FDA approval of each of enfortumab vedotin and tisotumab vedotin. The amounts shown as target are based on the Target Award Value established for the applicable Named Executive Officer under the EV/TV LTIP, and actual payouts will be based on a sliding scale from 0% to 120% of the amount shown as target, as calculated based on the dates of achievement of the applicable milestone. Accordingly, the amount shown as maximum reflects potential payout at the 120% level. The actual number of shares subject to the RSUs, if granted, will be based on the resulting dollar value divided by the closing market price of our common stock on the date of grant. See also “Summary Compensation Table” – footnote (6), including for additional detail on the fair value of these awards.
(6)	Discretionary stock options were granted under our 2007 Plan. Vesting of all of these discretionary options occurs 1/4th on the one year anniversary of the grant date and 1/36th of the remaining shares thereafter on a monthly basis until the grant is fully vested on the fourth anniversary of the grant date.
(7)	Discretionary RSUs were granted under our 2007 Plan. Vesting of all of these discretionary RSUs occurs in full on the third anniversary of the grant date.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

Employment Agreements. Each of our Named Executive Officers has entered into a written employment agreement with Seattle Genetics. For a description of these employment agreements, please see the section of this proxy statement under the heading “Potential Payments Upon Termination or Change-In-Control—Employment Agreements” below.

Annual Cash Bonus Awards. We have adopted our Executive Annual Bonus Plan that provides for annual bonus awards to reward executive officers based on our achievement of specific corporate goals and their achievement of individual performance goals. For more information regarding our Executive Annual Bonus Plan, please see the section of this proxy statement under the heading “—Compensation Discussion and Analysis—Principal Elements of Compensation—Annual Cash Incentive Awards” and footnote (2) to the Grants of Plan-Based Awards table above.

Stock Awards. Discretionary options that we granted in 2017 under the 2007 Plan have a ten year term and vest as to 1/4th of the shares subject to the options on the one year anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such option is fully vested on the four year anniversary of the grant date, subject to the accelerated vesting of such options under the terms of each executive’s employment agreement with us and pursuant to the 2007 Plan. Performance-based stock options that we granted in 2017 vest in accordance with the terms set forth in the ECHELON-1 LTIP (as defined below) and were also granted under the 2007 Plan. Options granted under the 2007 Plan carry an exercise price equal to the fair market value on the date of grant (generally the closing price of our common stock on the grant date on the Nasdaq Global Select Market), and the 2007 Plan permits the exercise price of stock options to be paid by cash, check, wire transfer, other shares of our common stock (with some restrictions), broker assisted same-day sales, cancellation of debt, cashless “net exercise” arrangements, and any other form of consideration permitted by applicable law. If an executive’s service with us terminates for any reason other than cause, death or disability, then options held by the executive under the 2007 Plan generally will be exercisable to the extent they are vested on the termination date for a period of three months after the termination (if an executive’s service with us terminates for cause, then the Board or the Compensation Committee has the authority to terminate all options held by the executive under the 2007 Plan immediately). Generally, if an executive’s service with us terminates as a result of the executive’s death or in the event of the executive’s death within 30 days following the executive’s termination of service, all outstanding options that were vested and exercisable as of the date of the executive’s death or termination of service, if earlier, may be exercised for six months following the executive’s death but in no event after the expiration date of such option. Generally, if an executive’s service with us terminates as a result of the executive’s disability, then all options to the extent they are vested and exercisable on the termination date may be exercised for one year following the termination date but in no event after the expiration date of such option. Each RSU represents a right to receive one share of our common stock (subject to adjustment for certain specified changes in our capital structure). In the event that RSUs vest, we will deliver one share of our common stock for each RSU that has vested. Discretionary RSUs that we granted in 2017 generally vest in full on the third anniversary of the grant date, provided that vesting will cease if an executive’s service with us terminates for any reason.

Under the 2007 Plan, in the event of (i) an acquisition of Seattle Genetics by means of any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the company, (ii) any sale of all or substantially all of our assets or (iii) any other event specified by the plan administrator, so long as in either (i) or (ii), our stockholders of record immediately prior to the transaction hold less than 50% of the voting power of the surviving entity and, so long as in (iii) that no change in control shall be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the change in control actually occur, then the Board or the compensation committee may, in its discretion: (i) provide for the assumption or substitution of, or adjustment (including to the number and type of shares and exercise price applicable) to, each outstanding equity award; (ii) accelerate the vesting of equity awards; and/or (iii) provide for termination of awards as a result of the change in control on such terms and conditions as it deems appropriate, including providing for the cancellation of awards for a cash or other payment to the executive.

Additionally, (i) if the successor corporation does not assume or substitute equivalent awards for all outstanding equity awards granted pursuant to the 2007 Plan, then as of the date of completion of the acquisition or merger, the vesting of such equity awards will be accelerated in full; and (ii) if outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change of control, an equity awardee’s service as an employee or consultant is terminated without cause or due to constructive termination, then the vesting of such substituted equity award will be accelerated in full.

For more information regarding grants of equity awards to our Named Executive Officers, please see the section of this proxy statement under the headings “—Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Equity Awards” and “—Compensation Discussion and Analysis—Post-Employment Compensation” above.

Long-Term Incentive Plans. In May 2016, the Compensation Committee approved the ECHELON-1 LTIP. Under the ECHELON-1 LTIP, each employee, including each Named Executive Officer, is eligible to receive a cash award and an option to purchase shares of our common stock, with the amount of each cash and option award based on the participant’s position with the Company. The cash awards will be payable to participants in the ECHELON-1 LTIP if the Approval Milestone is achieved by December 31, 2019 and will be paid following the Compensation Committee’s certification of the achievement of the Approval Milestone, provided that the participant is still actively employed by the Company and is in good standing as of the payment date. If the Approval Milestone is not achieved by December 31, 2019, the cash awards will be forfeited. The ECHELON-1 LTIP options, which were granted to our Named Executive Officer participants in ECHELON-1 LTIP on May 9, 2016 with an exercise price of $34.20 per share (the fair market value of our common stock on the date of grant), will commence vesting, if at all, upon the Compensation Committee’s certification of the achievement of the Approval Milestone, and will vest in four equal annual installments on the first four anniversaries of the date the Approval Milestone is achieved, subject to continuous service with the Company as of each vesting date. If the Approval Milestone is not achieved by December 31, 2019, the options will be forfeited.

In September 2017, the Compensation Committee approved the EV/TV LTIP. Under the EV/TV LTIP, each employee, including each Named Executive Officer, is eligible to receive a cash award and, and depending on the participant’s position with the company, may also be eligible for an RSU award. A portion of each cash award will become payable, and a portion of each RSU award will be granted, only upon certification by the Compensation Committee that the FDA has approved enfortumab vedotin, and the remaining portion of each cash award will become payable, and the remaining portion of each RSU award will be granted, only upon certification by the Compensation Committee that the FDA has approved tisotumab vedotin, provided that the participant is still actively employed by the Company and is in good standing as of each applicable payment date. Any RSU award granted due to achievement of a milestone will vest on the second anniversary of the occurrence of such milestone, subject to continuous service with the Company through the vesting date. If a particular milestone is not achieved by a specified date with respect to such milestone, then no cash award will be made nor will an RSU award be granted with respect to such milestone.

For more information regarding the EV/TV LTIP, please see the section of this proxy statement under the “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Equity Awards” and footnotes (4) and (5) to the Grants of Plan-Based Awards table above.

Other Compensatory Arrangements. Seattle Genetics pays the life insurance premium for all of its employees, including the executive officers. In addition, Seattle Genetics matches 75% of the first 6% of salary contributed to Seattle Genetics’ 401(k) plan by employees, including the executive officers. The matched contributions vest at 25% annually, such that employees are fully vested after four years from their date of hire. From time to time, individual executives negotiate other compensatory arrangements in connection with their initial hire.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity awards granted to the Named Executive Officers that were outstanding as of December 31, 2017.

	Option Awards						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Clay B. Siegall, Ph.D.	150,655	—		11.09	8/27/2008	8/27/2018
	250,000	—		12.16	8/25/2009	8/25/2019
	350,000	—		12.00	8/27/2010	8/27/2020
	300,000	—		15.46	8/24/2011	8/24/2021
	185,625	—		26.10	8/20/2012	8/20/2022
	137,500			41.04	8/19/2013	8/19/2023
	125,000	25,000		44.09	8/26/2014	8/26/2024
	93,333	66,667		39.15	8/25/2015	8/25/2025
	—	—	37,280	34.20	3/20/2018	5/9/2026
	60,000	120,000		45.30	8/27/2016	8/27/2026
	—	168,000		46.37	8/17/2017	8/17/2027
							64,000	(5)	3,424,000
							72,000	(6)	3,852,000
							67,200	(8)	3,595,200

Total	1,652,113	379,667	37,280				203,200		10,871,200

Todd E. Simpson	14,167	—		12.00	8/27/2010	8/27/2020
	26,867	—		15.46	8/24/2011	8/24/2021
	37,500	—		26.10	8/20/2012	8/20/2022
	36,000			41.04	8/19/2013	8/19/2023
	35,416	7,084		44.09	8/26/2014	8/26/2024
	24,791	17,709		39.15	8/25/2015	8/25/2025
	—	—	10,526	34.20	3/20/2018	5/9/2026
	15,000	30,000		45.30	8/27/2016	8/27/2026
	—	57,500		46.37	8/17/2017	8/17/2027
							17,000	(5)	909,500
							18,000	(6)	963,000
							23,000	(8)	1,230,500

Total	189,741	112,293	10,526				58,000		3,103,000

Jonathan Drachman, M.D.	10,457	—		8.96	3/23/2008	3/23/2018
	40,000	—		11.09	8/27/2008	8/27/2018
	41,777	—		12.16	8/25/2009	8/25/2019
	20,156	—		10.61	5/7/2010	5/7/2020
	65,000	—		12.00	8/27/2010	8/27/2020
	50,000	—		15.46	8/24/2011	8/24/2021
	40,000	—		26.10	8/20/2012	8/20/2022
	36,000	—		41.04	8/19/2013	8/19/2023
	41,666	8,334		44.09	8/26/2014	8/26/2024
	29,166	20,834		39.15	8/25/2015	8/25/2025
	—	—	10,526	34.20	3/20/2018	5/9/2026
	24,166	48,334		45.30	8/27/2016	8/27/2026
	—	67,500		46.37	8/17/2017	8/17/2027
							20,000	(5)	1,070,000
							29,000	(6)	1,551,500
							27,000	(8)	1,444,500

Total	398,388	145,002	10,526				76,000		4,066,000

	Option Awards						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (3)	Option Exercise Price ($)	Vesting Commencement Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Vaughn B. Himes, Ph.D.	56,498	—		12.00	8/27/2010	8/27/2020
	50,199	—		15.46	8/24/2011	8/24/2021
	36,169	—		26.10	8/20/2012	8/20/2022
	36,000	—		41.04	8/19/2013	8/19/2023
	31,250	6,250		44.09	8/26/2014	8/26/2024
	21,875	15,625		39.15	8/25/2015	8/25/2025
	—	—	8,333	34.20	3/20/2018	5/9/2026
	14,166	28,334		45.30	8/27/2016	8/27/2026
	—	50,000		46.37	8/17/2017	8/17/2027
							15,000	(5)	802.500
							17.000	(6)	909,500
							9,600	(7)	513,600
							20,000	(8)	1,070,000

Total	246,157	100,209	8,333				61,600		3,295,600

Jean Liu.	43,166	12,834		35.95	12/1/2014	12/1/2024
	20,416	14,584		39.15	8/25/2015	8/25/2025
	12,500	25,000		45.30	8/27/2016	8/27/2026
	—	—	8,333	34.20	3/20/2018	5/9/2026
	—	42,500		46.37	8/17/2017	8/17/2027
							14,000	(5)	749,000
							15,000	(6)	802,500
							17,000	(8)	909,500

Total	76,082	94,918	8,333				46,000		2,461,000

Eric L. Dobmeier	20,000	—		44.09	8/26/2014	3/31/2018
	20,000	—		45.30	8/27/2016	3/31/2018

Total	40,000	—

(1)	The number of shares or units that have not vested and the market value of shares or units that have not vested does not include the potential RSUs to be granted under the EV/TV LTIP, as the RSU award opportunities are denominated in dollars, and the payout, if any, earned will be made in RSUs based on the closing stock price of our common stock on the date of grant following the achievement of performance milestones. Please see the “Grants of Plan-Based Awards Table” above for more information regarding these awards.
(2)	All of the unexercisable options set forth in this column vest at a rate of 1/4th upon the one year anniversary of the vesting commencement date of such award, which vesting commencement date for each award is based on the date of hire of such person for their initial grant and thereafter on the grant date of such award. 1/36th of the remaining unvested shares vest on an equal monthly basis thereafter until the award is fully vested on the fourth anniversary of the vesting commencement date.
(3)	As of December 31, 2017, the options set forth in this column had not yet commenced vesting. The options commenced vesting on March 20, 2018, which was the date of the achievement of the Approval Milestone. These options will vest in four equal annual installments on the first four anniversaries of March 20, 2018.
(4)	The market value of the RSU awards is based on the closing stock price of $53.50 per share for our common stock as reported on the Nasdaq Global Select Market on December 29, 2017.
(5)	RSU awards vest in full on August 25, 2018.
(6)	RSU awards vest in full on August 27, 2019.

(7)	RSU awards vest in full on August 31, 2019.
(8)	RSU awards vest in full on August 17, 2020.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding exercises of stock options and vesting of RSU awards by our Named Executive Officers for the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clay B. Siegall, Ph.D.	187,926	9,006,278	60,000	2,832,000
Todd E. Simpson	N/A	N/A	17,000	802,400
Jonathan Drachman, M.D.	52,816	2,407,183	20,000	944,000
Vaughn B. Himes, Ph.D.	40,000	1,989,098	15,000	708,000
Jean I. Liu	N/A	N/A	22,400	1,331,680
Eric L. Dobmeier	182,803	4,226,502	18,000	849,600

(1)	The value realized on exercise is calculated based on the difference between the exercise price of each option exercised and the closing price of our common stock on the date of exercise multiplied by the number of shares underlying each option exercised, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.
(2)	The value realized on vesting is calculated based on the closing price of our common stock on the date of vest multiplied by the number of shares underlying each award vested.

CEO PAY RATIO

Under SEC regulations, we are required to calculate and disclose the total annual compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (“CEO Pay Ratio”). Set forth below is a description of the methodology, including material assumptions, adjustments and estimates, we used to identify the median employee for purposes of calculating the CEO Pay Ratio:

•	We identified the median employee using our employee population as of October 31, 2017. For this purpose, we identified all company employees on payroll and all individuals who would receive an IRS Form 1099 from the Company and who did not meet the following exclusion criteria: (i) receipt of annual payments from the Company that totaled less than twenty thousand dollars ($20,000.00); (ii) employment by another entity, such as employment as faculty of a university; (iii) 1099 recipient constituted a generally recognizable, bona fide service provider such as a law firm or accounting firm; and (iv) 1099 recipient employed more than two or more employees and has other bona fide clients.

•	In determining compensation for purposes of the median calculation, we used each employee’s annual base pay, target annual bonus and regular annual equity awards (at grant date fair value). For individuals receiving 1099s and not excluded based on the criteria above, the amount of compensation reflected in the individual’s Form 1099 was the annual compensation number utilized.

•	We annualized the base salary earned in 2017 by permanent employees (full-time and part-time) hired after January 1, 2017.

Using this approach, we selected the median of our employee population. Once the median employee was identified, we then calculated annual total compensation for this employee in accordance with the requirements of the Summary Compensation Table.

For 2017, the median of the annual total compensation of our employees (other than our CEO) was $162,443 and the annual total compensation of our CEO was $8,616,344. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees other than the CEO was 53:1.

The pay ratio above represents the Company’s reasonable estimate calculated in a manner consistent with the rule and applicable guidance. The rule and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, as the SEC explained when it adopted the rule, in considering the pay-ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.

Neither the Compensation Committee nor our management used our CEO Pay Ratio measure in making compensation decisions.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table reflects the potential payments and benefits to which the Named Executive Officers would be entitled under each individual’s employment agreement with Seattle Genetics and our ECHELON-1 LTIP, in the event of termination or change-in-control of the Company. The amounts shown in the table below assume that each termination or event was effective as of December 31, 2017 and that all eligibility requirements under the respective agreement were satisfied.

	Involuntary Termination (1)		Upon a Change in Control ($) (2)	Termination due to Death or Disability ($) (3)
Name and Principal Position	Before or more than 12 months after a Change in Control ($)	Within 12 months after a Change in Control ($)
Clay B. Siegall, Ph.D.
President and CEO
Base salary continuation	890,000	1,780,000	—	—
Lump sum bonus award payment	934,500	934,500	—	934,500
Cash portion of ECHELON-1 LTIP (4)	—	212,500	—	—
Health benefit continuation	15,550	31,100	—	—
Vacation payout	63,655	63,655	—	63,655
Stock award acceleration (5)	5,001,530	14,964,465	14,964,465	—

Total	6,905,235	17,986,220	14,964,465	998,155

Todd E. Simpson
Chief Financial Officer
Base salary continuation	493,600	493,600	—	—
Lump sum bonus award payment	264,076	264,076	—	264,076
Cash portion of ECHELON-1 LTIP (4)	—	60,000	—	—
Health benefit continuation	26,375	26,375	—	—
Vacation payout	47,222	47,222	—	47,222
Stock award acceleration (5)	1,357,533	4,282,911	—	—

Total	2,188,806	5,174,184	—	311,298

	Involuntary Termination (1)		Upon a Change in Control ($) (2)	Termination due to Death or Disability ($) (3)
Name and Principal Position	Before or more than 12 months after a Change in Control ($)	Within 12 months after a Change in Control ($)
Jonathan Drachman, M.D.
Chief Medical Officer
Base salary continuation	531,450	531,450	—	—
Lump sum bonus award payment	268,382	268,382	—	268,382
Cash Portion of ECHELON-1 LTIP (4)	—	60,000	—	—
Health benefit continuation	26,375	26,375	—	—
Vacation payout	19,113	19,113	—	19,113
Stock award acceleration (5)	1,636,848	5,524,156	—	—

Total	2,482,168	6,429,476	—	287,495

Vaughn B. Himes, Ph.D.
Chief Technical Officer
Base salary continuation	478,400	478,400	—	—
Lump sum bonus award payment	260,728	260,728	—	260,728
Cash portion of ECHELON-1 LTIP (4)	—	47,500	—	—
Health benefit continuation	26,375	26,375	—	—
Vacation payout	45,533	45,533	—	45,533
Stock award acceleration (5)	1,201,797	4,328,297	—	—

Total	2,012,833	5,186,833	—	306,261

Jean Liu
GC/EVP Legal Affairs
Base salary continuation	463,500	463,500	—	—
Lump sum bonus award payment	223,175	223,175	—	223,175
Cash portion of ECHELON-1 LTIP (4)	—	47,500	—	—
Health benefit continuation	26,375	26,375	—	—
Vacation payout	44,566	44,566	—	44,566
Stock award acceleration (5)	1,277,678	3,564,369	—	—

Total	2,035,294	4,369,485	—	267,741

Eric L. Dobmeier
Former Chief Operating Officer (6)
Base salary continuation	N/A	N/A	N/A	—
Lump sum bonus award payment	N/A	N/A	N/A	N/A
Cash portion of ECHELON-1 LTIP (4)	N/A	N/A	N/A	—
Health benefit continuation	N/A	N/A	N/A	—
Vacation payout	N/A	N/A	N/A	N/A
Stock award acceleration (5)	N/A	N/A	N/A	—

Total	N/A	N/A	N/A	N/A

(1)

Each employment agreement provides that in the case of involuntary termination occurring at any time prior to or 12 months after a change in control, such individual is entitled to receive either a lump-sum payment equal to 12 months of monthly base salary or payment of such amount in accordance with Seattle Genetics’ standard payroll schedule, at our discretion, a lump-sum payment equal to a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 12 months of accelerated vesting of outstanding equity awards (i.e., stock options and RSUs). In the case of involuntary termination occurring within 12 months after a change in control, each individual is entitled to receive 12 months of monthly base salary, a pro-rated portion of such individual’s annual bonus, 12 months of continued health benefits and 100% acceleration of vesting of outstanding equity awards, except that Dr. Siegall is entitled to 24 months of base salary and 24 months of continued health benefits in addition to the other benefits and Dr. Siegall’s outstanding stock awards vest in full upon a change in control. Such severance benefits are conditioned upon the individual’s resignation from all positions held by the individual and execution of a full release and waiver of claims. See the description of each Named Executive Officer’s employment agreement set forth below under the heading “—Employment Agreements.”
(2)	Upon a change in control, Dr. Siegall is entitled to 100% acceleration of vesting of outstanding equity awards. For a description of additional potential equity award acceleration under the 2007 Plan that is not included in this table, please see “—Other Termination Benefits.”
(3)	Upon termination due to death or disability, each employment agreement provides for payment of the portion of any annual bonus earned prior to the date of termination and any accrued but unused vacation.
(4)	This reflects the cash portion of the ECHELON-1 LTIP. We have not included the cash portion of the EV/TV LTIP as there is no acceleration upon change in control or termination.
(5)	The value of equity award vesting acceleration is based on the closing stock price of $53.50 per share for our common stock as reported on the Nasdaq Global Select Market on December 29, 2017 with respect to unvested RSUs and in-the-money unvested stock option shares (and in the case of unvested stock option shares, minus the exercise price of the unvested option shares). We have not included the potential RSUs to be granted under the EV/TV LTIP as those awards were not outstanding as of December 31, 2017 and the payout of those awards are not subject to acceleration upon change in control or termination.
(6)	Mr. Dobmeier resigned from the Company as of December 14, 2017. In connection with his resignation from the Company, Mr. Dobmeier received $52,964 as a payout of his accrued vacation time and $3,649 as a bonus to cover certain COBRA premiums and related tax gross-up.

Employment Agreements

In October 2001, Seattle Genetics entered into an employment agreement with Clay B. Siegall, our current President and Chief Executive Officer. In December 2008, Dr. Siegall’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), and in October 2016, Dr. Siegall’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Dr. Siegall (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Dr. Siegall’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $921,150 effective February 1, 2018, and may receive an annual bonus based upon performance criteria and financial and operational results of Seattle Genetics as determined by the Compensation Committee of the Board of Directors under our Executive Annual Bonus Plan. Dr. Siegall is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. In the event Dr. Siegall’s employment is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive his monthly base salary and benefits for an additional 12 months (or 24 months if he is constructively terminated or terminated by Seattle Genetics without cause within 12 months after a change in control of Seattle Genetics), payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, and to stock award vesting acceleration equal to an additional 12 months of vesting, as well as a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment. The employment agreement additionally provides that, in the event of a change in control, all of Dr. Siegall’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Dr. Siegall’s resignation from all positions held by Dr. Siegall and execution of a full release and waiver of claims. Dr. Siegall’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In October 2005, Seattle Genetics entered into an employment agreement with Todd E. Simpson, our current Chief Financial Officer. In December 2008, Mr. Simpson’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A, and in October 2016, Mr. Simpson’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Mr. Simpson (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Mr. Simpson’s amended and restated employment agreement provides that he receive an annual base salary, which is currently set at $510,900 effective February 1, 2018, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. Mr. Simpson is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. If Mr. Simpson’s employment is constructively terminated or terminated by Seattle Genetics without cause, Mr. Simpson will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Mr. Simpson is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Mr. Simpson is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Mr. Simpson’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Mr. Simpson’s resignation from all positions held by Mr. Simpson and execution of a full release and waiver of claims. Mr. Simpson’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In October 2010, Seattle Genetics entered into an employment agreement with Jonathan Drachman, our current Chief Medical Officer. In October 2016, Dr. Drachman’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Dr. Drachman (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Dr. Drachman’s employment agreement provides that he receive an annual base salary, which is currently set at $547,400 effective February 1, 2018, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. Dr. Drachman is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. If Dr. Drachman’s employment is constructively terminated or terminated by Seattle Genetics without cause, Dr. Drachman will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Dr. Drachman is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Dr. Drachman is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Dr. Drachman’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Dr. Drachman’s resignation from all positions held by Dr. Drachman and execution of a full release and waiver of claims. Dr. Drachman’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In April 2009, Seattle Genetics entered into an employment agreement with Vaughn Himes, our current Chief Technical Officer. In October 2016, Dr. Himes’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Dr. Himes (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Dr. Himes’s employment agreement provides that he receive an annual base salary, which is currently set at $507,500 effective February 1, 2018, and is eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. Dr. Himes is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. If Dr. Himes’s employment is constructively terminated or terminated by Seattle Genetics without cause, Dr. Himes will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Dr. Himes is constructively terminated or terminated by Seattle Genetics without cause, he will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Dr. Himes is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Dr. Himes’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Dr. Himes’s resignation from all positions held by Dr. Himes and execution of a full release and waiver of claims. Dr. Himes’s employment is for no specified length of time, and either he or Seattle Genetics has the right to terminate his employment at any time with or without cause.

In December 2014, Seattle Genetics entered into an employment agreement with Jean Liu, our current General Counsel and Executive Vice President of Legal Affairs. In October 2016, Ms. Liu’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Ms. Liu (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Ms. Liu’s employment agreement provides that she receive an annual base salary, which is currently set at $479,700 effective February 1, 2018, and is eligible to receive an annual bonus at a target percentage of her base salary as determined by the Compensation Committee. Ms. Liu is also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. If Ms. Liu’s employment is constructively terminated or terminated by Seattle Genetics without cause, Ms. Liu will be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of her annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Ms. Liu is constructively terminated or terminated by Seattle Genetics without cause, she will be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provides that in the event Ms. Liu is involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Ms. Liu’s stock awards will become fully vested and, in the case of stock options, exercisable. Such severance benefits are conditioned upon Dr. Himes’s resignation from all positions held by Ms. Liu and execution of a full release and waiver of claims. Ms. Liu’s employment is for no specified length of time, and either she or Seattle Genetics has the right to terminate her employment at any time with or without cause.

In September 2006, Seattle Genetics entered into an employment agreement with Eric L. Dobmeier, our former Chief Operating Officer. In December 2008, Mr. Dobmeier’s employment agreement was amended and restated to clarify certain existing provisions in light of final regulations issued under Section 409A, and in October 2016, Mr. Dobmeier’s employment agreement was amended to provide that the accelerated vesting benefits provided for under the agreement apply to all equity awards held by Mr. Dobmeier (unless specifically provided otherwise in the applicable equity award agreement) instead of only to stock options and restricted stock awards. Mr. Dobmeier’s amended and restated employment agreement provided that he receive an annual base salary, which was set at $476,981 effective February 1, 2017, and was eligible to receive an annual bonus at a target percentage of his base salary as determined by the Compensation Committee. Mr. Dobmeier was also eligible to receive additional grants of stock options or other equity awards from time to time in the future as determined by the Compensation Committee of the Board of Directors. The employment agreement additionally provided if Mr. Dobmeier’s employment was constructively terminated or terminated by Seattle Genetics without cause, Mr. Dobmeier would be entitled to 12 months of base salary, payable in either a lump-sum payment or in accordance with Seattle Genetics’ standard payroll schedule, at Seattle Genetics’ discretion, a pro-rated portion of his annual bonus earned up to the date of termination payable in a lump-sum payment, and health benefits continuation. Additionally, in the event Mr. Dobmeier was constructively terminated or terminated by Seattle Genetics without cause, he would be entitled to receive stock award vesting acceleration equal to 12 months of vesting. The employment agreement additionally provided that in the event Mr. Dobmeier was involuntarily terminated within 12 months after a change in control of Seattle Genetics, all of Mr. Dobmeier’s stock awards would become fully vested and, in the case of stock options, exercisable. Such severance benefits were conditioned upon Mr. Dobmeier’s resignation from all positions held by Mr. Dobmeier and execution of a full release and waiver of claims. Mr. Dobmeier resigned from Seattle Genetics effective December 14, 2017 and no severance payments were made to him pursuant to his employment agreement.

Other Benefits on Termination or Change in Control

We do not provide any “gross-ups” or other payments based on taxes attributable to any of the severance payments and benefits described above.

Upon a termination of employment due to death or disability, each employment agreement also provides for payment of the portion of any annual bonus earned prior to the date of termination and any accrued but unused vacation. In addition, the 2007 Plan provides that all outstanding options to purchase shares of our common stock that are vested and exercisable as of the date of the executive officer’s death or, in the event of the executive officer’s death within 30 days following the termination of service or his or her disability, may be exercised for six months following his or her death or, in the event of termination of service due to the executive officer’s disability, one year following the termination date but in no event after the expiration date of such option.

Other Termination Benefits

Other than as set forth in each Named Executive Officer’s employment agreement and except as otherwise provided by applicable law, the Named Executive Officers are generally not entitled to any additional benefits upon a termination or change in control of Seattle Genetics. However, under the 2007 Plan and our Amended and Restated 1998 Stock Option Plan (the “1998 Plan”), in the event of a change in control of Seattle Genetics, (i) if the successor corporation does not assume or substitute equivalent awards for all outstanding equity awards granted pursuant to the 2007 Plan or the 1998 Plan, then as of the date of completion of the acquisition or merger, the vesting of such equity awards shall be accelerated in full; and (ii) if outstanding equity awards are assumed or equivalent awards are substituted by the successor corporation and if at the time of, immediately prior to or within twelve months after the effective time of the change of control, an equity awardee’s service as an employee or consultant is terminated without cause or due to constructive termination, then the vesting of such substituted equity award shall be accelerated in full. The value of such stock option acceleration in full for each Named Executive Officer, assuming such termination or event was effective as of December 31, 2017, is set forth in the Potential Payments Upon Termination or Change-In-Control table above under the column “Involuntary Termination—Within 12 months after a Change in Control.”

Under the 2007 Plan, if a Named Executive Officer’s service with us is terminated as a result of death or disability, the period of time in which options may be exercised following termination is extended as described in more detail under the heading “Employment Agreements and Arrangements—Stock Awards.” The terms of the 1998 Plan are substantially similar to the 2007 Plan with respect to the extension of the post-termination exercise period in the case of a termination due to death or disability.

Under the ECHELON-1 LTIP, the payment of the cash awards payable to a Named Executive Officer and the vesting of the stock options held by a Named Executive Officer are subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within 12 months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the cash award or stock option. The value of such cash award and stock option acceleration in full for each Named Executive Officer, assuming such termination or event was effective as of December 31, 2017, is set forth in the Potential Payments Upon Termination or Change-In-Control table above.

Under the EV/TV LTIP, the vesting of any RSU awards held by a Named Executive Officer is subject to full acceleration in the event of a termination of service (without cause or due to constructive termination) immediately prior to or within 12 months after, a change of control of the Company, or in the event an acquirer in a change of control of the Company fails to assume the awards. The value of such RSU award acceleration is not included in the Potential Payments Upon Termination or Change-In-Control table above, as those awards were not outstanding as of December 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for the review, oversight and approval of any transaction with an executive officer, director, principal stockholder or any of such persons’ immediate family members or affiliates in which the amount involved exceeds $120,000 or is otherwise required to be disclosed by Seattle Genetics under applicable rules and regulations of the SEC. The Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to Seattle Genetics, the terms of the transaction, and the availability of other sources for comparable services or products.

Certain Transactions With or Involving Related Persons

Participation in Public Offering and Registration of Shares. Entities affiliated with one of our directors, Felix Baker, and which together are our largest stockholders (the “Baker Entities”) purchased an aggregate of 3,846,153 of the shares of common stock offered in our public offering we completed in February 2018 at the public offering price of $52.00 per share, for an aggregate purchase price of approximately $200 million. In addition, in September 2015, we entered into a registration rights agreement with the Baker Entities. Under the registration rights agreement, we agreed that, if at any time and from time to time, the Baker Entities demand that we register their shares of our common stock for resale under the Securities Act, we would be obligated to effect such registration. Our registration obligations under this registration rights agreement cover all shares now held or hereafter acquired by the Baker Entities, will continue in effect for up to ten years, and include our obligation to facilitate certain underwritten public offerings of our common stock by the Baker Entities in the future. Under the terms of the registration rights agreement, we are obligated to pay all expenses incurred by us in effecting any registration pursuant to the registration rights agreement as well as up to $50,000 of reasonable legal expenses of one special counsel for Baker Entities per underwritten public offering effected pursuant to the registration rights agreement. On October 12, 2016, pursuant to the registration rights agreement, we registered for resale, from time to time, up to 44,059,594 shares of our common stock held by the Baker Entities. The Audit Committee, in exercise of its review and oversight responsibilities, approved both the entry into the registration rights agreement with the Baker Entities and the participation of related parties in our public offering.

Indemnification Agreements. Seattle Genetics has entered into indemnification agreements with its directors and certain officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. Seattle Genetics also intends to enter into these agreements with our future directors and certain future officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plans: our Amended and Restated 2007 Equity Incentive Plan, our Amended and Restated 1998 Stock Option Plan, our 2000 Directors’ Stock Option Plan and our Amended and Restated 2000 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted average exercise price of outstanding options and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
Amended and Restated 2007 Equity Incentive Plan (1)	13,584,626	34.55	3,260,964	(2)
Amended and Restated 1998 Stock Option Plan	—	—		(3)
2000 Directors’ Stock Option Plan	116,881	11.33		(4)
Amended and Restated 2000 Employee Stock Purchase Plan	—	—	588,388	(5)
Equity compensation plans not approved by stockholders:	—	—	—

Total	13,701,507		3,849,352

(1)	The number of securities to be issued upon exercise of outstanding options and rights (column (a)) includes shares subject to RSU awards granted under the 2007 Plan, which RSU awards do not carry an exercise price. Accordingly, the weighted average exercise price of outstanding options and rights (column (b)) excludes the grant of RSU awards.
(2)	As of December 31, 2017, 3,260,964 shares remained available for future issuance under our 2007 Plan. As of March 12, 2018, 3,259,676 shares remained available for purchase under our 2007 Plan.
(3)	The Amended and Restated 1998 Stock Option Plan expired on December 23, 2007.
(4)	The 2000 Directors’ Stock Option Plan expired on March 7, 2011.
(5)	As of December 31, 2017, 588,388 shares remained available for future issuance under our ESPP. As of March 12, 2018, 482,654 shares remained available for purchase in the current purchase period under our Amended and Restated 2000 Employee Stock Purchase Plan.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. These statements are only predictions. All forward-looking statements included in this Proxy Statement are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements, except as required by law. Any or all of our forward-looking statements in this document may turn out to be incorrect. Actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Notice and, if applicable, a separate copy of the annual report and other proxy materials, you may request a separate copy by contacting the bank, broker or other holder of record, by contacting our Investor Relations Department at (425) 527-4000 or by sending a written request to: Jean I. Liu, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive SE, Bothell, Washington 98021. The voting instructions sent to a street name stockholder should provide information on how to request (1) householding of future Seattle Genetics proxy materials, including Notices, or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact Seattle Genetics as described above.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, or with respect to any adjournment or postponement thereof, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

It is important that your shares are represented at the Annual Meeting. We urge you to vote your shares via the Internet, over the telephone or, if you received a paper proxy card or voting instruction form by mail, by marking, dating and signing the proxy card or voting instruction form and mailing it promptly in the return envelope provided.

By Order of the Board of Directors,

Jean I. Liu

Corporate Secretary

Bothell, Washington

April 4, 2018

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Jean I. Liu, Corporate Secretary, Seattle Genetics, 21823 – 30th Drive SE, Bothell, Washington 98021.

APPENDIX A

SEATTLE GENETICS, INC.

AMENDED AND RESTATED

2007 EQUITY INCENTIVE PLAN

(amended and restated by the Board August 5, 2009)

(amended and restated by the Board March 11, 2010)

(approved by the Company’s stockholders May 21, 2010)

(amended and restated by the Board February 16, 2012)

(approved by the Company’s stockholders May 18, 2012)

(amended and restated by the Board February 28, 2014)

(approved by the Company’s stockholders May 16, 2014)

(amended and restated by the Board March 4, 2016)

(approved by the Company’s stockholders May 20, 2016)

(amended and restated by the Board March 14, 2018)

(approved by the Company’s stockholders May 18, 2018)

1. General.

(a) Purpose of the Plan. The purpose of this Plan is to encourage ownership in Seattle Genetics, Inc., a Delaware corporation (the “Company”), by key personnel whose long-term employment or other service relationship with the Company is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.

(b) Section 162(m) Transition Relief. Notwithstanding anything in the Plan to the contrary, any provision in the Plan that refers to “performance-based compensation” under Section 162(m) of the Code will only apply to any Award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act (the “TCJA”) for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date, as determined by the Administrator, in its sole discretion, in accordance with the TCJA and any applicable guidance, rulings or regulations issued by the U.S. Department of the Treasury, the Internal Revenue Service or any other governmental authority.

2. Definitions.

As used herein, the following definitions shall apply:

(a) “Administrator” means the Board, any Committees or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b) “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c) “Applicable Laws” means the requirements relating to the administration of stock option and stock award plans under U.S. federal and state laws, the Code, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(d) “Award” means a Stock Award or Option granted in accordance with the terms of the Plan.

(e) “Awardee” means an Employee, Consultant or Director of the Company or any Affiliate who has been granted an Award under the Plan.

(f) “Award Agreement” means a Stock Award Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms and conditions as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means (i) an action or omission of Awardee which constitutes a willful and intentional material breach of any written agreement or covenant with the Company, including without limitation, Awardee’s theft or other misappropriation of the Company’s proprietary information; (ii) Awardee’s commitment of fraud, embezzlement, misappropriation of funds or breach of trust in connection with Awardee’s employment; or (iii) Awardee’s conviction of any crime which involves dishonesty or a breach of trust, or gross negligence in connection with the performance of the Awardee’s duties. The determination as to whether an Awardee is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Awardee. The foregoing definition does not in any way limit the Company’s ability to terminate an Awardee’s employment or consulting relationship at any time as provided in Section 16 below, and the term “Company” will be interpreted to include any Affiliate or successor thereto, if appropriate.

(i) “Change in Control” means any of the following, unless the Administrator provides otherwise:

i. an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company);

ii. a sale of all or substantially all of the assets of the Company, so long as in either i. or ii. above, the Company’s stockholders of record immediately prior to such transaction will, immediately after such transaction, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity; or

iii. any other event specified by the Board or a Committee, regardless of whether at the time an Award is granted or thereafter; provided, however, that no Change in Control (or any analogous term) shall be deemed to occur upon announcement or commencement of a tender offer or upon a “potential” takeover or upon shareholder approval of a merger or other transaction, in each case without a requirement that the Change in Control actually occur.

(j) “Code” means the United States Internal Revenue Code of 1986, as amended.

(k) “Committee” means the compensation committee of the Board or a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Seattle Genetics, Inc., a Delaware corporation, or its successor.

(n) “Constructive Termination” means (A) there is a material reduction or change in job duties, responsibilities and requirements inconsistent with Awardee’s position with the Company and prior duties, responsibilities and requirements, provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the change in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; or (B) there is a reduction in Awardee’s then-current base salary by at least twenty percent (20%), provided that an across-the-board reduction in the salary level of all other employees by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction; or (C) Awardee refuses to relocate to a facility or location more than fifty (50) miles from the Company’s current location.

(o) “Consultant” means any person engaged by the Company or any Affiliate to render services to such entity as an advisor or consultant.

(p) “Conversion Award” has the meaning set forth in Section 4(b)(xiii) of the Plan.

(q) “Director” means a member of the Board.

(r) “Disability” means any physical or mental disability for which an Awardee becomes eligible to receive long-term disability benefits under the Company’s or an Affiliate’s, as applicable, long-term disability plan or policy.

(s) “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Inside Director. Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (iv) any change in the Awardee’s status from an Employee to a Consultant or Director, and (v) at the request of the Company or an Affiliate an Employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” of a Share on any given date means, unless otherwise required by Applicable Law, the fair market value of such Share as determined in good faith by the Administrator either through application of any reasonable valuation method or, in the absence of any method established under law, in practice or otherwise to be reasonable, then pursuant to the Administrator’s good faith conclusion that its valuation determination is reasonable; provided that, to the extent possible, such value shall be determined with reference to the closing price of the Company’s Common Stock as quoted on the applicable date on Nasdaq or the exchange or market with the greatest volume of trading in the Common Stock as of the applicable date, or if the Shares were not trading on such date, then the closing bid on the applicable date. The Administrator may make a good faith determination that it is reasonable to use one valuation method with respect one type of transaction arising under the Plan and a different valuation method with respect to another type of Plan transaction, provided that in each case the Administrator concludes that application of the particular method results in the most accurate measure of fair market value with respect thereto.

(v) “Grant Date” means, for all purposes, the date on which the Administrator makes the determination granting an Award, or such other date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Awardee’s employment relationship with the Company.

(w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Inside Director” means a Director who is an Employee.

(y) “Nasdaq” means the Nasdaq Global Market or its successor.

(z) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Option (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(cc) “Outside Director” means a Director who is not an Employee.

(dd) “Participant” means the Awardee or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(ee) “Plan” means this Seattle Genetics, Inc. Amended and Restated 2007 Equity Incentive Plan.

(ff) “Qualifying Performance Criteria” shall have the meaning set forth in Section 12(b) of the Plan.

(gg) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(hh) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(ii) “Stock Appreciation Right” means a right to receive cash and/or shares of Common Stock based on a change in the Fair Market Value of a specific number of shares of Common Stock between the Grant Date and the exercise date granted under Section 11.

(jj) “Stock Award” means an award or issuance of Shares, Stock Units, Stock Appreciation Rights or other similar awards made under Section 11 of the Plan, the grant, issuance, retention, vesting, settlement and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(kk) “Stock Unit” means a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share (or a fraction or multiple of such value), payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(ll) “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(mm) “Termination of Employment” shall mean ceasing to be an Employee, Consultant or Director, as determined in the sole discretion of the Administrator. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

3. Stock Subject to the Plan.

(a) Aggregate Limits. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be sold or issued pursuant to Awards granted under the Plan is 33,000,000 Shares.

Shares subject to Awards granted under the Plan that are cancelled, expire or are forfeited (including without limitation, any such Shares having been issued under the Award to the Participant) shall be available for re-grant under the Plan. If an Awardee pays the exercise or purchase price of an Award granted under the Plan through the tender of Shares, the number of Shares so tendered shall become available for re-issuance thereafter under the Plan. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

(b) Code Section 162(m) Share Limits. Subject to the provisions of Section 13 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 1,000,000. Notwithstanding anything to the contrary in the Plan, the limitation set forth in this Section 3(b) shall be subject to adjustment under Section 13(a) of the Plan only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m).

(c) Incentive Stock Option Limit. Subject to the provisions of Sections 3(a) and 13 of the Plan, the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options is 66,000,000 Shares.

4. Administration of the Plan.

(a) Procedure.

i. Multiple Administrative Bodies. The Plan shall be administered by the Board, a Committee and/or their delegates.

ii. Section 162. To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, Awards to “covered employees” within the meaning of Section 162(m) of the Code or Employees that the Committee determines may be “covered employees” in the future shall be made by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

iii. Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

iv. Other Administration. The Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code or (C) any other executive officer.

v. Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

vi. Nasdaq. The Plan will be administered in a manner that complies with any applicable Nasdaq or stock exchange listing requirements.

(b) Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i. to select the Employees, Consultants and Directors of the Company or its Affiliates to whom Awards are to be granted hereunder;

ii. to determine the number of shares of Common Stock or amount of cash to be covered by each Award granted hereunder;

iii. to determine the type of Award to be granted to the selected Employees, Consultants and Directors;

iv. to approve forms of Award Agreements for use under the Plan;

v. to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price (if applicable), the time or times when an Award may be exercised (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

vi. to determine whether and under what circumstances an Option may be settled in cash under Section 8(h) instead of Common Stock;

vii. to correct administrative errors;

viii. to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

ix. to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practice;

x. to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

xi. to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 14 of the Plan and except as set forth in that Section, may not impair any outstanding Award unless agreed to in writing by the Participant; provided further, however, that notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may amend any outstanding Award or the Plan, or may suspend or terminate the Plan, without the affected Participant’s consent, (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code or (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code;

xii. to allow Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xiii. to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger, acquisition or other transaction. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity; provided, however, that with respect to the conversion of stock appreciation rights in the acquired entity, the Conversion Awards shall be Nonstatutory Stock Options. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiv. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xv. to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy or under any other Company policy relating to Company stock and stock ownership and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xvi. to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

xvii. to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c) Effect of Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants and on all other persons. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5. Eligibility.

Awards may be granted to Employees, Consultants and Directors of the Company or any of its Affiliates; provided that Incentive Stock Options may be granted only to Employees of the Company or of a Subsidiary of the Company.

6. Term of Plan.

The Plan originally became effective on December 23, 2007. It shall continue in effect for a term of ten (10) years from the latest date that the stockholders of the Company approve any amendment to add shares to the Plan, unless terminated earlier under Section 14 of the Plan.

7. Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary shall have a term of no more than five (5) years from the Grant Date.

8. Options.

The Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the Awardee or within the control of others.

(a) Option Agreement. Each Option Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option, (v) such terms and conditions on the vesting and/or exercisability of an Option as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option or the Shares issued upon exercise of the Option and forfeiture provisions on either and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator; provided, however, that (x) each Option must have a minimum vesting period of one (1) year from the earlier of the Grant Date or the vesting commencement date, if any, and (y) notwithstanding the foregoing, in the event of an Awardee’s Termination of Employment as a result of the Awardee’s death or Disability, the vesting and exercisability of all outstanding Options granted to the Awardee (where such vesting and exercisability is based on the Awardee’s continued service with the Company or any Affiliate and the passage of time) shall accelerate such that such Options shall become vested and exercisable as to an additional twelve (12) months, effective as of the date of such Termination of Employment.

(b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i. In the case of an Incentive Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date; provided however, that in the case of an Incentive Stock Option granted to an Employee who on the Grant Date owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date.

ii. In the case of a Nonstatutory Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date.

iii. Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion.

(c) No Option Repricings. Other than in connection with a change in the Company’s capitalization (as described in Section 13(a) of the Plan), the exercise or strike price of an Option or Stock Appreciation Right may not be reduced without stockholder approval. Additionally, the Administrator will not have the authority to cancel any outstanding Option or Stock Appreciation Right that has an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve months prior to such an event.

(d) Vesting Period and Exercise Dates. Subject to Section 8(a), Options granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option.

(e) Form of Consideration. The Participant may pay the exercise price of an Option using any of the following forms of consideration, unless the Administrator determines not to permit such form of consideration at any time including at the time of exercise:

i. cash;

ii. check or wire transfer (denominated in U.S. Dollars);

iii. subject to the Company’s discretion to refuse for any reason and at any time to accept such consideration and subject to any conditions or limitations established by the Administrator, other Shares held by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv. consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

v. cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price; provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued; and also provided that Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) Shares are withheld to pay the exercise price pursuant to a “net exercise,” and (B) the remaining number of whole Shares are delivered to the Participant as a result of such exercise;

vi. such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vii. any combination of the foregoing methods of payment.

(f) Effect of Termination on Options

i. Generally. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment other than as a result of circumstances described in Sections 8(f)(ii) and (iii) below, any outstanding Option granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment; provided, however, that the Administrator may in the Option Agreement specify a period of time (but not beyond the expiration date of the Option) following Termination of Employment during which the Awardee may exercise the Option as to Shares that were vested and exercisable as of the date of Termination of Employment. To the extent such a period following Termination of Employment is specified, the Option shall automatically terminate at the end of such period to the extent the Awardee has not exercised it within such period; provided, however, that (A) if during any part of such period, the Option is not exercisable because the issuance of the Shares would violate the registration requirements under the Securities Act, the Option shall not expire until the Option shall have been exercisable for an aggregate of such period after the date of Termination of Employment (but in no event may the Option be exercised more than one year after the date of Termination of Employment), and (B) if during any part of such period, the Shares issued upon exercise of the Option may not be sold because the Awardee has material nonpublic information regarding the Company or is otherwise subject to a trading blackout period under the Company’s Insider Trading Policy, the Option shall not expire until the Awardee shall have had an aggregate of such period after the date of Termination of Employment during which the Awardee can sell the Shares without being subject to such restrictions arising under insider trading laws or Company policy (but in no event may the Option be exercised more than one year after the date of Termination of Employment).

ii. Disability of Awardee. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment as a result of the Awardee’s Disability, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee’s Termination of Employment may be exercised by the Awardee until (A) twelve (12) months following the Awardee’s Termination of Employment as a result of the Awardee’s Disability or (B) the expiration of the term of such Option. If the Participant does not exercise such Option within the time specified, the Option (to the extent not exercised) shall automatically terminate.

iii. Death of Awardee. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment as a result of the Awardee’s death or in the event of the death of an Awardee within thirty (30) days following an Awardee’s Termination of Employment, all outstanding Options granted to such Awardee that were vested and exercisable as of the date of the Awardee’s death may be exercised until the earlier of (A) twelve (12) months following the Awardee’s death or (B) the expiration of the term of such Option. If an Option is held by the Awardee when he or she dies, such Option may be exercised, to the extent the Option is vested and exercisable, by the beneficiary designated by the Awardee (as provided in Section 15 of the Plan), the executor or administrator of the Awardee’s estate or, if none, by the person(s) entitled to exercise the Option under the Awardee’s will or the laws of descent or distribution; provided that the Company need not accept exercise of an Option by such beneficiary, executor or administrator unless the Company has satisfactory evidence of such person’s authority to act as such. If the Option is not so exercised within the time specified, such Option (to the extent not exercised) shall automatically terminate.

iv. Termination for Cause. The Administrator has the authority to cause all outstanding Options held by an Awardee to terminate immediately in their entirety upon first notification to the Awardee of the Awardee’s Termination of Employment for Cause. If an Awardee’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Awardee shall be terminated for Cause, the Administrator has the authority to cause all the Awardee’s rights under all outstanding Options to be suspended during the investigation period in which event the Awardee shall have no right to exercise any outstanding Options.

v. Other Terminations of Employment. The Administrator may provide in the applicable Option Agreement for different treatment of Options upon Termination of Employment of the Awardee than that specified above.

vi. Extension of Exercise Period. The Administrator shall have full power and authority to extend the period of time for which an Option is to remain exercisable following an Awardee’s Termination of Employment from the periods set forth in Sections 8(f)(ii) and (iii) above or in the Option Agreement to such greater time as the Board shall deem appropriate, provided that in no event shall such Option be exercisable later than the date of expiration of the term of such Option as set forth in the Option Agreement.

(g) Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any leave that is not a leave required to be provided to the Awardee under Applicable Law. In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon an Awardee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Awardee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(h) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Awardee at the time that such offer is made.

9. Incentive Stock Option Limitations/Terms.

(a) Eligibility. Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c) Transferability. An Incentive Stock Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, may only be exercised by the Awardee. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option. The designation of a beneficiary by an Awardee will not constitute a transfer.

(d) Exercise Price. The per Share exercise price of an Incentive Stock Option shall be determined by the Administrator in accordance with Section 8(b)(i) of the Plan.

(e) Other Terms. Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10. Exercise of Option.

(a) Procedure for Exercise.

i. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Option Agreement.

ii. An Option shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) payment of all applicable withholding taxes.

iii. An Option may not be exercised for a fraction of a Share.

(b) Rights as a Stockholder. The Company shall issue (or cause to be issued) such Shares as administratively practicable after the Option is exercised. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.

11. Stock Awards.

(a) Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria (including Qualifying Performance Criteria), if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting, settlement and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator; provided, however, that (x) each Stock Award must have a minimum vesting period of one (1) year from the earlier of the Grant Date or the vesting commencement date, if any, and (y) notwithstanding the foregoing, in the event of an Awardee’s Termination of Employment as a result of the Awardee’s death or Disability, the vesting (and exercisability, if applicable) of all outstanding Stock Awards granted to the Awardee (where such vesting and exercisability is based on the Awardee’s continued service with the Company or any Affiliate and the passage of time) shall accelerate such that such Stock Awards shall become vested (and exercisable, if applicable) as to an additional twelve (12) months, effective as of the date of such Termination of Employment.

(b) Restrictions and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of each Stock Award or the Shares subject thereto may be subject to such performance criteria (including

Qualifying Performance Criteria) and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee. Unless otherwise permitted in compliance with the requirements of Code Section 162(m) with respect to an Award intended to comply as “performance-based compensation” thereunder, the Committee shall establish the Qualifying Performance Criteria applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable performance period, or (b) the date on which 25% of the performance period has elapsed, and in any event at a time when the achievement of the applicable Qualifying Performance Criteria remains substantially uncertain.

(c) Forfeiture. Unless otherwise provided for by the Administrator, upon the Awardee’s Termination of Employment, the Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Participant purchased or earned any Shares, the Company shall have a right to repurchase the unvested Shares at such price and on such terms and conditions as the Administrator determines.

(d) Rights as a Stockholder. Unless otherwise provided by the Administrator in the Award Agreement, the Participant shall have the rights equivalent to those of a stockholder and shall be a stockholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. Unless otherwise provided by the Administrator, a Participant holding Stock Units shall not be entitled to receive dividend payments or any credit therefore as if he or she was an actual stockholder.

(e) Stock Appreciation Rights.

i. General. Stock Appreciation Rights may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. The Board may grant Stock Appreciation Rights to eligible Participants subject to terms and conditions not inconsistent with this Plan and determined by the Board. The specific terms and conditions applicable to the Participant shall be provided for in the Stock Award Agreement. Stock Appreciation Rights shall be exercisable, in whole or in part, at such times as the Board shall specify in the Stock Award Agreement.

ii. Exercise of Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, in whole or in part, the Participant shall be entitled to a payment in an amount equal to the excess of the Fair Market Value on the date of exercise of a fixed number of Shares covered by the exercised portion of the Stock Appreciation Right, over the Fair Market Value on the Grant Date of the Shares covered by the exercised portion of the Stock Appreciation Right (or such other amount calculated with respect to Shares subject to the Award as the Board may determine). The amount due to the Participant upon the exercise of a Stock Appreciation Right shall be paid in such form of consideration as determined by the Board and may be in cash, Shares or a combination thereof, over the period or periods specified in the Stock Award Agreement. A Stock Award Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of a Stock Appreciation Right, on an aggregate basis or as to any Participant. A Stock Appreciation Right shall be considered exercised when the Company receives written notice of exercise in accordance with the terms of the Stock Award Agreement from the person entitled to exercise the Stock Appreciation Right.

iii. Nonassignability of Stock Appreciation Rights. Except as determined by the Administrator, no Stock Appreciation Right shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.

12. Other Provisions Applicable to Awards.

(a) Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. Subject to Section 9(c), the Administrator may in its discretion make an Award transferable to an Awardee’s family member or any other person or entity as it deems appropriate. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income, in aggregate or per share; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) growth in stockholder value relative to the moving average of a peer group index; (xix) strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan); (xx) improvement in workforce diversity; (xxi) growth of revenue, operating income or net income; (xxii) approval by the U.S. Food and Drug Administration or other regulatory body of a product candidate; and (xxiii) any other similar criteria. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs and/or other nonrecurring charges; and (E) any gains or losses that are “unusual” in nature or occur “infrequently” under generally accepted accounting principles or discontinued operations in the Company’s financial statements.

(c) Certification. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(d) Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(e) Compliance with Section 409A. Notwithstanding anything to the contrary contained herein, to the extent that the Administrator determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”). Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement provides otherwise, with specific reference to this sentence), to the extent that a Participant holding an Award that constitutes “deferred compensation” under Section 409A and the Guidance is a “specified employee” (also as defined thereunder), no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A and the Guidance) or, if earlier, the date of the Participant’s death.

(f) Deferral of Award Benefits. The Administrator may in its discretion and upon such terms and conditions as it determines appropriate permit one or more Participants whom it selects to (a) defer compensation payable pursuant to the terms of an Award, or (b) defer compensation arising outside the terms of this Plan pursuant to a program that provides for deferred payment in satisfaction of such other compensation amounts through the issuance of one or more Awards. Any such deferral arrangement shall be evidenced by an Award Agreement in such form as the Administrator shall from time to time establish, and no such deferral arrangement shall be a valid and binding obligation unless evidenced by a fully executed Award Agreement, the form of which the Administrator has approved, including through the Administrator’s establishing a written program (the “Program”) under this Plan to govern the form of Award Agreements participating in such Program. Any such Award Agreement or Program shall specify the treatment of dividends or dividend equivalent rights (if any) that apply to Awards governed thereby, and shall further provide that any elections governing payment of amounts pursuant to such Program shall be in writing, shall be delivered to the Company or its agent in a form and manner that complies with Code Section 409A and the Guidance, and shall specify the amount to be distributed in settlement of the deferral arrangement, as well as the time and form of such distribution in a manner that complies with Code Section 409A and the Guidance.

13. Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares covered by each outstanding Award, (ii) the exercise or purchase (including repurchase) price per Share subject to each such outstanding Award and (iii) each of the Share limitations set forth in Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of the Common Stock, or any other similar increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent an Award has not been previously exercised or the Shares subject thereto issued to the Awardee and unless otherwise determined by the Administrator, an Award will terminate immediately prior to the consummation of the transaction. In addition, the Administrator may provide that any Company repurchase option or forfeiture applicable to any Shares purchased upon exercise of an Option or covered by a Stock Award shall lapse as to all such Shares, provided the proposed liquidation or dissolution takes place at the time and in the matter contemplated.

(c) Change in Control. In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment (including to the number and type of Shares and exercise or purchase price applicable) to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Stock Awards and/or (iii) provide for termination of Awards as a result of the Change in Control on such terms and conditions as it deems appropriate, including providing for the cancellation of Awards for a cash or other payment to the Participant.

For purposes of this Section 13(c), an Award shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Change in Control, as the case may be, each holder of an Award would be entitled to receive upon exercise of the Award the same number and kind of shares of stock or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (after giving effect to any adjustments in the number of Shares covered by the Award as provided for in Section 13(a)); provided that if such consideration received in the transaction is not solely common stock of the successor corporation, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Award to be solely common stock of the successor corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

In the event of a Change in Control, and if an Awardee’s Awards are not assumed by the successor corporation or its parent or subsidiary and such successor does not substitute equivalent options or awards for those outstanding under the Plan and the Awardee has not experienced a Termination of Employment without Cause as of, or has experienced a Termination of Employment without Cause immediately prior to, the effective time of the Change in Control, then such Awards shall become fully vested and exercisable and/or payable as applicable, and all forfeiture or repurchase restrictions on such Awards shall lapse immediately prior to the effective time of the Change in Control. Upon, or in anticipation of, such Change in Control, the Administrator may cause any and all Awards outstanding under the Plan to terminate at a specific time in the future and shall give each Awardee the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. The Administrator shall have sole discretion to determine whether an Award has been assumed by the successor corporation or its parent or subsidiary or whether such successor has substituted equivalent awards for those outstanding under the Plan in connection with a Change in Control subject to the preceding paragraph.

In the event of a Change in Control, if outstanding Awards are assumed or equivalent awards are substituted by the successor corporation or a parent or subsidiary of such successor corporation, and if at the time of, immediately prior to or within twelve (12) months after, the effective time of such Change in Control, an Awardee experiences a Termination of Employment without Cause or as a result of a Constructive Termination, then, as of the date of Awardee’s Termination of Employment, the vesting and exercisability of any assumed Option, or any option substituted for an Option by the successor corporation or a parent or subsidiary of such successor corporation, held by Awardee at the time of termination, and the lapse of any forfeiture or repurchase restrictions with respect to any assumed Stock Award, or any stock award substituted for a Stock Award by the successor corporation or a parent or subsidiary of such successor corporation, held by Awardee at the time of termination, shall be accelerated in full.

14. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. To the extent required to comply with Section 162(m), the Company shall seek re-approval of the Plan from time to time by the stockholders. In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:

i. increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 13 of the Plan;

ii. reduce the minimum exercise prices at which Options may be granted under the Plan (as set forth in Section 8(b));

iii. result in a repricing of Options or Stock Appreciation Rights; or

iv. change the class of persons eligible to receive Awards under the Plan.

(b) Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company; provided further that the Administrator may amend an outstanding Award in order to conform it to the Administrator’s intent (in its sole discretion) that such Award not be subject to Code Section 409A(a)(1). Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The value of Awards granted pursuant to the Plan will not be included as compensation, earnings, salaries or other similar terms used when calculating an Awardee’s benefits under any employee benefit plan sponsored by the Company or any Subsidiary except as such plan otherwise expressly provides.

15. Designation of Beneficiary.

(a) An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan. To the extent that Awardee has completed a designation of beneficiary while employed with the Company, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b) Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee, Consultant or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

17. Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Option or Stock Award unless the exercise of such Option or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

18. Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

20. Governing Law; Interpretation of Plan and Awards.

(a) This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

(b) In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d) The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e) All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

(f) Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected from amongst those members of the Board who are neither Administrators nor Employees. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Washington. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

21. Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a) The Non-Issuance of Shares. The non-issuance or sale of Shares (including under Section 17 above) as to which the Company has been unable, or the Administrator deems it infeasible, to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b) Tax Consequences. Any tax consequence realized by any Participant, Employee, Awardee or other person due to the receipt, vesting, exercise or settlement of any Option or other Award granted hereunder or due to the transfer of any Shares issued hereunder. The Participant is responsible for, and by accepting an

Award under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Participant in connection with an Award, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Participant. In particular, Awards issued under the Plan may be characterized by the Internal Revenue Service (the “IRS”) as “deferred compensation” under the Code resulting in additional taxes, including in some cases interest and penalties. In the event the IRS determines that an Award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an Award, the Participant will be responsible for the additional taxes, and interest and penalties, if any, that are determined to apply if such challenge succeeds, and the Company will not reimburse the Participant for the amount of any additional taxes, penalties or interest that result.

(c) Forfeiture. The requirement that Participant forfeit an Award, or the benefits received or to be received under an Award, pursuant to any Applicable Law.

22. Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 17, 2018.
Vote by Internet
• Go to www.envisionreports.com/SGEN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM                                                                                  PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2, 3 and 4.
+

1. Election of Directors:	01 - Clay B. Siegall	02 - Felix Baker	03 - Nancy A. Simonian

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐	3.	To approve the amendment and restatement of the Seattle Genetics, Inc. Amended and Restated 2007 Equity and Incentive Plan to, among other changes, increase the aggregate number of shares of common stock authorized for issuance thereunder by 6,000,000.	☐	☐	☐
4.	Advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                    02T37A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SEATTLE GENETICS, INC.

Notice of 2018 Annual Meeting of Stockholders – May 18, 2018

This Proxy is Solicited by the Board of Directors of Seattle Genetics, Inc.

The undersigned hereby appoints Clay B. Siegall and Jean I. Liu, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided below, all the shares of Seattle Genetics, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Annual Meeting of Stockholders of Seattle Genetics, Inc. (the “Meeting”) to be held on Friday, May 18, 2018 at 11:00 a.m. local time at the principal offices of Seattle Genetics, Inc. located at 21823 – 30th Drive S.E., Bothell, Washington 98021 and or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL NO. 1, “FOR” PROPOSAL NOS. 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. IN THEIR DISCRETION, THE PROXIES OF THE UNDERSIGNED ARE AUTHORIZED TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)